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Contents

Filed Pursuant 424(b)(5)
Registration No. 333-239560

The information in this preliminary prospectus supplement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 14, 2020

Preliminary Prospectus Supplement to Prospectus dated June 30, 2020

5,000,000 American Depositary Shares

HeadHunter Group PLC

American Depositary Shares Representing
5,000,000 Ordinary Shares

$            per ADS

        ELQ Investors VIII Limited, a subsidiary of The Goldman Sachs Group, Inc. (the "Selling Shareholder") is selling 5,000,000 of our American Depositary Shares ("ADSs") in this offering. Each ADS will represent one ordinary share. We will not receive any proceeds from the sale of ADSs by the Selling Shareholder. The public offering price is $ per ADS.

        The underwriters may also exercise their option to purchase up to 750,000 additional ADSs from the Selling Shareholder at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

        Our ADSs are listed on The Nasdaq Global Select Market ("Nasdaq") under the symbol "HHR." On July 13, 2020, the last reported share sale price of our ADSs on Nasdaq was $21.24.

        We are a "controlled company" under the corporate governance rules of Nasdaq. See "Prospectus Supplement Summary—Status as a 'Controlled Company."

        We are both an "emerging growth company" and a "foreign private issuer" under applicable U.S. Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements. See "Prospectus Supplement Summary—Implications of Being an 'Emerging Growth Company" and a "Foreign Private Issuer."

        Investing in our ADSs involves risks. See "Risk Factors" beginning on page S-29 of this prospectus supplement and the risk factors contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses to the Selling Shareholder	$	$

(1)
We refer you to "Underwriting (Conflicts of Interest)" for additional information regarding underwriting compensation.

        The underwriters expect to deliver the ADSs to purchasers on or about               , 2020 through the book-entry facilities of The Depository Trust Company.

Goldman Sachs & Co. LLC	Morgan Stanley	Credit Suisse	VTB Capital

Prospectus supplement dated                                    , 2020

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus form part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission ("SEC") using a shelf registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ADSs and certain other matters relating to us, our business and prospects. The second part, the accompanying prospectus, contains a description of our ordinary shares and our ADSs and certain other information.

        The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in documents that we file or have filed with the SEC. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference filed before the date of this prospectus supplement, the information in this prospectus supplement will supersede such information.

        For investors outside the United States: Neither we, the Selling Shareholder nor the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ADSs and the distribution of this prospectus supplement or the accompanying prospectus outside the United States.

        We are responsible for the information contained or incorporated by reference in this prospectus supplement. Neither we nor the Selling Shareholder have authorized anyone to provide you with different information, and neither we nor the Selling Shareholder take responsibility for any other information others may give you. We, the Selling Shareholder, and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated herein or therein by reference is accurate as of any date other than its date regardless of the time of delivery of this prospectus supplement or of any sale of the ADSs.

        Except where the context otherwise requires or where otherwise indicated, the terms "Zemenik Trading Limited," "HeadHunter," the "Company," "Group," "we," "us," "our," "our company" and "our business" refer to HeadHunter Group PLC, together with its consolidated subsidiaries as a consolidated entity.

        We are incorporated in Cyprus, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a "foreign private issuer." As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        All references in this prospectus to "rubles," "RUB" or " " refer to Russian rubles, the terms "dollar," "USD" or "$" refer to U.S. dollars and the terms "€" or "euro" refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended.

S-ii

 PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        We report under International Financial Reporting Standards ("IFRS") as adopted by the International Accounting Standards Board (the "IASB"). None of our financial statements were prepared in accordance with generally accepted accounting principles in the United States. We present our consolidated financial statements in rubles.

        On February 24, 2016, Zemenik Trading Limited, which we converted into HeadHunter Group PLC prior to our initial public offering on May 8, 2019 (our "IPO"), acquired all of the outstanding equity interests of Headhunter FSU Limited (the "Acquisition") from Mail.Ru Group Limited (LSE: MAIL) ("Mail.Ru").

        In March 2017, we divested the business through which we historically conducted operations in Estonia, Latvia and Lithuania, CV Keskus. In April 2018, we divested the business through which we historically conducted operations in Ukraine, HeadHunter LLC (Ukraine). Unless otherwise specified, our operational metrics presented in this prospectus supplement, including the number of curriculum vitae ("CVs") in our CV database and the number of job postings on our platform, exclude information from CV Keskus and HeadHunter LLC (Ukraine).

        Percentages and certain other figures in this prospectus supplement may not recalculate exactly due to rounding. This is because percentages and/or figures contained herein are calculated based on actual numbers and not the rounded numbers presented.

Use of Non-IFRS Financial Measures

        Certain parts of this prospectus supplement contain non-IFRS financial measures, including, among others, EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin and Adjusted Net Income Margin. We define:

  •
  EBITDA as net income or net loss plus: (1) income tax expense; (2) net interest (income) or expense; and (3) depreciation and amortization.

  •
  Adjusted EBITDA as net income (loss) plus: (1) income tax expense; (2) net interest expense/(income); (3) depreciation and amortization; (4) transaction costs related to business combinations; (5) (gain)/loss on the disposal of subsidiary; (6) transaction costs related to disposal of subsidiary; (7) expenses related to equity-settled awards, including related social taxes; (8) IPO-related costs and other financing and transactional costs; (9) insurance expenses related to the IPO; (10) (income) from the depositary; (11) one-off litigation settlement and related legal costs; (12) share of (profit)/loss of equity-accounted investees; and (13) non-cash expense related to the non-current assets impairment.

  •
  Adjusted Net Income as net income (loss) plus: (1) transaction costs related to business combinations; (2) (gain)/loss on the disposal of subsidiary; (3) transaction costs related to the disposal of subsidiary; (4) expenses related to equity-settled awards, including related social taxes; (5) IPO-related costs and other financing and transactional costs; (6) insurance expenses related to IPO; (7) (income) from the depositary; (8) one-off litigation settlement and related legal costs; (9) share of (profit)/loss of equity-accounted investees; (10) amortization of intangible assets recognized upon the acquisition by HeadHunter Group PLC of the outstanding equity interests of HeadHunter FSU Limited from Mail.Ru Group Limited; (11) the tax effect of the adjustment described in (10); (12) (gain)/loss related to the remeasurement and expiration of a tax indemnification asset; and (13) non-cash expense related to the non-current assets impairment.

  •
  EBITDA Margin as EBITDA divided by revenue.

  •
  Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

S-iii

  •
  Adjusted Net Income Margin as Adjusted Net Income divided by revenue.

        EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin and Adjusted Net Income Margin are used by our management to monitor the underlying performance of the business and its operations. EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin and Adjusted Net Income Margin are used by different companies for differing purposes and are often calculated in ways that reflect the circumstances of those companies. You should exercise caution in comparing EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin and Adjusted Net Income Margin as reported by us to EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin and Adjusted Net Income Margin as reported by other companies. EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted

        EBITDA Margin and Adjusted Net Income Margin are unaudited and have not been prepared in accordance with IFRS or any other generally accepted accounting principles. EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin and Adjusted Net Income Margin are not measurements of performance under IFRS or any other generally accepted accounting principles, and you should not consider EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin or Adjusted Net Income Margin as alternatives to net income, operating profit or other financial measures determined in accordance with IFRS or other generally accepted accounting principles. EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin and Adjusted Net Income Margin have limitations as analytical tools, and you should not consider them in isolation. Some of these limitations are:

  •
  EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin and Adjusted Net Income Margin do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments,

  •
  EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin and Adjusted Net Income Margin do not reflect changes in, or cash requirements for, our working capital needs, and

  •
  the fact that other companies in our industry may calculate EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin and Adjusted Net Income Margin differently than we do, which limits their usefulness as comparative measures.

        Accordingly, prospective investors should not place undue reliance on EBITDA, Adjusted EBITDA, Adjusted Net Income, EBITDA Margin, Adjusted EBITDA Margin and Adjusted Net Income Margin or the other non-IFRS financial measures contained in this prospectus supplement.

S-iv

MARKET AND INDUSTRY DATA

        We obtained the industry, market and competitive position data used or incorporated by reference in this prospectus supplement from our own internal estimates and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties.

        We believe that it is important that we maintain as broad a view on industry developments as possible. We have retained consultants to prepare general industry and market studies for us, including individual analyses of the online recruitment markets in the markets in which we operate, including the report called "Online Recruitment Landscape in Russia" by J'Son & Partners, and such information is included in this prospectus in reliance on J'Son & Partners' authority as an expert in such matters. See "Experts." In addition, we have obtained certain industry and market data from the report called "Brand Awareness Study" by Socis MR Rus.

        To assist us in formulating our business plan and in anticipation of our IPO and this offering, we retained J'Son & Partners in 2017, 2018 and 2020 to provide an independent view of the online recruitment landscape in Russia, including an overview of recent macroeconomic and labor market dynamics, the evolution of the recruitment market over time and analysis of its underlying trends and potential growth factors, an assessment of the current competitive landscape and other relevant topics. In connection with the preparation of the J'Son & Partners' report, we furnished to J'Son & Partners certain historical information about our company and some data available on the competitive environment. J'Son & Partners, in conjunction with third-party experts with extensive experience in the Russian recruitment business, conducted research in preparation of the report, including a study of market reports prepared by other parties and a study of a broad range of secondary sources including other market reports, association and trade press publications, other databases and other sources. We use the data contained in J'Son & Partners' report to assist us in describing the nature of our industry and our position in it.

        Due to the evolving nature of our industry and competitors, we believe that it is difficult for any market participant, including us, to provide precise data on the market or our industry. However, we believe that the market and industry data we present in this prospectus supplement provide accurate estimates of the market and our place in it. Industry publications and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as other forward-looking statements in this prospectus supplement.

S-v

TRADEMARKS, SERVICE MARKS AND TRADENAMES

        We have proprietary rights to trademarks used or incorporated by reference in this prospectus supplement that are important to our business, many of which are registered under applicable intellectual property laws.

        Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus supplement contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus supplement are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies' trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our ADSs. You should carefully read the entire prospectus supplement, the accompanying prospectus and the financial data and related notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our ADSs.

 Overview

        We are the leading online recruitment platform in Russia and the Commonwealth of Independent States ("CIS") and focus on connecting job seekers with employers. We offer potential employers and recruiters paid access to our extensive CV database and job postings platform. We also provide job seekers and employers with a value added services ("VAS") portfolio centered around their recruitment needs.

        Our user base consists primarily of job seekers who use our products and services to discover new career opportunities. The majority of the services we provide to job seekers are free. Our customer base consists primarily of businesses using our CV database and job posting service to fill vacancies inside their organizations.

        The quality and quantity of CVs in our database attract an increasing number of customers, which leads to more job seekers turning to us as their primary recruitment and related services provider, creating a powerful network effect that has allowed us to continuously solidify our market leadership and increase the gap between us and our competitors.

Recent Developments

Impact of COVID-19 Pandemic

        The World Health Organization declared the novel coronavirus ("COVID-19") a global pandemic on March 11, 2020. Governmental authorities around the world have implemented measures to reduce the spread of COVID-19, including shutdowns and "shelter-in-place" orders suggested or mandated by governmental authorities or otherwise elected by companies as a preventive measure. These measures have adversely affected workforces, our customers, economies and financial markets, and the pandemic has had a significant impact of the economies in all of our markets.

        On March 25, 2020, the Russian government introduced a number of recommendations and restrictions, including declaring a "period of non-working days," which limited business activity from March 30, 2020 to April 3, 2020 and were subsequently extended to May 11, 2020, as well as other restrictions on the movement of citizens and a limitation on most commercial activities. For example, in the Moscow area, authorities recommended that employees work from home from mid-March and introduced further restrictions, including ordering retail and other businesses to temporarily close. These restrictions differed in scope across various regions of the Russian Federation and were also subject to continuous updating, resulting in the frequent strengthening and relaxation of such restrictions in different regions. In mid-June 2020, a gradual lifting of these restrictions in Russia commenced, including in Moscow.

        Although some businesses continued to work from home or in a limited capacity during the "period of non-working days," the COVID-19 pandemic caused significant disruption to the Russian economy and created significant uncertainty as to how the economy would recover from the pandemic. As a result, the COVID-19 pandemic has caused a significant decrease in business activities, including recruitment and hiring processes, as many companies put their hiring plans on hold, decreased the number of new hires they planned to make and/or laid off employees. Accordingly, the number of job postings advertised on our platform, the number of candidates browsing through our job postings database and our revenue has decreased since mid-March 2020.

        From the second half of April through June 2020, we saw a steady recovery on our platform as the Russian government began to gradually lift the restrictive measures. As of June 26, 2020, nearly all of our key operating measures have reached their pre-pandemic levels, specifically:

  •
  Web-traffic, measured as daily average number of users on our platform according to LiveInternet, grew by approximately 4% year-on-year;

  •
  Inflow of new CVs to our platform demonstrated approximately 17% growth year-on-year, according to our internal data;

  •
  Number of mobile application downloads (both, iOS and Android) increased by approximately 5% year-on-year; and

  •
  Daily number of postings was similar to the previous year, according to our internal data.

1)
Metrics shown only include business days and exclude weekends and public holidays.

2)
Week of June 22 to 26, 2020 compared to the week of May 25 to 29, 2020, adjusted for number of business days.

3)
Week of June 22 to 26, 2020 compared to the week of June 24 to 28, 2019, adjusted for number of business days.

4)
Source: LiveInternet

5)
Source: AppMetrica

        The Russian government introduced supportive measures intended to help to sustain household income levels and prevent further layoffs. These measures were aimed to support companies operating in industries that were severely impacted by the pandemic and in particular, their recruitment activity. We did not benefit from any of the supportive measures introduced by the Russian government.

        To date, we have not experienced any material disruptions to our regular operations as a result of the COVID-19 pandemic. In compliance with governmental recommendations, we transitioned all of our employees to work from home and remained fully operational during the pandemic.

        Financially, we have a strong balance sheet, and our subscription-based business model is highly cash generative, with an Adjusted EBITDA margin of 50.5% in 2019. Pre-paid deferred revenue as of December 31, 2019 was 2.4 billion, and we have low capex requirements. All of these factors allow us to maintain our cash position and preserve financial flexibility even in the case of a protracted economic downturn. However, given the uncertainty regarding the COVID-19 pandemic, we began implementing prudent operational control measures, including putting all non-essential hiring on hold, substantially reducing all non-essential and discretionary operating costs, optimizing marketing budgets and limiting non-essential capital expenditures, including office renovations. We have also engaged in discussions with various banks to refinance our debt, including extending the maturity, increasing the size and amending the covenants of the facility, in order to provide more capital allocation options available to us in the future. None of these actions are expected to impact business continuity, nor our ability to execute our long-term strategy. However, these measures are undertaken out of caution and to support our strategic objectives and will allow us to address potential temporary challenges that could arise as a result of the COVID-19 pandemic both in Russia and worldwide.

        We also previously announced the deferral of payment of our interim dividend. In order to ensure our stability, due to uncertainty of the impact of the COVID-19 pandemic, in April 2020, we announced the deferral of the payment of the interim dividend of $0.50 per share for the year ended December 31, 2019 (see Notes 16(d) included in the unaudited condensed consolidated interim financial information included elsewhere in this prospectus supplement). Both the amount of the dividend as well as the dividend record date of March 27, 2020 will remain unchanged. We will continue to monitor the impact of the COVID-19 pandemic on our business to determine when to resume our dividend payments. Since we believe there is a greater confidence in our near-term outlook compared to April 2020, our board of directors is planning to discuss the timing of the deferred dividend payment by the end of August 2020.

        Due to uncertainties that will be dictated by the length of time that the COVID-19 pandemic and related disruptions continue, there can be no assurances that our business will not continue to be adversely impacted going forward.

Preliminary Financial Results

        Set forth below are preliminary estimates of certain unaudited financial information for the three months ended June 30, 2020 and actual unaudited financial results for the comparative period ended June 30, 2019. We have provided ranges, rather than specific amounts, for the preliminary estimates primarily because our financial closing and review procedures for the three months ended June 30, 2020 are not yet complete. The estimated ranges are preliminary and have not been audited or reviewed and are inherently uncertain as a result of a number of factors. The estimated ranges remain subject to changes as we complete our financial closing and review procedures for the three months ended June 30, 2020 and the results may differ.

        The preliminary estimates set forth below have been prepared by, and are the responsibility of, our management. Although we currently expect that our final results will be consistent with the preliminary estimates set forth below, we caution you that the actual results may differ materially from those described herein. In addition, the estimated financial information for the three months ended June 30, 2020 is not a guarantee of future performance or outcomes.

        You should read this information together with Item 5. "Operating and Financial Review and Prospects" section of our Annual Report on Form 20-F for the year ended December 31, 2019 incorporated by reference in this prospectus supplement and the accompanying prospectus and with

"Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement. Factors that could cause actual results to differ from those described above are set forth in the risk factors discussed below and those contained in the section entitled "Risk Factors" contained herein and in our Annual Report on Form 20-F for the year ended December 31, 2019 incorporated by reference herein. For additional information, please see "Incorporation of Certain Information by Reference."

	Three Months Ended June 30,
	2019	2020 (estimated and unaudited)
(in millions of RUB)		Low	High
Revenue	1,902	1,483	1,532
Net income	275	64	261
Adjusted EBITDA(1)	989	599	686
Adjusted Net Income(1)	591	308	434

(1)
Adjusted EBITDA and Adjusted Net Income are not measures of performance under IFRS or any other generally accepted accounting principles. See "Presentation of Financial and Other Information—Use of Non-IFRS Financial Measures" and the reconciliation to the most directly comparable IFRS measure, net income, provided below.

        For the three months ended June 30, 2020, we estimate our revenue to be in the range of 1,483 million to 1,532 million, as compared to 1,902 million for the three months ended June 30, 2019. The estimated decrease in our revenue compared to the same period during 2019 is primarily the result of the reduced level of customer activity (including the number of job postings advertised on our platform and the number of candidates browsing through our job postings database) during the COVID-19 pandemic.

        For the three months ended June 30, 2020, we estimate our net income to be in the range of 64 million to 261 million, as compared to 275 million for the three months ended June 30, 2019. The estimated decrease is primarily the result of the decrease in our revenue due to the COVID-19 pandemic.

        For the three months ended June 30, 2020, our Adjusted EBITDA is expected to be between 599 million to 686 million, as compared to 989 million for the three months ended June 30, 2019. The estimated decrease in Adjusted EBITDA compared to the same period of 2019 is primarily driven by the decrease in our revenue due to the COVID-19 pandemic.

        The following table provides a preliminary reconciliation of Adjusted EBITDA to the most directly comparable IFRS financial performance measure, which is net income:

	Three Months Ended June 30,
		2020 (estimated and unaudited)
	2019
		Low	High
(in millions of RUB)
Net income	275	64	261
Add the effect of:
Income tax expense	175	106	67
Net interest expense	137	84	84
Depreciation and amortization	169	189	189
EBITDA	756	443	601
Add to the effect of:
Equity-settled awards, including related social taxes(1)	68	59	45
IPO-related costs(2)	142	—	—
Insurance cover related to IPO(3)	23	17	17
Income from the depositary(4)	(5)	(10)	(10)
Share of loss of equity-accounted investees(5)	5	18	8
Impairment charge(6)	—	73	25
Adjusted EBITDA	989	599	686

*
Items in this table may not sum up due to rounding.

(1)
Represents non-cash expenses related to equity-settled awards issued in accordance with the Management Incentive Agreement, and equity settled share based awards issued to board members and related social taxes, which are payable as a result of us becoming Russian tax resident in June 2019.

(2)
In connection with our IPO, we incurred expenses related to legal, accounting and other professional fees that are not indicative of our ongoing expenses.

(3)
Subsequent to and in connection with our IPO, we purchased a one-year insurance policy for $2.7 million, of which we allocated $2.4 million to the cover related to our IPO, which we believe does not relate to our ordinary course of business, and $250 thousand to directors' and officers' insurance in the ordinary course of business, based on the estimate of our insurance provider. The cost of this insurance policy is expensed over the policy term on a pro-rata time basis and thus recurs in the reporting periods during its term. We may renew the policy, including the IPO-related cover, for an additional year or more.

(4)
In connection with our IPO, we have signed the Deposit Agreement, in accordance with which we shall receive income from our depositary over the five-year period from the date of the IPO, provided that we meet certain covenants as specified in the Deposit Agreement. We believe that this income does not relate to our ordinary course of business.

(5)
On May 6, 2019, we acquired a 25.01% equity-accounted investee, LLC Skilaz. We believe that share of profit or loss in equity-accounted investees is not indicative of our core operating performance.

(6)
Represents non-cash expense related to the non-current assets impairment.

        Other adjustments included in the calculation of Adjusted EBITDA were zero for the periods presented. The following table provides a preliminary reconciliation of Adjusted Net Income to the most directly comparable IFRS financial performance measure, which is net income:

	Three Months Ended June 30,
		2020 (estimated and unaudited)
	2019
		Low	High
(in millions of RUB)
Net income	275	64	261
Add the effect of:
Equity-settled awards and related social taxes(1)	68	59	45
IPO-related costs(2)	142	—	—
Insurance cover related to IPO(3)	23	17	17
Income from the depositary(4)	(5)	(10)	(10)
Share of loss of equity-accounted investees(5)	5	18	8
Amortization of intangible assets recognized upon the Acquisition(6)	104	108	108
Tax effect of adjustments(7)	(21)	(21)	(21)
Impairment charge(8)	—	73	25
Adjusted Net Income	591	308	434

*
Items in this table may not sum up due to rounding.

(1)
Represents non-cash expenses related to equity-settled awards issued in accordance with the Management Incentive Agreement, and equity settled share based awards issued to board members and related social taxes, which are payable as a result of us becoming Russian tax resident in June 2019.

(2)
In connection with our IPO, we incurred expenses related to legal, accounting and other professional fees that are not indicative of our ongoing expenses.

(3)
Subsequent to and in connection with our IPO, we purchased a one-year insurance policy for $2.7 million, of which we allocated $2.4 million to the cover related to our IPO, which we believe does not relate to our ordinary course of business, and $250 thousand to directors' and officers' insurance in the ordinary course of business, based on the estimate of our insurance provider. The cost of this insurance policy is expensed over the policy term on a pro-rata time basis and thus recurs in the reporting periods during its term. We may renew the policy, including the IPO-related cover, for an additional year or more.

(4)
In connection with our IPO, we have signed the Deposit Agreement, in accordance with which we shall receive income from our depositary over the five-year period from the date of the IPO, provided that we meet certain covenants as specified in the Deposit Agreement. We believe that this income does not relate to our ordinary course of business.

(5)
On May 6, 2019, we acquired a 25.01% equity-accounted investee, LLC "Skilaz". We believe that share of profit or loss in equity-accounted investees is not indicative of our core operating performance.

(6)
As a result of the Acquisition, we recognized the following intangible assets: (i) trademark and domain names in the amount of

1,634,306 thousand, (ii) non-contractual customer relationships in the amount of

2,064,035 thousand and (iii) CV database in the amount of

618,601 thousand, which have a useful life of 10 years, 5-10 years and 10 years, respectively.

(7)
Calculated by applying the statutory Russian tax rate of 20% to amortization of the assets recognized upon the Acquisition.

(8)
Represents non-cash expense related to the non-current assets impairment.

Our Strengths

        We are the leading online recruitment platform in Russia and CIS focused on providing comprehensive talent acquisition services. We operate in a high growth market, as HR services globally are undergoing continuous digitalization and the Russian market remains significantly underpenetrated in terms of the share of online recruitment spend relative to GDP. We believe the following competitive strengths have contributed to our success.

Number one online recruitment platform in Russia with a leading position in other CIS countries

        We are the leading online recruitment platform in Russia, focusing on facilitating the recruitment process and connecting millions of job seekers with hundreds of thousands of employers annually. We are also the leading player in Kazakhstan and Belarus and are among the top three players in Azerbaijan, Kyrgyzstan and Uzbekistan, which makes us a leader in online recruitment in the CIS region.

        We have more visible CVs in our database and more job postings on our platform than any of our direct competitors. We are also among the most visited online recruitment websites in our markets, with 21.9 million unique monthly visitors ("UMVs") coming to our website on average during the year ended December 31, 2019, which is nearly three times more than our closest peer, according to LiveInternet. We enjoy strong user traffic dynamics and are the fifth most visited job and employment website based on this metric globally, according to the latest data available from SimilarWeb as of May 1, 2020.

Powerful network effect reinforcing our market leading position

        Our extensive, high quality CV database (the owners of 20.2 million CVs, or 74% of our total visible CV database, excluding CVs acquired from Job.ru, have either applied at least once for a job posting or edited a CV in the last two years as of December 31, 2019), large database of job postings relevant to job seekers and significant user traffic create a strong network effect as employers and job seekers tend to use job classifieds resources that offer the widest range of options and the highest efficiency. This creates a cycle that has reinforced our market leadership position and increased the gap between us and our competitors, as demonstrated by the following key performance metrics:

  •
  Job postings:  The number of job postings on our website grew at a compound annual growth rate ("CAGR") of 22% from 2017 to 2019.

  •
  CVs:  The number of visible CVs in our database increased at a CAGR of 28% from 2017 to 2019.

  •
  User traffic:  The number of UMVs to our website increased at a CAGR of 11% from 2017 to 2019, while the gap with our nearest competitor based on this metric increased by 4.5 million UMVs, or 41%, according to LiveInternet. This gap has increased by approximately 13 times since 2010, as demonstrated by the chart below.

        We believe that our strong leadership position is highly defensible, and that it is becoming increasingly difficult for our competitors to overcome this competitive moat, as demonstrated by our consistent revenue growth linked to the growth of our key operating metrics presented above.

Most recognized brand and nationwide technology-empowered sales function creating strong customer relationships

        We believe that our brand and our sales function are distinct competitive advantages as we expand our product offering and enter new market segments. As one of the first online recruitment platforms in Russia (operating since 2000), we have established "HeadHunter" as a strong brand with top-of-mind brand awareness of 55% according to Socis MR Rus as of September 30, 2019, which differentiates us from our competitors. Our nearest competitor had top-of-mind brand awareness of 20%, and other market participants had top-of-mind brand awareness in the single digits, according to Socis MR Rus as of September 30, 2019. We are not only the leader in the white collar segment with a top-of-mind brand awareness of 64%, which traditionally is our strongest market, but we are also the leader in the blue collar segment with a top-of-mind brand awareness of 42%, according to Socis MR Rus as of September 30, 2019. We were ranked first among career-focused websites in Russia by SimilarWeb based on user traffic as of May 1, 2020. According to our internal data, as of December 2019, 93% of our traffic was free, which demonstrates strong user affinity for our brand and the high organic liquidity of our platform. Direct traffic, which is comprised of organic, type-in and email distributions traffic, accounted for 59% of our traffic. We intend to further increase the popularity of our brand and user loyalty through the efficient use of TV and online advertising in our markets and by focusing on the high quality of our user experience and customer service.

        Our sales function consists of a sales force with an established and extensive presence across Russia and the CIS, a well-developed customer support function and a fully integrated customer relationship management ("CRM") platform, incorporating predictive analytics tools.

        As of December 31, 2019, our sales force consisted of 199 sales professionals, which makes it, we believe, one of the largest and most experienced sales forces in our markets and has helped us to become the online recruiting platform of choice for Russian employers. We have also created strong relationships with the corporate HR departments of some of our key accounts, or customers that are organizations that, according to the Spark-Interfax database, have an annual revenue of 2 or more billion or a headcount of 250 or more employees and are not recruiting agencies ("Key Accounts"). These strong relationships date back more than 10 years, positioning us to successfully cross sell and upsell our existing and developing services. Our sales team is efficiently organized and strategically placed in Moscow, St. Petersburg and other regional offices, and is further specialized by industry and customer type. We have 86 professionals, for example, who are dedicated to selling services to Small and Medium Accounts and 113 professionals covering Key Accounts, each with specialized expertise and training. This structure allows us to provide truly local, individualized, high quality service to our customers.

        Our CRM system serves as a powerful tool for our sales function. It is linked to our main platform and, combined with predictive analytics tools, provides real time analysis of customer activity on our website and suggests relevant actions to our sales force.

Robust business model generating diversified and growing revenue streams from a loyal customer base

        Our business model is built around four key pillars of monetization: subscription-based access to our CV database, job posting fees, bundled subscriptions and VAS. Our diversified revenue stream, including highly predictable, recurring subscription-based fees (for CV database access and bundled subscriptions) that accounted for 51.2% of our total revenue in the year ended December 31, 2019, allowed us to increase our revenue at a CAGR of 28.3% from 2017 to 2019 (including the revenue of HeadHunter LLC (Ukraine)) and achieve year over year growth at a rate of 27.7% from 2018 to 2019 (excluding the revenue of HeadHunter LLC (Ukraine), which we disposed of in April 2018), resulting in total revenue of 7,789 million in the year ended December 31, 2019.

        We believe that our business model provides a substantial degree of protection from the volatility of economic cycles. Our customers are spread across many sectors of the Russian economy, diversifying our exposure and protecting our revenue from downturns and unfavorable developments in any single sector.

        Our business model and customer-oriented approach allow us to maintain high rates of customer retention. Given the relatively low cost of our services, underpinned by the relatively low elasticity of demand for our services, we believe there is still significant room for increased monetization.

Superior profitability and cash flow generation profile

        Capitalizing on our leading market position and the strong network effect, our scalable, asset-light, capital-efficient operating model allows us to expand our service offering and geographical footprint in our existing markets and increase our revenue from a growing customer base without significant investments, while maintaining negative working capital as we receive payments from customers for a number of our services in advance. Our net working capital as of December 31, 2017, 2018 and 2019 and March 31, 2020 was (1,956) million, (2,623) million, (2,994) million and (3,130) million, respectively. This is reflected in our attractive profitability and cash conversion profile, both in the Russian and in the global context. Our Adjusted EBITDA Margin in the years ended December 31, 2017, 2018 and 2019 and the three months ended March 31, 2020 was 47.7%, 46.7%, 50.5% and 52.5%, respectively, and we believe that, considering the high operating leverage of our business and inspired by the example of the leading international players in their respective markets, we have significant further upside in margins as we further grow our market share and revenue base.

Strong technology foundation and scalable infrastructure to support future growth

        We have developed a sophisticated technology platform, focused on scalability and security, which allows us to create additional value, to improve monetization of our products and maintain our competitive edge.

        Extensively employing machine learning algorithms and artificial intelligence at all key stages of interaction with job seekers and customers.    AI lies at the core of our platform, moderating 100% of incoming CVs (with approximately 70% of all CVs ultimately approved for publication by AI and our heuristic system in the year ended December 31, 2019), and we use machine learning algorithms to rank CVs in our database and match candidates with the relevant vacancies. As a result, we save on costs associated with CV moderation while improving conversion throughout the job seeker's funnel, thereby increasing the value of core services to our customers and laying a solid base for monetization enhancement.

        Best mobile solution for job seekers and customers.    We believe we are the leading human resources ("HR") mobile platform in Russia, with the majority of our traffic currently coming from mobile users. With both customers and job seekers increasingly demanding on-the-go and on-demand access to recruiting and HR services, we consider our mobile platform to be a strategic pillar of our business. As we continuously enhance the user experience on our mobile apps, in 2019, we updated our first time user session experience and created simpler, more intuitive interactions on our apps in order to optimize user engagement and encourage more conversions. We are developing a sequenced "call-to-action" approach powered by AI in our mobile apps, which drives users through a funnel to the desired action. As of December 31, 2019, our mobile app was ranked among the top business-related applications in iOS and Android appstore generated lists in Russia, and since launch in 2012, our mobile applications have been downloaded 22.2 million times cumulatively as of December 31, 2019. The total number of cumulative downloads since launch for the year ended December 31, 2019 increased by 44.8% compared to the year ended December 31, 2018.

        Scalable and robust proprietary platform.    Our IT infrastructure was built to be highly agile and scalable enabling us to expand our product portfolio while significantly growing our user base. The scalability of our technology platform allows us to handle large volumes of traffic without significant incremental capital investment. In addition, we tend to avoid using third-party proprietary IT tools to prevent vendor lock, and instead we seek to utilize well known and proven open source tools.

        Continuously improving technology Key Performance Indicators ("KPIs").    We work to the highest technology standards and aim to constantly improve our platform. The number of technical bugs per release decreased by 11.3% in the year ended December 31, 2019 compared to the year ended December 31, 2017. Business continuity for our customers is paramount to us, and we have demonstrated an average uptime rate of 99.92%, 99.92% and 99.94% in the years ended December 31, 2017, 2018 and 2019, respectively. We create different types of user interfaces for different users and simplify user interface forms depending on the context, which we believe improves conversion rates and increases monetization.

        Data protection and security.    We take protection of job seekers' personal data and customers' corporate data extremely seriously. All data between our servers and customers' browsers is transmitted over secure protocols. We use monitoring and protection services to limit potential hacking attacks. Our application and database servers are located on an internal network that is isolated from the internet and is additionally protected by a dual firewall. We perform regular penetration testing under multiple scenarios. Roskomnadzor inspects our compliance with applicable personal data processing laws, and we fully comply with all such requirements.

Strong and experienced management team supported by a highly competent board of directors and reputable shareholders

        Our experienced management team has a proven track record of delivering on our focused and ambitious strategy as evidenced by our operating and financial results. Since 2010, our management has successfully grown the traffic gap between us and our key competitors, guided us through periods of macroeconomic uncertainty, defended our market positions against aggressive new market entrants and positioned us as the undisputed market leader in Russia and the CIS. We believe that our management team has a proven ability to identify key market opportunities, as demonstrated by our success in introducing AI and machine learning into HR processes, capturing the mobile trend and moving our services further into HR funnels, and has positioned us to capitalize on global HR trends as they gain relevance in our market.

        We believe that the skills, industry knowledge and operating expertise of our senior executives, combined with the support of our board of directors, provide us with a distinct competitive advantage as we continue to grow.

Our Growth Strategy

        Consistent with the examples of the leading online classified businesses in both developed and emerging markets with certain "winner takes all" characteristics, we aim to continue growing faster than the Russian online recruitment market, thereby increasing our market share while maintaining profitability. To achieve our goals, we have designed our strategy around the following pillars:

Continue to broaden candidate reach

        We plan to continue strengthening our candidate sourcing capabilities by enhancing our coverage of the overall employable population of Russia and the CIS regions. In addition to our traditional white collar and Moscow and St. Petersburg based markets, we are increasingly emphasizing penetration into the blue collar segment and the other Russian regions, as well as other specific categories of job seekers, such as passive candidates and youth, where we are noticing an increase in customer demand. We have adopted a wide range of marketing channels and tools that aim to attract diverse candidate audiences to our platform and apps. These channels and tools include TV marketing, digital marketing, email distributions and other types of communications. In order to reach all job seeker candidate audiences, we also aim to build a presence across new communication channels, such as social networks and messengers.

Increase the share of candidates from Russian regions

        We see strong demand for both white collar and blue collar professionals in the Russian regions outside of Moscow and St. Petersburg. As of December 31, 2019, CVs from Russian regions accounted for 49% of our total visible CV database, compared to 48% as of December 31, 2018. We plan to further increase this share benefiting from our long-standing leadership by number of CVs in regions.

Increase the share of blue collar job seekers

        We aim to continue diversifying our job seeker base and increase the number of blue collar professionals using our platform, who we believe are a segment of the Russian online job seeker market that has historically been hard to reach online, and therefore, represents significant potential. Our key initiatives in this regard include:

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  further simplifying the CV preparation and application processes;

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  focusing on offline marketing channels, which have proven to be effective to date in attracting blue collar job seekers; and

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  considering potential acquisitions of smaller competitors who have historically focused on blue collar job seekers.

        In line with this strategy:

  •
  we increased our top-of-mind brand awareness among blue collar job seekers from 22% as of June 28, 2017 to 42% as of September 30, 2019, according to Socis MR Rus; and

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  in January 2018, we acquired the assets of Job.ru, a platform that has historically focused on blue collar job seekers.

Increase the share of other categories of job seekers, such as passive and young candidates

        We believe that providing access to all job seekers, including both active candidates and passive candidates who may not be actively looking to change jobs, is crucial to making our platform more attractive to employers. Our extensive machine learning tools effectively identify specific types of passive job seeker candidates who may potentially be open to new opportunities. Although we consider the substantial majority of candidates on our platform to be active job seekers, we plan to focus further on tools that increase the engagement of passive candidates, as we believe these tools are particularly relevant for our customers who focus primarily on talent acquisition or high-frequency recruitment. We believe that competition for entry level professionals is set to intensify in the coming years due to demographic factors (i.e., low birth rates in Russia in the 1990s into the beginning of the 2000s). Hence, we consider it essential to ensure high engagement and retention of the younger audience on our platform.

        We aim to solidify our market leadership in this segment (by number of CVs of young professionals) by significantly increasing content targeted at youth (particularly internship postings), further improving our user interface and conducting selective marketing efforts aimed at young professionals (if considered necessary). We also intend to design innovative mobile solutions to suit young professionals' needs and employment habits, such as elevated turnover rate, the preference for temporary or remote employment and higher activity on-the-go.

Increase and enhance job advertisements database

        Our strategic goal is to be the leader by job advertisements across all regions of Russia and all customer segments.

Increase customer penetration in Russian regions

        We plan to capitalize on the relatively low penetration level of online recruitment services in Russia. We aim to continue expanding into Russian regions, focusing on cities with more than 50,000 inhabitants, where we believe high growth opportunities in our industry exist due to the ongoing shift from offline to online. The CAGR of our number of customers in the Russian regions, excluding Moscow and St. Petersburg, was 55% from 2015 to 2019, compared to 22% in Moscow and

St. Petersburg during the same period, which demonstrates the importance of the regional focus of our geographical expansion strategy.

        Besides benefiting from a steadily growing online recruitment market, we aim to gain market share from other regional and multi-regional online job classifieds platforms due to our strong competitive advantages, including our highly trained, local sales force, ability to publish job postings and CVs across broad geographies, technological edge and expansion of social media, TV and other marketing programs to further increase our brand awareness and engagement of job seekers and customers.

Increase the share of Small and Medium Accounts

        We aim to substantially increase the number of Small and Medium Accounts on our platform, which we believe represent the most underpenetrated segment of the Russian job classifieds market. The number of our Small and Medium Accounts grew by 28.0% in the year ended December 31, 2019 compared to the year ended December 31, 2018, reaching approximately 285,000 accounts for the year ended December 31, 2019, while the number of Key Accounts grew by 3.6% during the same period, reaching approximately 11,000 accounts for the year ended December 31, 2019.

        Our key initiatives in this regard include:

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  attracting additional candidates from regions and industries that are relevant to our Small and Medium Accounts;

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  increasing the effectiveness and engagement level of the Small and Medium Accounts-focused part of our sales function;

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  implementing offline and online advertising campaigns at a more granular, targeted level; and

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  simplifying and adopting our platform to better meet the needs of small and medium businesses (with a particular focus on onboarding requirements and user interface).

Provide the most effective candidate delivery product by maintaining technological edge across all platforms

        As we continue to grow our candidate and employer databases and as traffic on our platform continues to increase, it is critical that we continue developing our technology and data capabilities to optimize job seeker and employer matching, thus enabling a streamlined and efficient recruitment process for both parties.

        We will continue to extensively use and develop AI technology and machine learning algorithms at all key stages of interaction with job seekers and employers. Our main goals for our AI and machine learning algorithms are to further enhance our smart search and matching functionalities in job postings and our CV database and make our recommendation system more tailored to specific qualities and recruitment criteria, each of which we expect will improve the quality of our recommendations and matches and in turn increase the number of people hired through our platform.

        We benefit from high barriers to entry combined with the ability to compile unique data based on the recruitment needs of our customers, which allows us to steadily develop innovative products. Our strategy is to continue collecting and using this data to feed into our Smart Matching and Machine Learning Recommendation systems, while also maintaining data protection standards and continuing to be in full compliance with all relevant personal data related regulations. In this regard, we will continue applying stringent information security standards and continue stress and access testing of our IT systems under different scenarios to meet evolving security challenges and ensure the safety and privacy of our job seekers' and customers' data.

        We plan to pursue a platform agnostic approach and boost usage of our mobile platform by developing and improving access to a larger range of our services on "all screens." Growing mobile internet and smartphone penetration in Russia is a major trend, and we aim to leverage this development to further increase our customer and job seeker reach. We consider mobile expansion to be not only a natural evolution of our desktop audience, but also a way to expand our ability to access such job seekers and customers who prefer mobile to desktop use. As of December 31, 2019, 71% of registered job seekers used our mobile platform only (including both mobile website and apps), while 17% used the desktop only. The share of registered job seekers only using our mobile applications increased from 19% in January 2017 to 41% in December 2019. We continuously seek to enhance the functionality of our mobile platform. Our mobile app for job seekers now provides full functionality and we continue to add functionality to our mobile app for customers. As a result, we see a growing share of our traffic from mobile devices, reaching 64% and 73% for the years ended December 31, 2018 and 2019, respectively, and improving conversions of mobile traffic into applications from job seekers.

Enhance customer monetization potential

        We believe there is significant untapped monetization potential in our business due to the relatively low costs of our services to our customers, in both absolute and relative terms as compared to foreign markets, and we believe this leads to relatively low elasticity of demand, particularly for large enterprises.

        We developed an individual pricing strategy designed to link the cost of our services to the value that we deliver to our customers. Our legacy tariff pricing structure involved high amounts of discounts, both for subscriptions and job postings, which enabled large enterprises to utilize our services at a disproportionally lower price per unit than smaller enterprises. As the first step towards linking the cost of our services directly to the value delivered to our customers, we removed our unlimited job posting package in 2016, and as a result, we gained substantial flexibility in up-selling job posting packages, which in turn drove the average revenue per customer ("ARPC") for our Key Accounts. Following this successful step, we announced the introduction of consumption limits for our subscription products starting from August 2020. All subscription contracts signed or renewed after this date will have a consumption limit based on contract duration. Upon reaching the consumption limit, clients would have to purchase additional contacts at a certain price per contact. We expect that transitioning from a flat fee model to an individual pricing model will allow us better capitalize on our competitive strengths without adversely affecting the lower end of the market, such as rapidly expanding areas like small and medium enterprises and the blue collar segment.

        We believe that there are also opportunities to change certain parts of our business to performance-based pricing models in order to increase the monetization of our services. For example, the introduction of our CPC-based Virtual Recruiter product (as described below) enabled us to increase the ARPC from certain of our customers by multiple times within a single year, and we plan to roll out this product further across suitable market segments, such as mass recruitment.

        We strive to continue to upsell our core services with value added products, such as branding and advertising, applicant tracking system ("ATS"), assessment and analytics and more, which helps to extend our portfolio of services across the recruitment value chain and grow both our ARPC and customer retention over time.

        We expect that these monetization changes will be supported by our strong pricing power, which we derive from our clear market leading position and product and service superiority on the back of powerful network effects.

Continue to expand the scope and depth of our services to reach the entire recruiting value chain through acquisitions and internal development

        We plan to continue transforming our business into a comprehensive, integrated recruiting platform by broadening our product range along the recruitment services value chain (from sourcing to onboarding). We may seek out acquisitions of control of, minority stakes in or strategic partnerships in either our direct competitors or assets in adjacent markets, such as ATS and automation software, professional education and temporary workers. We continue to assess and we are regularly and actively exploring opportunistic acquisitions that are consistent with our growth strategy as we believe that being acquisitive is a key component of our long-term success. We will also continue to strive to expand the scope and depth of our services to job seekers and to complement our core product portfolio by introducing new products through internal development.

        Our goal is to capture and automate the entire recruiting process and seamlessly manage it through our platform. We believe that integrating our online classified, program-based, off-platform lead generation capabilities and process management software in one solution will increase our customer value proposition, enhance customer loyalty and increase customer spend within our recruitment ecosystem and ancillary businesses, which we believe will enhance our core product portfolio. We believe that our vast customer base, deep insight into its hiring needs as well as broad candidate sourcing capabilities give us advantages in creating value throughout the recruiting process while enhancing customer engagement and increasing our overall customer retention and ARPC.

        Our proprietary Software-as-a-Service ("SaaS") based ATS, Talantix, allows employers to automate candidate processing and talent acquisition, which is vital to creating value throughout the entire recruiting process. Talantix has been gaining traction among our midmarket customers that look for an end-to-end solution with minimal customization and integration requirements. This allows us to scale this offering across a broader customer base without embarking on long-lasting integrations.

        In order to address our customers' need for process automation and streamlining other work streams, we introduced our "Virtual Recruiter" product in 2017, which is predominantly aimed at mass recruitment vacancies or positions with limited qualifications that are mainly in the retail segment and are characterized by high employee turnover. Virtual Recruiter uses our sourcing capabilities (both on and outside of our platform) and chat bot technologies to help customers automatically attract a wide range of potential suitable candidates from various sources, run the pre-screening and scoring processes, schedule interviews and more, without any human involvement on the customer's side. We aim to continue developing this product and fully integrate it into our ATS solutions.

        On May 6, 2019, we acquired a 25.01% stake in a rapidly developing HR technology company, LLC Skilaz ("Skillaz"), which automates routine recruiting processes by implementing complex built-to-suit integration projects. This offering complements Talantix as it targets larger, high-end market customers who have a sophisticated recruitment function. We also entered into option contracts to purchase an additional 40.01% ownership interest in Skillaz, which are exercisable through the period from June 1, 2020 until June 30, 2021 and subject to certain option exercise procedures. These options will be exercised if we decide that this product gains traction with our customers and fits with our long-term strategy.

 Russian Online Recruitment Market Size

Recruitment Spend in Russia

        Total recruitment spend in Russia was estimated to be 47 billion in 2019, according to J'Son & Partners. Total recruitment spend was evenly split between Moscow and St. Petersburg and other regions of Russia, or 23.3 billion and 24.2 billion, respectively. At the same time, large enterprises accounted for 23.7 billion, and small and medium enterprises accounted for 23.8 billion of total recruitment spend in 2019. In terms of split between white and blue collar positions, the white collar market represents P20.8 billion and the blue collar market was estimated to be 26.6 billion in 2019.

Metric	2015	2016	2017	2018	2019E
Population employed, million	72.3	72.4	71.8	72.5	72.1
White collar	30.9	30.9	30.7	30.8	30.6
Blue collar	41.4	41.5	41.1	41.7	41.4
Employee turnover rate, %	26.4%	26.9%	27.1%	28.5%	28.8%
White collar	14.2%	14.5%	14.6%	15.3%	15.5%
Blue collar	35.5%	36.2%	36.4%	38.2%	38.7%
Filled in job positions, million	19.1	19.5	19.5	20.7	20.8
White collar	4.4	4.5	4.5	4.7	4.7
Blue collar	14.7	15.0	15.0	16.0	16.0
Job positions advertised (online and offline), million	11.1	11.3	11.3	12.0	12.4
White collar	3.2	3.3	3.3	3.4	3.5
Blue collar	7.9	8.1	8.1	8.6	8.9
Average cost per hire, '000 RUB	3.9	3.9	3.9	3.9	3.8
White collar	6.0	6.0	6.0	6.0	6.0
Blue collar	3.0	3.0	3.0	3.0	3.0
Total recruitment spend, RUB billion	42.9	43.8	43.8	46.3	47.5
White collar	19.1	19.5	19.5	20.6	20.8
Blue collar	23.8	24.2	24.2	25.8	26.6

Source: J'Son & Partners

 Online Recruitment Market Structure

Metric	2015	2016	2017	2018	2019E
Online recruitment platforms revenue	5,095	6,238	8,050	10,304	12,800
from large enterprises	3,204	3,638	4,560	5,691	6,904
from small & medium enterprises	1,891	2,600	3,490	4,613	5,896
Online recruitment platforms revenue	5,095	6,238	8,050	10,304	12,800
from Moscow & St. Petersburg	3,725	4,333	5,454	6,452	7,719
from Other regions of Russia	1,370	1,905	2,596	3,852	5,081
Online recruitment platforms revenue	5,095	6,238	8,050	10,304	12,800
from white collar job positions	3,887	4,717	6,019	7,541	9,185
from blue collar job positions	1,208	1,521	2,031	2,763	3,615

Source: J'Son & Partners

 Russian Online Recruitment Market Landscape

	HeadHunter	SuperJob	Rabota	Avito		Zarplata
Visible CV database, million (January 31, 2020)	31.4	13.9	8.5	2.0		6.9
30-day job postings, thousand (January 31, 2020)	466	282	100	213		146
UMVs, million (average, for 2019)	21.9	6.3	6.1	N/A		3.3
Year of foundation	2000	2000	1998	2007	(1)	2013	(2)
Brand awareness (top-of-mind) (September 30, 2019)	55%	4%	5%	20%		5%

(1)
Year of Avito.ru foundation

(2)
Zarplata.ru web portal established in 1999. Merged core assets under Zarplata umbrella in 2013.

Source: J'Son & Partners, Socis MR Rus

 Corporate Information

        We were incorporated in Cyprus on May 28, 2014 under the Cyprus Companies Law, Cap. 113 as Zemenik Trading Limited, and our registered office is located at 42 Dositheou Street, Strovolos, Nicosia, Cyprus. Our principal executive office is located at 9/10 Godovikova Street, Moscow, 129085, Russia. On March 1, 2018, Zemenik Trading Limited was converted from a private limited company incorporated in Cyprus into a public limited company incorporated in Cyprus, and the Company's name changed, pursuant to a special resolution at a general meeting of the shareholders, to HeadHunter Group PLC. The legal effect of this conversion under Cypriot law was limited to the change of legal form. On June 19, 2019, we completed the change of our strategic and day-to-day place of management from Cyprus to Russia, and as a result, we became a Russian tax resident. See "Material Tax Considerations—Material Cyprus Tax Considerations—Taxation of Dividends and Distributions." Our board of directors has also approved the secondary listing of our ADSs on the Moscow Exchange. Subject to the approval of the Moscow Exchange, we expect our ADSs to begin trading on the Moscow Exchange in the fourth quarter of 2020.

        The principal executive office of our key operating subsidiary, Headhunter LLC, is located at 9/10 Godovikova Street, Moscow, 129085, Russia. The telephone number at this address is +7 495 974-6427. Our website address is www.hh.ru. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus supplement. We have included our website address as an inactive textual reference only.

Implications of Being an "Emerging Growth Company" and a "Foreign Private Issuer"

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act (the "JOBS Act"). As such, we are eligible, for up to five years, to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act");

  •
  not being required to submit certain executive compensation matters to stockholder advisory votes, such as "say-on-pay," "say-on-frequency" and "say-on-golden parachutes;" and

  •
  not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer's compensation to median employee compensation.

        We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the IPO or such earlier time that we are no longer an emerging growth company. As a result, we do not know if some investors will find our ADSs less attractive. The result may be a less active trading market for our ADSs, and the price of our ADSs may become more volatile.

        Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards. We have chosen to irrevocably opt out of this extended transition period and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Under federal securities laws, our decision to opt out of the extended transition period is irrevocable.

        We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of the IPO; (iii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

        We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

        Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

Status as a "Controlled Company"

        Upon the completion of this offering, our shareholders, Highworld Investments Limited, an investment vehicle associated with Elbrus Capital, and ELQ Investors VIII Limited, an investment vehicle associated with The Goldman Sachs Group, Inc., will collectively own                    ordinary shares, representing        % of the voting power of our issued and outstanding shares (or                    ordinary shares representing        % of the voting power of our issued and outstanding shares if the underwriters exercise their option to purchase additional ADSs in full). As a result, we will remain a "controlled company" within the meaning of the listing rules and therefore we are eligible for, and, in the event we no longer qualify as a foreign private issuer, we intend to continue to rely on, certain exemptions from the corporate governance listing requirements of Nasdaq. See Item 6.C. "Directors, Senior Management and Employees—Board Practices—Controlled Company Exemption" of our Annual Report on Form 20-F for the year ended December 31, 2019 incorporated by reference herein.

 THE OFFERING

ADSs offered by the Selling Shareholder	5,000,000 ADSs, each representing one ordinary share.
Ordinary shares to be outstanding after this offering	50,317,860 ordinary shares.
Option to purchase additional ADSs	The Selling Shareholder has granted the underwriters an option to purchase up to 750,000 additional ADSs within 30 days of the date of this prospectus supplement.
American Depositary Shares

The underwriters will deliver our ordinary shares in the form of ADSs. Each ADS, which may be evidenced by an American Depositary Receipt ("ADR") represents an ownership interest in one of our ordinary shares. As an ADS holder, we will not treat you as one of our shareholders. The depositary, JPMorgan Chase Bank, N.A., will be the holder of the ordinary shares underlying your ADSs.

You will have ADS holder rights as provided in the deposit agreement, dated as of May 8, 2019. Under the deposit agreement, you may only vote the ordinary shares underlying your ADSs if we ask the depositary to request voting instructions from you. The depositary will pay you the cash dividends or other distributions, if any, it receives on our ordinary shares after deducting its fees and expenses and applicable withholding taxes. You may need to pay a fee for certain services, as provided in the deposit agreement.

You are entitled to the delivery of the ordinary shares underlying your ADSs upon the surrender of such ADSs, the payment of applicable fees and expenses and the satisfaction of applicable conditions set forth in the deposit agreement.

To better understand the terms of the ADSs, you should carefully read "Description of American Depositary Shares." We also encourage you to read the deposit agreement, the form of which was filed as an exhibit to our Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein.

Depositary	JPMorgan Chase Bank, N.A.
Use of proceeds	The Selling Shareholder will receive all of the net proceeds from the sale of the ADSs. We will not receive any proceeds from the sale of ADSs by the Selling Shareholder.

Dividend policy

We have historically paid dividends, and while we have not adopted a formal dividend policy, we currently expect to continue to do so in the future. Subject to the recommendation of the board of directors and shareholder approval, we plan to annually distribute at least 50% of our Adjusted Net Income, as defined in "Presentation of Financial and Other Information," subject to our investment and debt repayment requirements. Any future determination regarding the payment of a dividend will depend on many factors, including the availability of distributable profits, our liquidity and financial position, our future growth initiatives and strategic plans, including possible acquisitions, restrictions imposed by our financing arrangements, tax considerations and other relevant factors. If we declare dividends on our ordinary shares, the depositary will pay you the cash dividend and other distributions it receives on our ordinary shares net of withholding tax, after deducting its fees and expenses. See Item 8.A "Consolidated Statements and Other Financial Information—Dividend Policy" of our Form 20-F for the year ended December 31, 2019 incorporated by reference herein.

Due to the current uncertainty related to the COVID-19 pandemic and its ultimate effects on the Russian economy and our business, we previously announced that our board of directors decided to defer until further notice the previously announced payment of an interim dividend of $0.50 per share, which had been scheduled for payment by April 20, 2020. Both the amount of the dividend as well as the dividend record date of March 27, 2020 will remain unchanged. We will continue to monitor the impact of the COVID-19 pandemic on our business to determine when to resume our dividend payments. Since we believe there is a greater confidence in our near-term outlook compared to April 2020, our board of directors is planning to discuss the timing of the deferred dividend payment by the end of August 2020.

Risk factors	See "Risk Factors" and the other information included and incorporated by reference in this prospectus supplement for a discussion of factors you should consider before deciding to invest in our ADSs.
Lock-up agreements

We have agreed with Goldman Sachs & Co. LLC, as representative of the several underwriters, and Morgan Stanley & Co. LLC, subject to certain exceptions, not to sell or dispose of any of our ADSs or securities convertible into or exchangeable or exercisable for our ADSs until 90 days after the date of this prospectus supplement. The Selling Shareholder, Highworld Investments Limited, our executive officers and our board members have agreed to similar lockup restrictions for a period of 90 days. See "Underwriting (Conflicts of Interest)."

Pre-emptive rights

Under the law of Cyprus, existing holders of shares in Cypriot public companies are entitled to pre-emptive rights on the issue of new shares in that company (if shares are issued for cash consideration). In addition, our shareholders authorized the disapplication of pre-emptive rights for a period of five years from the date of the completion of the IPO. See "Description of Share Capital and Articles of Association—Pre-emptive Rights."

Nasdaq trading symbol	"HHR."

        Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional ADSs in this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following tables present our summary consolidated financial data as of and for the periods indicated. The summary consolidated statements of operations data for the years ended December 31, 2017, 2018 and 2019 are derived from our audited consolidated financial statements and related notes included in our Form 20-F for the year ended December 31, 2019 incorporated by reference herein. The summary consolidated financial data as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 has been derived from our unaudited condensed consolidated interim financial information, which are included elsewhere in this prospectus supplement. The unaudited condensed consolidated interim financial information reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the results of the unaudited interim periods. Our historical audited results are not necessarily indicative of the results that should be expected in any future period.

        The financial data set forth below should be read in conjunction with, and is qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement, Item 3.A "Selected Consolidated Historical Financial and Other Data" and the consolidated financial statements and notes thereto included in our Form 20-F for the year ended December 31, 2019 incorporated by reference herein.

Income Statement Data

	For the year ended December 31,			For the three months ended March 31,
(in thousands of RUB, except per share data)	2017(1)(2)	2018(2)	2019	2019	2020
Revenue	4,732,539	6,117,773	7,788,741	1,678,437	1,990,409
Operating costs and expenses (exclusive of depreciation and amortization)	(2,788,576)	(3,432,860)	(4,300,263)	(933,540)	(1,138,619)
Depreciation and amortization	(560,961)	(586,131)	(683,317)	(165,104)	(184,406)

Operating income	1,383,002	2,098,782	2,805,161	579,793	667,384
Finance income	70,924	90,602	76,764	26,207	19,158
Finance costs	(706,036)	(644,326)	(603,280)	(167,830)	(118,833)
Gain on disposal of subsidiary	439,115	6,131	—	—	—
Net foreign exchange gain/(loss)	96,300	(8,742)	(46,508)	(22,641)	75,313
Share of loss of equity-accounted investees (net of income tax)	—	—	(30,542)	—	(9,544)
Other income(3)	—	—	23,853	—	9,689

Profit before income tax	1,283,305	1,542,447	2,225,448	415,529	643,167
Income tax expense	(820,503)	(509,602)	(644,422)	(176,782)	(231,429)

Net income	462,802	1,032,845	1,581,026	238,747	411,738

Attributable to:
Owners of the Company	400,189	949,307	1,448,018	209,391	363,463
Non-controlling interest	62,613	83,538	133,008	29,356	48,275
Earnings per share
Basic	8.00	18.99	28.96	4.19	7.27
Diluted	8.00	18.99	28.42	4.19	7.05
Dividends declared per share
RUB(4)	67.5	—	22.29	—	—
USD	1.16	—	0.36	—	—

(1)
We adopted IFRS 15 at January 1, 2018 using the full retrospective approach. Under the transition method chosen, certain comparative information has been restated. Please refer to Note 4 of our consolidated financial statements for the years ended December 31, 2017, 2018 and 2019.

(2)
We adopted IFRS 16 at January 1, 2019 using the modified retrospective approach. Under the transition method chosen, comparative information is not restated. Please refer to Note 4 of our consolidated financial statements for the years ended December 31, 2017, 2018 and 2019.

(3)
Other income includes income from the depositary. Please refer to Note 24 of our consolidated financial statements for the years ended December 31, 2017, 2018 and 2019.

(4)
For the year ended December 31, 2019, the amounts in this row have been calculated at the exchange rate of the Central Bank of Russia of $1 to

61.91 as of December 31, 2019. As the distribution to shareholders was made in several tranches during the year ended December 31, 2017, the USD per share amount for the year ended December 31, 2017 was translated from the Russian Ruble amount using the average exchange rate for the year ended December 31, 2017 of the Central Bank of Russia of $1 to

58.35.

  Balance Sheet Data

(in thousands of RUB)	As of March 31, 2020
Total non-current assets	10,707,790
Total current assets	3,302,016
Total assets	14,009,806
Total equity	1,991,010
Total non-current liabilities	4,661,946
Total current liabilities	7,356,850
Total liabilities	12,018,796

  Non-IFRS Measures and Other Financial Information

	For the three months ended March 31,
(in millions of RUB, except percentages)	2019	2020
Adjusted EBITDA(5)	774	1,045
Adjusted EBITDA Margin(6)	46.1%	52.5%
Adjusted Net Income(7)	373	613
Adjusted Net Income Margin(8)	22.2%	30.8%
(5)
We define Adjusted EBITDA as net income (loss), plus: (i) income tax expense; (ii) interest expense/(income); (iii) depreciation and amortization; (iv) transaction costs related to business combinations; (v) (gain)/loss on the disposal of subsidiary; (vi) transaction costs related to disposal of subsidiary; (vii) expenses related to equity-settled share-based awards, including social tax; (viii) IPO-related costs and other financing and transactional costs; (ix) insurance expenses related to the IPO; (x) (income) from the depositary; (xi) one-off litigation settlement and related legal costs; (xii) share of (profit)/loss of equity-accounted investees; and (xiii) non-cash expense related to the non-current assets impairment.

(6)
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

(7)
We define Adjusted Net Income as net income/(loss), plus: (i) transaction costs related to business combinations; (ii) (gain)/loss on the disposal of a subsidiary; (iii) transaction costs related to the disposal of a subsidiary; (iv) expenses related to equity-settled share-based awards, including social tax; (v) IPO-related costs and other financing and transactional costs; (vi) insurance expenses related to the IPO; (vii) (income) from the depositary; (viii) one-off litigation settlement and related legal costs; (ix) share of (profit)/loss of equity-accounted investees; (x) amortization of intangible assets recognized upon the Acquisition; (xi) the tax effect of the adjustment described in (x); (xii) (gain)/loss related to the remeasurement and expiration of a tax indemnification asset; and (xiii) non-cash expense related to the non-current assets impairment.

(8)
We define Adjusted Net Income Margin as Adjusted Net Income divided by revenue.

	As of December 31,	As of March 31,
(in millions of RUB, except ratios)	2019	2020
Net Working Capital(9)	(2,994)	(3,130)
Net Debt(10)	3,040	2,133
Net Debt to Adjusted EBITDA Ratio(11)	0.8x	0.5x

(9)
We define Net Working Capital as our trade and other receivables plus prepaid expenses and other current assets, less our contract liabilities, trade and other payables and other liabilities, in all cases, a current portion of a specific asset or liability.

(10)
We define Net Debt as current portion of our loans and borrowings, plus our loans and borrowings, less our cash and cash equivalents.

(11)
We define Net Debt to Adjusted EBITDA Ratio as Net Debt divided by Adjusted EBITDA. For the purposes of calculating this ratio as of March 31, 2020, Adjusted EBITDA is calculated on the last twelve months basis.

        Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin and Adjusted Net Income Margin are used by our management to monitor the underlying performance of the business and the operations. Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin and Adjusted Net Income Margin are used by different companies for differing purposes and are often calculated in ways that reflect the circumstances of those companies. You should exercise caution in comparing Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin and Adjusted Net Income Margin as reported by us to Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin and Adjusted Net Income Margin as reported by other companies. Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin and Adjusted Net Income Margin are unaudited and have not been prepared in accordance with IFRS or any other generally accepted accounting principles. Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin and Adjusted Net Income Margin are not measurements of performance under IFRS or any other generally accepted accounting principles, and you should not consider Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin or Adjusted Net Income Margin as alternatives to net income, operating profit or other financial measures determined in accordance with IFRS or other generally accepted accounting principles. Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin and Adjusted Net Income Margin have limitations as analytical tools, and you should not consider them in isolation. Some of these limitations are:

  •
  Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin and Adjusted Net Income Margin do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments,

  •
  Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin and Adjusted Net Income Margin do not reflect changes in, or cash requirements for, our working capital needs, and

  •
  the fact that other companies in our industry may calculate Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA Margin and Adjusted Net Income Margin differently than we do, which limits their usefulness as comparative measures.

        We have provided a reconciliation below of net income, the most directly comparable IFRS measure, to EBITDA and Adjusted EBITDA.

	For the three months ended March 31,
(in thousands of RUB)	2019	2020
Net income	238,747	411,738
Add the effect of:
Income tax expense	176,782	231,429
Net interest expense	141,623	99,675
Depreciation and amortization	165,104	184,406

EBITDA	722,256	927,248
Add the effect of:
Equity-settled awards and related social taxes(a)	5,243	52,060
IPO-related costs(b)	46,027	—
Insurance cover related to IPO(c)	—	38,832
Income from the depositary(d)	—	(8,526)
Other financing and transactional costs(e)	—	26,039
Share of loss of equity-accounted investees(f)	—	9,544

Adjusted EBITDA	773,526	1,045,197

(a)
Represents non-cash expenses related to equity-settled awards issued in accordance with the Management Incentive Agreement, and equity settled share based awards issued to board members and related social taxes, which are payable as a result of us becoming Russian tax resident in June 2019.

(b)
In connection with our IPO, we incurred expenses related to legal, accounting and other professional fees that are not indicative of our ongoing expenses.

(c)
Subsequent to and in connection with our IPO, we purchased a one-year insurance policy for $2.7 million, of which we allocated $2.4 million to the cover related to our IPO, which we believe does not relate to our ordinary course of business, and $250 thousand to directors' and officers' insurance in the ordinary course of business, based on the estimate of our insurance provider. The cost of this insurance policy is expensed over the policy term on a pro-rata time basis and thus recurs in the reporting periods during its term. We may renew the policy, including the IPO-related cover, for an additional year or more.

(d)
In connection with our IPO, we have signed the Deposit Agreement, in accordance with which we shall receive income from our depositary over the five-year period from the date of the IPO, provided that we meet certain covenants as specified in the Deposit Agreement. We believe that this income does not relate to our ordinary course of business.

(e)
Reflects legal, accounting and other professional fees incurred in connection with potential financing and strategic transactions that are not indicative of our ongoing expenses.

(f)
On May 6, 2019, we acquired a 25.01% equity-accounted investee, LLC "Skilaz". We believe that share of profit or loss in equity-accounted investees is not indicative of our core operating performance.

        We have provided a reconciliation below of net income, the most directly comparable IFRS measure, to Adjusted Net Income.

	For the three months ended March 31,
(in thousands of RUB)	2019	2020
Net income	238,747	411,738
Add the effect of:
Equity-settled awards and related social taxes(a)	5,243	52,060
IPO-related costs(b)	46,027	—
Insurance cover related to IPO(c)	—	38,832
Income from the depositary(d)	—	(8,526)
Other financing and transactional costs(e)	—	26,039
Share of loss of equity-accounted investees(f)	—	9,544
Amortization of intangible assets recognized upon the Acquisition(g)	103,947	103,947
Tax effect of adjustments(h)	(20,789)	(20,789)

Adjusted Net Income	373,175	612,844

(a)
Represents non-cash expenses related to equity-settled awards issued in accordance with the Management Incentive Agreement, and equity settled share based awards issued to board members and related social taxes, which are payable as a result of us becoming Russian tax resident in June 2019.

(b)
In connection with our IPO, we incurred expenses related to legal, accounting and other professional fees that are not indicative of our ongoing expenses.

(c)
Subsequent to and in connection with our IPO, we purchased a one-year insurance policy for $2.7 million, of which we allocated $2.4 million to the cover related to our IPO, which we believe does not relate to our ordinary course of business, and $250 thousand to directors' and officers' insurance in the ordinary course of business, based on the estimate of our insurance provider. The cost of this insurance policy is expensed over the policy term on a pro-rata time basis and thus recurs in the reporting periods during its term. We may renew the policy, including the IPO-related cover, for an additional year or more.

(d)
In connection with our IPO, we have signed the Deposit Agreement, in accordance with which we shall receive income from our depositary over the five-year period from the date of the IPO, provided that we meet certain covenants as specified in the Deposit Agreement. We believe that this income does not relate to our ordinary course of business.

(e)
Reflects legal, accounting and other professional fees incurred in connection with potential financing and strategic transactions that are not indicative of our ongoing expenses.

(f)
On May 6, 2019, we acquired a 25.01% equity-accounted investee, LLC "Skilaz". We believe that share of profit or loss in equity-accounted investees is not indicative of our core operating performance.

(g)
As a result of the Acquisition, we recognized the following intangible assets: (i) trademark and domain names in the amount of

1,634,306 thousand, (ii) non-contractual customer relationships in the amount of

2,064,035 thousand and (iii) CV database in the amount of

618,601 thousand, which have a useful life of 10 years, 5-10 years and 10 years, respectively.

(h)
Calculated by applying the statutory Russian tax rate of 20% to amortization of the assets recognized upon the Acquisition.

        We believe that Net Working Capital is a useful metric to assess our ability to service debt, fund new investment opportunities, distribute dividends to our shareholders and assess our working capital requirements. Calculation of our Net Working Capital is presented in the table below:

(in thousands of RUB)	As of December 31, 2019	As of March 31, 2020
Calculation of Net Working Capital:
Trade and other receivables	57,908	67,007
Prepaid expenses and other current assets	119,249	130,671
Contract liabilities	(2,367,416)	(2,584,278)
Trade and other payables	(780,219)	(718,265)
Other current liabilities	(23,880)	(25,145)

Net Working Capital	(2,994,358)	(3,130,010)

        We believe that Net Debt and Net Debt to Adjusted EBITDA Ratio are important measures that indicate our ability to repay outstanding debt. Calculation of our Net Debt is presented in the table below:

(in thousands of RUB)	As of December 31, 2019	As of March 31, 2020
Calculation of Net Debt:
Loans and borrowings	4,064,501	3,798,227
Loans and borrowings (current portion)	1,064,554	1,439,064
Cash and cash equivalents	(2,089,215)	(3,104,338)

Net Debt	3,039,840	2,132,953

        We calculate our Net Debt to Adjusted EBITDA Ratio by dividing Net Debt by Adjusted EBITDA.

        Calculation of Adjusted EBITDA on the last twelve months basis as of March 31, 2020:

(in thousands of RUB)
Adjusted EBITDA for the year ended December 31, 2019	3,930,747
Less Adjusted EBITDA for the three months ended March 31, 2019	(773,526)
Add Adjusted EBITDA for the three months ended March 31, 2020	1,045,197
Adjusted EBITDA on the last twelve months basis as of March 31, 2020	4,202,418

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision, together with all of the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 20-F for the year ended December 31, 2019, and other information in our consolidated financial statements included and incorporated by reference herein. See "Where You Can Find More Information." Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our ADSs could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below.

Risks Relating to our Business and Industry

        Important information regarding risks related to our business, including risks related to our industry, legal and regulatory risks, among others, is set forth under "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated herein by reference. Additional risks include the following:

A regional or global health pandemic, including COVID-19, could severely affect our business, results of operations and financial condition due to impacts on our customers as well as impacts from actions taken to contain the disease or treat its impact and the speed and extent of the recovery.

        A regional or global health pandemic, depending upon its duration and severity, could have a material adverse effect on our business. For example, COVID-19, which was discovered in Wuhan, China in December 2019 and on March 11, 2020 was declared by the World Health Organization as a global pandemic, has had numerous effects on the global economy. Governmental authorities around the world have implemented measures to reduce the spread of COVID-19, including shutdowns and "shelter-in-place" orders suggested or mandated by governmental authorities or otherwise elected by companies as a preventive measure. On March 25, 2020, the Russian government introduced a number of recommendations and restrictions, including declaring a "period of non-working days," which limited business activity, from March 30, 2020 to April 3, 2020 and were subsequently extended to May 11, 2020, as well as other restrictions on the movement of citizens and a limitation on most commercial activities. These restrictions differed in scope across various regions of the Russian Federation and were subject to change, resulting in the frequent strengthening and relaxation of such restrictions in different regions. These measures have adversely affected workforces, our customers, economies and financial markets, and the pandemic has had a significant impact of the economies in all of our markets.

        As a result of the government's imposed "period of non-working days" and social distancing measures introduced across the country, some businesses continued to work from home, while many others ceased operating or began operating in very limited capacities. Accordingly, this period significantly impacted business activities across Russia, which includes recruitment and hiring processes, as many companies put their hiring on hold or decreased the number of new hires they originally planned. Due to this decrease in activity, the number of job postings advertised on our platform, the number of candidates browsing job postings on our database and our revenue decreased from mid-March. Although we started to see a recovery in the activity on our platform from the second half of April to June 2020, the level of activity has not reached pre-pandemic levels for all of our operational metrics, and there can be no assurance that such levels will return for the remainder of this year or at all. If the levels of activity do not increase on our platform, it could have a material adverse impact on our business, financial condition and results of operations.

        As a result of the COVID-19 pandemic and upon the recommendation of the Russian authorities, we transitioned our employees to remote working arrangements and temporarily closed our offices in mid-March 2020. Although we benefit from being a fully digital business and have not experienced any material disruptions to our operations to date, it is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees' ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in consumer privacy, IT security and fraud concerns, as well as increase our exposure to potential wage and hour issues, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the COVID-19 pandemic, may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.

        There can be no assurance that our indebtedness will not increase our vulnerability to general economic and industry conditions, including recessions and periods of financial market volatility, particularly in light of the COVID-19 pandemic. The COVID-19 pandemic may impact our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all. As at March 31, 2020 (the most recent reporting date), we were compliant with all financial and other covenants under our bank loan agreement (see Note 18(a) of the unaudited condensed consolidated interim financial information included elsewhere in this prospectus supplement). Based on current projections, we expect to remain compliant with these covenants for at least 12 months from July 3, 2020. VTB Bank (PJSC), the lender under our Credit Facility, has demonstrated their willingness to temporarily relax our covenants to a degree that we expect would cover a reasonable deviation from our current financial projections, though we have not entered into a formal waiver or agreement to amend covenants. Although we expect to be able to obtain loan agreement amendments or waivers in the future as needed, there can be no assurance that we will be able to continue to comply with our covenants in the future if the negative impacts on our business and results of operations worsen as a result of the COVID-19 pandemic.

        We are unable to accurately predict the impact that COVID-19 will have on our operations going forward due to uncertainties that will be dictated by the length of time that the pandemic and related disruptions continue, the impact of governmental regulations that might be imposed in response to the pandemic and overall changes in our customers' behavior. At this point in time, there is significant uncertainty relating to the potential effect of COVID-19 on our business, including but not limited, to decreases in activity on our platform by both our customers and job seekers due to various cost saving measures undertaken by companies. Although certain countries have begun to reopen their economies again, including Russia, there can be no assurance that there will not be a "second wave" or that infections will not become more widespread, and as a result, we may experience an even more severe negative impact on our business, financial condition and results of operations. Given the uncertainties associated with COVID-19, it is difficult to fully predict the magnitude of potential effects on our business, financial condition and results of operations.

        To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in the "Risk Factors" section contained herein and in our Annual Report on Form 20-F for the year ended December 31, 2019 incorporated by reference herein.

Risks Relating to the Russian Federation and Other Markets in which We Operate

        Important information regarding risks related to the Russian Federation and other markets in which we operate, legal and regulatory risks, among others, is set forth under "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated herein by reference. Additional risks include the following:

Political risks could adversely affect the value of investments in the Russian Federation.

        While the political situation in the Russian Federation has been relatively stable since 2000, future policy and regulation may be less predictable than in less volatile markets. Any future political instability could result in a worsening overall economic situation, including capital flight and a slowdown of investment and business activity. In addition, any change in the Russian Government or its programs or lack of consensus between the Russian President, the Prime Minister, the Russian Government, the Parliament and powerful political, social, religious, regional, economic or ethnic groups could lead to political instability and a deterioration in Russia's investment climate that might limit our ability to obtain financing in the international capital markets, and our business, prospects, financial condition and results of operations could be materially and adversely affected. In January 2020, the current Russian President Vladimir Putin proposed a number of constitutional reforms aimed at altering the balance of power between the legislative, executive and judicial branches and introducing certain other changes to the Constitution of the Russian Federation. The suggested amendments to the Constitution of the Russian Federation envisaged, among other things, the prioritization of the Constitution of the Russian Federation over international treaties and the decisions of international bodies, strengthening of the Russian State Council as an advisory board to the Russian President and granting the Russian Federal Council with authority to terminate the powers of the judges of the Constitutional Court of Russia upon the recommendation of the Russian President. In addition, further amendments were proposed in March 2020, under which the previous and/or current President of the Russian Federation is allowed to participate in presidential elections for two terms following the amendment of the Constitution, with previous presidential terms, which were served or started prior to these amendments becoming effective, will not be accounted for. The amendments were approved in a nation-wide vote held from June 25, 2020 to July 1, 2020 and are effective from July 4, 2020. These amendments may have a significant impact on the Russian political landscape and regulatory environment and lead to other changes that are currently difficult to predict.

        According to some commentators, politically motivated actions, including claims brought by the Russian authorities and state-owned companies against several major Russian companies, as well as certain cases of confiscation or renationalization of assets, have called into question the security and enforceability of property and contractual rights, the independence of the judiciary and the certainty of legislation. This has, in turn, had a negative impact on foreign investments in the Russian economy, over and above the general market turmoil recently. Any similar actions by the Russian authorities which result in a further negative effect on investor confidence in Russia's business and legal environment could have a further material adverse effect on the Russian securities market and prices of Russian securities or securities issued or backed by Russian entities, including the shares.

        Russia is a federative state consisting of 85 constituent entities, or "subjects." The Russian Constitution reserves some governmental powers for the Russian Government, some for the subjects and some for areas of joint competence. In addition, eight "federal districts" (federal'nye okruga), which are overseen by a plenipotentiary representative of the President, supplement the country's federal system. The delineation of authority among and within the subjects is, in many instances, unclear and contested, particularly with respect to the division of tax revenues and authority over regulatory matters. Subjects have enacted conflicting laws in areas such as privatization, land ownership and licensing. For these reasons, the Russian political system is vulnerable to tension and conflict between federal, subject and local authorities. This tension creates uncertainties in the operating environment in Russia, which may prevent businesses from carrying out their strategy effectively.

        In addition, ethnic, religious, historical and other divisions have on occasion given rise to tensions and, in certain cases, military conflict. Moreover, various acts of terrorism have been committed within the Russian Federation. The risks associated with these events or potential events could materially and adversely affect the investment environment and overall consumer and entrepreneurial confidence in the Russian Federation, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

The FAS's determination that we hold a dominant position in the market where we operate, together with SuperJob and RDV-Soft (a company that operates the Rabota.ru recruiting website), and that we abused this dominant position through restricting access to our CV database for Stafori LLC's "Robot Vera" software may adversely affect our business, financial condition and results of operations.

        The Russian Federal Law No. 135-FZ "On Protection of Competition" dated July 26, 2006, as amended (the "Competition Law"), establishes certain restrictions on activities of companies that occupy a dominant position in any markets of their operation. When determining market dominance, the Federal Antimonopoly Service of Russia (the "FAS") needs to identify and define the relevant market, in which the entity in question operates. There are numerous aspects to be taken into account when making this determination, including the interchangeability or substitutability of the products and/or services for the consumer, their pricing and intended use, and then calculate market shares of companies operating in this market. Different approaches may be applied in this respect by the FAS and market participants.

        In April 2019, after a complaint filed by Stafori LLC, the FAS initiated an investigation in relation to us alleging a violation of antitrust legislation by restricting access to our CV database for Stafori LLC's "Robot Vera" software, which offers automated candidate search services. In December 2019, the FAS determined that Headhunter LLC, together with SuperJob and RDV-Soft, are currently occupying dominant positions in the market of internet-based services related to ensuring information coordination between employees, employers and staffing agencies in Russia, and that its actions prohibiting the use of third-party software lead to restriction of competition on the adjacent product markets (app stores). Headhunter LLC was found to have violated Russian antitrust legislation by abusing its dominant market position.

        On January 23, 2020, the FAS issued its final decision, which concluded that our actions did not limit overall competition in Russia's online recruitment market. At the same time, the FAS determined that we infringed on Stafori's interests by creating impediments on Stafori's ability to access the market of internet-based services for ensuring information coordination between employees, employers and staffing agencies in Russia and ordered us to consider their applications for registration of their products on our system, if Stafori submits such applications. We also are required to pay a fine of 737,500 (approximately $10,300) in connection with the FAS's decision. We appealed the FAS decision in court, and the first hearing is scheduled for August 17, 2020. In addition, Stafori LLC may choose to claim for damages incurred as a result of infringement of its rights; however, Stafori LLC will have to prove the existence of such damages and that such infringement caused the damages. See also Item 3.D "Risk Factors—Risks Relating to the Russian Federation and Other Markets in which We Operate—Selective or arbitrary government action could have a material adverse effect on our business, financial condition, results of operations and prospects" and Item 8.A "Consolidated Statements and Other Financial Information" of our Annual Report on Form 20-F for the year ended December 31, 2019.

        The conclusion by the FAS that we hold a dominant position in one or more of the markets in which we operate could result in heightened scrutiny of our business and industry, and/or limit our ability to complete future acquisitions. In addition, the FAS could require that we pre-clear with them any antitrust compliance policies and programs or substantial changes to our standard agreements with merchants and agents, as well as maintain our current agreements with business partners. Russian legislation prohibits persons holding a dominant position from setting monopolistically high or low prices. We could be prohibited from setting different prices to the same products and services and could be ordered to pre-agree with the FAS our tariffs and pricing policies or any changes thereto. In addition, if we were to decline to conclude a contract with a third party this could, in certain circumstances, be regarded as abuse of a dominant market position. Any abuse of a dominant market position could lead to administrative penalties and the imposition of fines linked to our revenue.

        Russian legislation provides that the prohibition on the abuse of a dominant market position does not apply to the execution of exclusive rights in relation to intellectual property. There have been multiple discussions of proposed changes to the Russian antimonopoly legislation, including an initiative that would rescind intellectual property immunity; however, no such draft legislation to that effect has been proposed to the lower chamber of the Russian Parliament. Once there is more clarity in connection with this initiative and there is a more developed draft of any such legislation, we will be better placed to identify and assess the potential impacts, if any, on us and our business.

Risks Relating to Russian Taxation

Changes to Russian tax laws announced in 2020 could increase our tax burden.

        In 2020, the Russian President and Russian government announced some changes to Russian tax laws that may affect us or our shareholders.

        The Russian government was directed to revise the Russian double tax treaties, which are often used for tax planning so as to increase withholding tax rates up to 15% for Russian-sourced dividend and interest income or, if negotiations are unsuccessful, to terminate them. As reported, the Ministry of Finance of the Russian Federation initiated negotiations with the competent authorities of Malta, Cyprus and Luxembourg, and these negotiations are expected to be completed by the end of 2020. It is possible that the list of double tax treaties subjected to revisions may be expanded in the future. The revision or termination of the double taxation treaties may affect our investors from the relevant countries.

        It is further expected that for Russian tax-resident individuals, starting from January 1, 2021, income exceeding 5 million per annum will be taxed at a rate of 15% personal income tax rate rather than the current 13%. Individual Russian tax resident investors should consult their tax advisors in this respect.

The mechanics of withholding tax on Russian-sourced income are not precise with respect to foreign companies with self-declared Russian tax residence.

        As a Russian taxpayer, we are now governed by the Russian Tax Code, which provides that dividends paid by us that are made up of Russian-sourced income are subject to Russian taxation. We act in the capacity of a tax agent and pay dividends net of the statutory withholding tax rate of 15% pursuant to Russian tax laws, which could be reduced depending on the tax status of each shareholder and pursuant to the double tax treaties concluded by the Russian Federation with other jurisdictions.

        Starting from January 1, 2015, the Russian Tax Code explicitly requires that in order to enjoy the benefits under an applicable double tax treaty, the person claiming such benefits must be the beneficial owner of the relevant income. Starting from January 1, 2017, in addition to a tax residence certificate, the Russian Tax Code requires the tax agent to obtain confirmation from the recipient of the income that it is the beneficial owner of the income. Russian tax law provides neither the form of such confirmation nor a list of documents that can demonstrate the beneficial owner status of the recipient with respect to the received income. In recent years, the Russian tax authorities started to challenge structures involving the payments outside of the Russian Federation, and in most cases, Russian courts tend to support the tax authorities' position. Thus, there can be no assurance that treaty relief at source will be available in practice.

        The concept of "beneficial ownership" was introduced into the Russian Tax Code as of January 1, 2015 as a part of the deoffshorization rules. In accordance with this concept, if a person serves as an intermediary and has an obligation to transfer part or all of the income received from the company to a third party (i.e., a person that is not able to act independently with respect to the use and disposition of the received income), such person may not be treated as the beneficial owner of income. The result of the denial of beneficial ownership would be the denial of tax treaty benefits (such as the reduced tax on dividends). Although the "beneficial ownership" concept as currently defined in the Russian Tax Code is in line with the relevant internationally known rules, the application of this concept in the Russian administrative and court practice currently shows rather broad and conflicting interpretations. Given the current conflicting interpretation of the "beneficial ownership" concept, the application of this concept may lead to excessive taxation of our retained earnings on their distribution, and additional taxation may also arise on the grounds of a permanent establishment in the Russian Federation.

        The mechanics of the application of Russian withholding tax on dividends by public companies that have migrated to the Russian Federation for tax purposes have not been tested, and there is a risk that we will not be in the position to apply reduced tax rates as applicable to Russian tax resident Holders or the reduced rates available under double tax treaties, therefore we will have to withhold the tax at the generally applicable 15% tax rate. See "Material Russian Tax Considerations—Taxation of Dividends and other distributions (including distributions in kind)."

        Moreover, certain Russian double tax treaties are currently being revised, and the possibility of applying the reduced tax rate depends on the investor's tax residence jurisdiction. See "—Changes to Russian tax laws announced in 2020 could increase our tax burden."

        In addition, the Russian Federation joined the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the "MLI"), with effect from October 1, 2019. On April 30, 2020, Russia officially submitted a notification to the OECD Depositary stating that its internal procedures had been completed, and the provisions of the MLI with respect to 27 out of the 71 double taxation treaties had entered into effect, including double tax treaties with Singapore, Luxembourg, Malta, the Netherlands and others. Subject to reservations made by Russia, the MLI for the respective tax treaties will come into effect from January 1, 2021, for both withholding tax and other taxes. However, there is no information regarding the application of MLI with respect to other Russian double taxation treaties, although it is anticipated that MLI will be applied to taxes levied with respect to taxable periods beginning on or after January 1, 2021, after notification of the completion of required domestic procedures. The implementation of MLI will introduce a variety of measures designed to modify application of covered double tax treaties and reduce opportunities for tax optimization. In particular and amongst others, MLI sets forth additional requirements for the application of reduced tax rates. Currently, it is not clear to what extent each individual double tax treaty to which the Russian Federation is a party would be affected by MLI. These developments may potentially have an adverse impact on the availability of double taxation treaty benefits to investors who hold securities of Russian companies.

Risks Relating to this Offering and Ownership of our ADSs

We have identified a material weakness in our internal control over financial reporting. The material weakness in our internal control over financial reporting could result in material misstatements in our historical financial reports and, if not remediated, can adversely affect the accuracy and timing of our financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our ADSs may be materially and adversely affected.

        Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in the course of reviewing our financial statements, our management and our Independent Registered Public Accounting Firm identified deficiencies that we concluded represented a material weakness and significant deficiencies in our internal control over financial reporting. SEC guidance defines a "material weakness" as a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. SEC guidance defines a "significant deficiency" as a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the registrant's financial reporting.

        In relation to our financial reporting as of the year ended December 31, 2018, we identified a material weakness relating to our information systems, whereby our information systems access, the segregation of duties and user access rights within our information systems and change management controls were not operating effectively.

        In relation to our financial reporting as of the year ended December 31, 2019, we identified a continuing material weakness relating only to our "1C" accounting system, our accounting system software, whereby the user access rights and change management controls were not operating effectively.

        We are committed to taking measures to remediate the material weakness related to our financial reporting by limiting the number of super-users and improving the segregation of duties in the change management process of our "1C" accounting system. There can be no assurance that we have identified all of our material weaknesses or that we will not in the future have additional material weaknesses. If we fail to remediate the material weaknesses or to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results or report them within the timeframes required by law, and our consolidated financial statements may be restated, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our ADSs could be materially and adversely affected, our ADSs may be suspended or delisted from Nasdaq and our reputation, results of operations and financial condition may be adversely affected. Failure to comply with Section 404 could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.

As a foreign private issuer and "controlled company" within the meaning of the Nasdaq's corporate governance rules, we are permitted to rely on exemptions from certain of the Nasdaq corporate governance standards, including the requirement that a majority of our board of directors consist of independent directors. Our reliance on such exemptions may afford less protection to holders of our ordinary shares.

        As a company not listed on the regulated market of the Cyprus Stock Exchange, we are not required to comply with any corporate governance code requirements applicable to Cypriot public companies.

        The Nasdaq corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, we are permitted to follow home country practice in lieu of the above requirements. As we rely on the foreign private issuer exemption to certain of the Nasdaq corporate governance standards, our board of directors approach to governance may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, the management oversight of our Company may be more limited than if we were subject to all of the Nasdaq corporate governance standards.

        In the event we no longer qualify as a foreign private issuer, we may rely on the "controlled company" exemption under the Nasdaq corporate governance rules. A "controlled company" under the Nasdaq corporate governance rules is a company of which more than 50% of the voting power is held by an individual, group or another company. Our principal shareholders control a majority of the voting power of our outstanding ordinary shares, making us a "controlled company" within the meaning of the Nasdaq corporate governance rules. As a controlled company, we are eligible to elect not to comply with certain of the Nasdaq corporate governance standards, including the requirement that a majority of directors on our board of directors are independent directors and the requirement that our remuneration committee consist entirely of independent directors, which shall be mandatory for us in the event that we cease to be qualified in such capacity.

        Accordingly, our shareholders may not have the same protection afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance standards, and the ability of our independent directors to influence our business policies and affairs may be reduced.

We are an "emerging growth company," and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies make our ADSs less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act, and we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We cannot predict if investors will find our ADSs less attractive because we rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs, and the price of our ADSs may be more volatile.

While we currently qualify as an "emerging growth company" under the JOBS Act, if we cease to be an emerging growth company, our costs and the demands placed upon our management will increase.

        We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of the IPO; (iii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period. Once we lose emerging growth company status, we expect the costs and demands placed upon our management to increase, as we will be required to comply with additional disclosure and accounting requirements. In addition, management time and attention, as well as the engagement of our auditors and/or other consultants, will be required in order for us to prepare to comply with the increased disclosure and accounting standards required of companies who are not emerging growth companies, most notably compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and related auditor attestation requirements.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

        As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer's most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2021. We would lose our foreign private issuer status if, for example, more than 50% of our total assets are located in the United States as of June 30, 2021. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange. These expenses will relate to, among other things, the obligation to present our financial information in accordance with U.S. GAAP in the future.

As we are a "foreign private issuer" and follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

        As a foreign private issuer, we have the option to follow certain Cypriot corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. We rely on this "foreign private issuer exemption" with respect to the Nasdaq requirements to have the audit committee appoint our Independent Registered Public Accountants, Nasdaq rules for shareholder meeting quorums and record dates and Nasdaq rules requiring shareholders to approve equity compensation plans and material revisions thereto. We may in the future elect to follow home country practices in Cyprus with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

If we fail to establish and maintain proper internal controls as required by Section 404(a) of the Sarbanes-Oxley Act, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

        Section 404(a) of the Sarbanes-Oxley Act ("Section 404(a)") requires that beginning with our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, management assess and report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal control over financial reporting. Although Section 404(b) of the Sarbanes-Oxley Act ("Section 404(b)") requires our Independent Registered Public Accounting Firm to issue an annual report that addresses the effectiveness of our internal control over financial reporting, we have opted to rely on the exemptions provided in the JOBS Act, and consequently will not be required to comply with SEC rules that implement Section 404(b) until such time as we are no longer an emerging growth company.

        As discussed above in "—We have identified a material weakness in our internal control over financial reporting. The material weakness in our internal control over financial reporting could result in material misstatements in our historical financial reports and, if not remediated, can adversely affect the accuracy and timing of our financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our ADSs may be materially and adversely affected," we and our Independent Registered Public Accounting Firm identified certain material weaknesses in connection with our December 31, 2018 and 2019 audits. The continued presence of these or other material weaknesses and/or significant deficiencies in any future financial reporting periods could result in financial statement errors that, in turn, could lead to errors in our financial reports, delays in our financial reporting, and that could require us to restate our operating results or our auditors may be required to issue a qualified audit report, and investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our ADSs could be materially and adversely affected. We might also not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404(a). In order to achieve and maintain compliance with the requirements of Section 404(a), we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training for our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management's attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal controls.

        If either we are unable to conclude that we have effective internal control over financial reporting or, at the appropriate time, our Independent Registered Public Accounting Firm is unwilling or unable to provide us with an unqualified report on the effectiveness of our internal control over financial reporting as required by Section 404(b), investors may lose confidence in our operating results, the price of our ADSs could decline, and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404, we may not be able to remain listed on Nasdaq.

The obligations associated with being a public company will continue to require significant resources and management attention.

        As a public company in the United States, we will continue to incur legal, accounting and other expenses that we did not previously incur as a private company. We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will continue to increase our legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase the demand on our systems and resources, particularly after we are no longer an "emerging growth company." The Exchange Act requires that we file annual and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the continuing need to establish and maintain the corporate infrastructure demanded of a public company may divert management's attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

        For as long as we are an "emerging growth company" under the JOBS Act, our Independent Registered Public Accounting Firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an emerging growth company for up to five years. See "Prospectus Supplement Summary—Implications of Being an 'Emerging Growth Company' and a 'Foreign Private Issuer."' Furthermore, after the date we are no longer an emerging growth company, our Independent Registered Public Accounting Firm will only be required to attest to the effectiveness of our internal control over financial reporting depending on our market capitalization. Even if our management concludes that our internal controls over financial reporting are effective, our Independent Registered Public Accounting Firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect the price of our ADSs.

An active trading market for our ADSs may not be sustained to provide adequate liquidity.

        We cannot predict the extent to which investor interest in our Company will lead to an active trading market on Nasdaq that may be sustained to provide adequate liquidity. If an active trading market is not sustained, you may have difficulty selling any ADSs that you purchase, and the value of such ADSs might be materially impaired.

HeadHunter Group PLC is a holding company and depends on its subsidiaries, who are separate legal entities, for cash to fund its operations and expenses, including future dividend payments, if any.

        As a holding company, distributions from our operating subsidiaries are our principal source of cash flow. Therefore, our ability to fund and conduct our business, service our debt and pay dividends, if any, in the future depends on the ability of our subsidiary to generate sufficient cash flow to make upstream cash distributions to us. Our operating subsidiaries are separate legal entities, and although they are directly or indirectly wholly owned and controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that may be contained in our subsidiary agreements (as entered into from time to time), availability of sufficient funds in such subsidiary and applicable laws and regulatory restrictions. Claims of any creditors of our subsidiary generally will have priority as to the assets of such subsidiary over our claims and claims of our creditors and shareholders. In addition, as our material subsidiary generates profits and declares dividends in rubles and any dividends paid to holders of our ADSs in the future would be paid in U.S. dollars, any significant fluctuation of the value of the ruble against the U.S. dollar and other currencies may materially and adversely affect the dividend amounts received by holders of our ADSs. To the extent the ability of our subsidiary to distribute dividends or other payments to us is limited in any way, our ability to fund and conduct our business, service our debt and pay dividends, if any, could be harmed.

Anti-takeover provisions in our organizational documents and Cyprus law may discourage or prevent a change of control, even if an acquisition would be beneficial to our shareholders, which could depress the price of our ADSs and prevent attempts by our shareholders to replace or remove our current management.

        As we are incorporated in Cyprus, we are subject to Cypriot law. Our amended and restated memorandum and articles of association contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. In particular, our amended and restated memorandum and articles of association permit our board of directors to issue preference shares from time to time, with such rights and preferences as they consider appropriate.

        Our board of directors could also authorize the issuance of preference shares with terms and conditions and under circumstances that could have an effect of discouraging a takeover or other transaction. We are also subject to certain provisions under Cyprus law which could delay or prevent a change of control. In particular, any merger, consolidation or amalgamation of the Company would require the active consent of our shareholders and board of directors. Our board of directors may be appointed or removed by the holders of the majority of the voting power of our shares (which, upon completion of this offering, will be controlled by our principal shareholders). Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our ADSs.

Neither Cypriot nor the broader EU takeover laws apply to us, and the mandatory offer requirements in our amended and restated memorandum and articles of association do not apply to any of our existing shareholders or its affiliates as of the date of the adoption of our amended and restated memorandum and articles of association and do not preclude either of those shareholders from acquiring or re-acquiring, as the case may be, a majority of the voting rights in the Company. Accordingly, our minority shareholders do not benefit in such cases from the same protections to which the minority shareholders of a Cypriot company that is listed on an EU regulated market would be entitled.

        As of the date of this prospectus supplement, Cypriot law does not contain any requirement for a mandatory offer to be made by a person acquiring shares of a Cypriot company, even if such an acquisition confers on such person control, if such company's shares are not listed on a regulated market in the European Economic Area, unless the acquirer acquires 90% or more of all the shares of a target company or of any class of shares in the target company or acquires sufficient shares to aggregate, together with those which it already holds (in its own name or that of a nominee or held by its subsidiary) 90% or more of the target's shares. Neither our shares nor our ADSs are listed on a regulated market in the EEA. Consequently, a prospective bidder acquiring either our shares or ADSs may gain control over us in circumstances in which there is no requirement to conduct a mandatory offer under an applicable statutory takeover protection regime.

        Our amended and restated memorandum and articles of association contain a mandatory tender offer provision that requires a third party acquiror that acquires, together with parties acting in concert, 30% or 50% or more of the voting rights in our shares, either in the form of shares or ADSs, to make a tender offer to all of our other shareholders and ADS holders at the highest price paid for shares in the Company by that third party (or parties acting in concert) in the preceding 12 months. However, the provision does not apply to any of our existing shareholders or their affiliates as of the date of the adoption of our amended and restated memorandum and articles of association, which means such shareholders (including Highworld Investments Limited and ELQ Investors VIII Limited, and their respective affiliates) can individually or collectively go below 30% or 50% of the voting power, as the case may be, and subsequently acquire more than 30% or 50% of the voting power, as the case may be, without making a tender offer.

        Accordingly, the mandatory tender offer provision in our amended and restated memorandum and articles of association does not provide a minority shareholder with a right to dispose of its shares in a number of scenarios in which a shareholder, together with parties acting in concert if applicable, may acquire control over us. As a result, holders of our ADSs may not be given the opportunity to receive treatment equal to what may be received, in the event of an offer made by a potential bidder with a view to gaining control over us or by certain other holders of our ADSs or, as the case may be, shares at the relevant time.

The price of our ADSs might fluctuate significantly, and you could lose all or part of your investment.

        Volatility in the market price of our ADSs may prevent you from being able to sell your ADSs at or above the price you paid for such shares. The trading price of our ADSs may be volatile and subject to wide price fluctuations in response to various factors, including:

  •
  the overall performance of the equity markets;

  •
  issuance of new or changed securities analysts' reports or recommendations;

  •
  additions or departures of key personnel;

  •
  sale of our ADSs by us, our principal shareholders or members of our management;

  •
  general economic conditions;

  •
  changes in interest rates; and

  •
  availability of capital.

        These and other factors might cause the market price of our ADSs to fluctuate substantially, which might limit or prevent investors from readily selling their ADSs and may otherwise negatively affect the liquidity of our ADSs. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our ADSs could fluctuate based upon factors that have little or nothing to do with our Company, and these fluctuations could materially reduce our share price. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. This litigation, if instituted against us, could result in substantial costs, divert our management's attention and resources, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Future sales of our ADSs, or the perception in the public markets that these sales may occur, may depress our stock price.

        As of June 30, 2020, we had 50,317,860 ordinary shares outstanding. If a substantial number of these ordinary shares (or ADSs representing these ordinary shares) were sold in the public market, or the market perceives that such sales may occur, the market price of our ADSs could be adversely affected.

        We have entered into a registration rights agreement pursuant to which we have agreed, under certain circumstances, such as this offering, to file a registration statement to register the ordinary shares, ADSs and any securities convertible or exchangeable into our ordinary shares or our ADSs held by certain principal shareholders, as well as to cooperate in certain public offerings of such registrable securities. If our principal shareholders sell, or indicate an intent to sell, substantial amounts of ordinary shares or ADSs in the future, the market price of our ADSs could decline. In addition, such secondary sales may impair our ability to raise capital through the sale of additional equity securities.

        All of our ADSs are freely tradable without restriction under the Securities Act, except for any of our ADSs that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted and/or control securities under the Securities Act. The ordinary shares held by our affiliates may also be publicly sold in accordance with the requirements of Rule 144 under the Securities Act, including the volume and manner of sale requirements of that rule, or otherwise in compliance with the Securities Act.

        We previously filed a registration statement on Form S-8 under the Securities Act to register ordinary shares subject to options or other equity awards issued or reserved for future issuance under our equity incentive plans. Sales of a substantial number of ordinary shares (or ADSs representing such ordinary shares) issued under these plans in the public market could have an adverse effect on the market price of our ADSs.

        In the future, we may also issue our securities if, for example, we need to raise capital to support our growth strategy or in connection with an acquisition. The amount of ADSs issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding ADSs, and sales of such ordinary shares or ADSs by us could cause the market price of our ADSs to decline.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, or we fail to meet the expectations of industry analysts, our stock price and trading volume could decline.

        The trading market for our ADSs depends in part on the research and reports that securities or industry analysts publish about us, our business or our industry. We may have limited, and may never obtain significant, research coverage by securities and industry analysts. If no additional securities or industry analysts commence coverage of our Company, the trading price for our ADSs could be negatively affected. In the event we obtain additional securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock, the price of our ADSs will likely decline. If one or more of these analysts, or those who currently cover us, ceases to cover us or fails to publish regular reports on us, interest in the purchase of our ADSs could decrease, which could cause the price of our ADSs or trading volume to decline.

You may not be able to exercise your right to vote the ordinary shares underlying your ADSs.

        Holders of ADSs may exercise voting rights with respect to the ordinary shares represented by their ADSs only in accordance with the provisions of the deposit agreement. The deposit agreement provides that, upon receipt of notice of any meeting of holders of our ordinary shares, including any general meeting of our shareholders, the depositary will, as soon as practicable thereafter, fix a record date for the determination of ADS holders who shall be entitled to give instructions for the exercise of voting rights. Upon timely receipt of notice from us, the depositary shall distribute to the holders as of the record date a notice stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each registered holder of ADRs on the record date set by the depositary will, subject to any applicable provisions of the laws of the Republic of Cyprus and our articles of association, be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the ordinary shares represented by the ADSs evidenced by such registered holder's ADRs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us.

        If you qualify, you may instruct the depositary to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw our ordinary shares underlying the ADSs you hold prior to our and the depositary's voting record date(s), which may be different. However, you may not know about the meeting far enough in advance to withdraw those ordinary shares. The depositary, upon timely notice from us, will notify you of the upcoming vote and arrange to deliver voting materials to you. We cannot guarantee that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote, and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

You may not receive distributions on the ordinary shares represented by our ADSs or any value for them if it is illegal or impractical to make them available to holders of ADSs.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it receives on our ordinary shares after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation to take any other action to permit the distribution to any holders of our ADSs or ordinary shares. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is illegal or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

You may be subject to limitations on the transfer of your ADSs.

        Your ADSs, which may be evidenced by ADRs, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of your ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason.

It may be difficult to enforce a U.S. judgment against us, our directors and officers named in this prospectus supplement outside the United States, or to assert U.S. securities law claims outside of the United States.

        All of our current directors and senior officers reside outside the United States, principally in the Russian Federation. Substantially all of our assets and the assets of our current directors and executive officers are located outside the United States, principally in the Russian Federation. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See "Enforcement of Civil Liabilities." Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

        In particular, investors should be aware that there is uncertainty as to whether the courts of the Russian Federation would recognize and enforce judgments of U.S. courts obtained against us or our directors or management as well as against the Selling Shareholder predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or entertain original actions brought in Russian courts against us or our directors or officers as well as against the Selling Shareholder predicated upon the securities laws of the United States or any state in the United States. There is no treaty between the United States and the Russian Federation providing for reciprocal recognition and enforcement of foreign court judgments in civil and commercial matters. As a result of the difficulty associated with enforcing a judgment against us, you may not be able to collect any damages awarded by either a U.S. or foreign court.

We may be treated as a passive foreign investment company, which could result in material adverse tax consequences for investors in the ADSs subject to U.S. federal income tax.

        Special U.S. federal income tax rules apply to U.S. persons owning shares of a "passive foreign investment company" as defined in the Internal Revenue Code of 1986 (a "PFIC"). If we are treated as a PFIC for any taxable year during which a U.S. Holder (as defined in "Material Tax Considerations—Material U.S. Federal Income Tax Considerations for U.S. Holders") holds the ADS (or ordinary shares represented by the ADSs), the U.S. Holder may be subject to certain material adverse tax consequences upon a sale, exchange, or other disposition of the ADSs (or such ordinary shares), or upon the receipt of distributions in respect of the ADSs (or such ordinary shares). Based on the current and anticipated composition of our income, assets and operations, we do not expect to be treated as a PFIC for the current taxable year or in the foreseeable future. This is a factual determination, however, that depends on, among other things, the composition of our income and assets from time to time, and thus the determination can only be made annually after the close of each taxable year. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or for any future taxable year. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to their investment in the ADSs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act. All statements other than statements of historical facts contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

        In some cases, these forward-looking statements can be identified by words or phrases such as "believe," "may," "will," "expect," "estimate," "could," "should," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus include, but are not limited to, statements about:

  •
  our future financial performance, including our revenue, operating expenses and our ability to achieve and maintain profitability;

  •
  our expectations regarding the development of our industry and the competitive environment in which we operate;

  •
  the growth in the usage of our mobile platform and our ability to successfully monetize this usage;

  •
  the growth of our brand awareness and overall business; and

  •
  our ability to improve our user experience, product offerings and technology platform and product offerings to attract and retain job seekers.

        These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in "Risk Factors," including the following:

  •
  a regional or global health pandemic, including COVID-19, could severely affect our business, results of operations and financial condition due to impacts on our customers as well as impacts from actions taken to contain the disease or treat its impact and the speed and extent of the recovery;

  •
  significant competition in our markets;

  •
  our ability to maintain and enhance our brand;

  •
  our ability to improve our user experience, product offerings and technology platform to attract and retain job seekers;

  •
  our ability to respond effectively to industry developments;

  •
  our dependence on job seeker traffic to our websites;

  •
  our reliance on Russian internet infrastructure;

  •
  global political and economic stability;

  •
  concerns about computer viruses, undetected software errors and hacking;

  •
  privacy and data protection concerns;

  •
  our ability to successfully remediate the material weakness in our internal control over our financial reporting and our ability to establish and maintain an effective system of internal control over financial reporting;

  •
  our ability to effectively manage our growth; and

  •
  our ability to attract, train and retain key personnel and other qualified employees.

        We operate in an evolving environment. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        The forward-looking statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus relate only to events or information as of the date on which the statements are made. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and the documents that we have filed as exhibits to the registration statement to which this prospectus supplement relates completely and with the understanding that our actual future results or performance may be materially different from what we expect.

 USE OF PROCEEDS

        The Selling Shareholder is selling all of the ADSs being sold in this offering. Accordingly, we will not receive any proceeds from the sale of ADSs in this offering. We will bear all costs, fees and expenses in connection with this offering, except for the underwriting fees to be paid by the Selling Shareholder on a per ADS basis, which are estimated to be approximately $            million.

        In connection with the Acquisition, Highworld Investments Limited entered into a profit sharing arrangement with an affiliate of Ivan Tavrin, and ELQ Investors VIII Limited in turn entered into a pro rata arrangement with Highworld Investments Limited, pursuant to which Mr. Tavrin's affiliate will receive approximately 9% of any profit that Highworld Investments Limited and ELQ Investors VIII Limited realize with regard to their investment in the Company, including any profit realized upon the sale of its ADSs in this offering. Pursuant to this arrangement, Mr. Tavrin's affiliate will receive approximately $            million from the sale of ADSs by the Selling Shareholder in this offering (or approximately $            million if the underwriters exercise their option to purchase additional ADSs in full). Neither Mr. Tavrin nor his affiliate provided services in connection with the Acquisition or to the Company. Neither Mr. Tavrin nor his affiliate is a shareholder of the Company and neither has rights in the Company or its shares or with regard to its management. Instead, the profit sharing arrangement with Mr. Tavrin settles the Selling Shareholder's obligation to Mr. Tavrin arising from his relinquishing a previously existing position as the preferred purchaser in the Acquisition. Mr. Tavrin is a well-known Russian telecom, media and technology entrepreneur who was a founder, shareholder and head of a number of Russian companies. He was CEO of Megafon from 2012 to 2016. Mr. Tavrin previously held a position on the board of directors of Mail.Ru (but did not hold such position at the time of the Acquisition) and affiliates of Highworld Investments Limited have historically had and continue to have joint investment projects with Mr. Tavrin in other businesses that are not related to the Company. Neither Mr. Tavrin nor his affiliate is otherwise affiliated with the Selling Shareholder or the Company, and the Company has no obligations to Mr. Tavrin or his affiliate.

 CAPITALIZATION

        The table below sets forth our cash and cash equivalents and capitalization as of March 31, 2020, derived from our unaudited condensed consolidated interim financial information and notes thereto included elsewhere in this prospectus supplement.

        Investors should read this table in conjunction with our audited financial statements and Item 3.A "Selected Consolidated Historical Financial and Other Data" included in our Form 20-F for the year ended December 31, 2019 incorporated by reference herein, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited condensed consolidated interim financial information and notes thereto included elsewhere in this prospectus supplement.

( in thousands)	Actual as of March 31, 2020
Cash and cash equivalents	3,104,338

Loans and borrowing, including current portion	5,237,291

Shareholders' equity:
Share capital:
Ordinary shares	8,547
Share premium	1,896,875
Foreign currency translation reserve	(82,642)
Retained earnings	150,640

Total equity attributable to owners of the Company	1,973,420
Non-controlling interest	17,590

Total capitalization	7,228,301

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and related notes thereto included or incorporated by reference in this prospectus supplement. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of our control. Our actual results could differ materially from those discussed in these forward-looking statements. Please see "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements." Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed elsewhere in this prospectus supplement and the accompanying prospectus. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

        We are the leading online recruitment platform in Russia and the CIS region and focus on connecting job seekers with employers. We offer potential employers and recruiters paid access to our extensive CV database and job postings platform. We also provide job seekers and employers with a value added services portfolio centered around their recruitment needs. Our brand and the strength of our platform allow us to generate significant traffic, over 93% of which was free for us as of December 2019, according to our internal data, and we were the fifth most visited job and employment website globally as of May 1, 2020, according to the latest available data from SimilarWeb. Our CV database contained 26.4 million, 36.2 million, 41.8 million and 44.6 million total CVs as of December 31, 2017, 2018 and 2019 and June 30, 2020, respectively, and our platform hosted a daily average of approximately 398,000, 559,000 and 588,000 job postings in the years ended December 31, 2017, 2018 and 2019, respectively. For the years ended December 31, 2017, 2018 and 2019, our platform averaged 17.5 million, 20.0 million and 21.5 million unique visitors per month, respectively, according to LiveInternet.

        Our user base consists primarily of job seekers who use our products and services to discover new career opportunities. The majority of the services we provide to job seekers are free. Our customer base consists primarily of businesses using our CV database and job posting service to fill vacancies inside their organizations.

        We were founded in 2000 and have successfully established a strong, trusted brand and the leading market position, which have enabled us to achieve significant growth in recent years. We had approximately 190,000, 253,000, 322,000 and 164,000 paying customers on our platform for the years ended December 31, 2017, 2018 and 2019 and for the three months ended March 31, 2020, respectively. We have a highly diversified customer base, representing the majority of the industries active in the Russian economy.

        Our total revenue was 4,733 million, 6,118 million, 7,789 million and 1,990 million in the years ended December 31, 2017, 2018 and 2019 and the three months ended March 31, 2020, respectively. During the same periods, our net income was 463 million, 1,033 million, 1,581 million and 412 million, respectively. In addition to our growth, we have consistently maintained strong profitability.

Impact of COVID-19 Pandemic

        We are closely monitoring how the COVID-19 pandemic is affecting our business. While we have not experienced any material disruptions to our regular operations, our financial results in the second half of March 2020 and in the second quarter of 2020 were significantly affected by the COVID-19 pandemic. A decrease in the number of job postings and the number of new CV database subscriptions resulted in a decrease in our revenue, which was partially offset by our efforts to reduce costs. These cost saving measures included, but were not limited to, decreasing marketing expenses and administrative costs, refraining from hiring new employees or replacements, changes to the bonus structure for the sales team and other personnel and pausing renovation plans. We have recently begun to see the start of a recovery in our revenue, and we are gradually removing our cost-saving restrictions.

        As a result of the measures taken by the Russian government, including declaring a "period of non-working days" from March 30, 2020 to May 11, 2020 and requiring businesses to transition employees to work from home or temporarily close, there has been a significant decrease in business activity across Russia and other markets in which we operate, including recruitment and hiring processes, as many companies pause or decrease their hiring plans. As a result, the number of job postings advertised on our platform, the number of candidates browsing through our job postings and our revenue has decreased since mid-March 2020. From the second half of April through May and June 2020, we saw a steady recovery on our platform as the restrictive measures as a result of COVID-19 began to be gradually lifted. As of June 26, 2020, nearly all of our key operating measures have reached their pre-pandemic levels, including increases in the amount of traffic to our website, the inflow of new CVs to our platform, the number of mobile application downloads and the daily number of average job postings on our platform.

        Financially, we have a strong balance sheet, and our subscription-based business model is highly cash generative, with an Adjusted EBITDA margin of 50.5% in 2019. Pre-paid deferred revenue as of December 31, 2019 was 2.4 billion, and we have low capex requirements. All of these factors allow us to maintain our cash position and preserve financial flexibility even in the case of a protracted economic downturn. However, given the uncertainty regarding the COVID-19 pandemic, we began implementing prudent operational control measures, including putting all non-essential hiring on hold, substantially reducing all non-essential and discretionary operating costs, optimizing marketing budgets and limiting non-essential capital expenditures, including office renovations. We also previously announced the deferral of payment of our interim dividend. In order to ensure our stability, due to uncertainty in the impact of the COVID-19 pandemic, in April 2020, we announced the deferral of the payment of the dividend for the year ended December 31, 2019 (see Notes 16(d) included in the unaudited condensed consolidated interim financial information included elsewhere in this prospectus supplement). We have also engaged in discussions with various banks to refinance our debt, in order to provide more capital allocation options available to us in the future. None of these actions are expected to impact business continuity, nor our ability to execute our long-term strategy. However, these measures are undertaken out of caution and to support our strategic objectives and will allow us to address potential temporary challenges that could arise as a result of the COVID-19 pandemic both in Russia and worldwide.

        We did not see any specific immediate impact of COVID-19 on our financial position as of March 31, 2020. Our goodwill and intangible assets relate mainly to the acquisition of the Headhunter business from Mail.ru Group in 2016. As of March 31, 2020, we concluded there was no requirement for the impairment of either goodwill or intangible assets, as there is significant headroom between the fair value of the "Russia" CGU, to which the majority of assets are allocated (calculated by reference to our market share price), and the carrying value of these assets. Our property and equipment mainly relate to improvements, furniture and IT equipment in our office in Moscow. We do not foresee an increase in our expected credit loss, as our cash and cash equivalents are kept with the highest-ranking Russian banks with stable credit ratings.

        As a natural consequence of the "period of non-working days" in Russia, some payments that would usually be made at the end of the first quarter 2020, for example, our quarterly Credit Facility repayment, shifted to the second quarter of 2020 as the payment due for our Credit Facility was due on

March 30, 2020, which was designated a non-working day due to the COVID-19 pandemic. As a result, as of March 31, 2020, the current portion of our loans and borrowings were unusually high, as it included the amount of the first quarter 2020 payment, which was paid in the second quarter 2020. We have requested deferral of certain income tax payments amounting to 164 million for six months. If our request is not granted, we will have to pay a penalty; for example, the penalty for a three month period is estimated to be 4 million.

        Our liquidity analysis based on our recent performance and current estimates shows that we have adequate resources to finance our operations for the foreseeable future.

        Due to uncertainties that will be dictated by the length of time that the COVID-19 pandemic and related disruptions continue, there can be no assurances that our operations will not continue to be adversely impacted going forward.

        See "Risk Factors—Risks Relating to our Business and Industry—A regional or global health pandemic, including COVID-19, could severely affect our business, results of operations and financial condition due to impacts on our customers as well as impacts from actions taken to contain the disease or treat its impact and the speed and extent of the recovery."

Segments

        For management purposes, we are organized into operating segments based on the geography of our operations. Our operating segments are "Russia," "Belarus," "Kazakhstan," "Estonia, Latvia and Lithuania," "Ukraine" and "Azerbaijan." We divested the business through which we historically conducted operations in Estonia, Latvia and Lithuania in March 2017 and the business through which we conducted operations in Ukraine in April 2018. As each operating segment, other than Russia, individually comprises less than 10% of revenue, we combine all segments other than Russia into "Other segments" in our financial statements and elsewhere in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2019 incorporated by reference herein. In addition, when reviewing our Russia segment, we disaggregate revenue in this segment by customer location (including large cities, Moscow and St. Petersburg, and other regions in Russia) and type of customer account (Key Accounts and Small and Medium Accounts) to review relevant key operating performance measures within each group.

Key Indicators of Operating and Financial Performance

        Our management monitors and analyzes certain operating and financial performance indicators. This process ensures timely evaluation of the performance of our business and the effectiveness of our strategies, enabling our management to react promptly to the changing requirements of job seekers and customers and evolving market conditions. We believe that many online businesses monitor similar indicators, however, there are inherent challenges with respect to gathering and assessing the data underlying our performance indicators. See Item 3.D "Risk Factors—Risks Relating to Our Business and Industry—Real or perceived inaccuracies of our internally calculated or third-party sourced user metrics may harm our reputation and adversely affect our business and operating results" of our Annual Report on Form 20-F for the year ended December 31, 2019 incorporated by reference herein.

Key Operating Performance Indicators

        We use the following key operating performance indicators to assess the performance of our online recruitment services, from which we generate substantially all of our revenue. These measures include the number of paying customers, the number of job postings on our websites, ARPC, the average number of UMVs to our website, and the number of CVs and visible CVs in our database. The following table sets forth our key operating performance indicators as of the dates (number of CVs and number of visible CVs) or for the periods indicated (number of paying customers, ARPC, number of job postings and average UMVs):

	As of and for the year ended December 31,			As of and for the three months ended March 31,
	2017(2)	2018	2019	2019	2020
Number of paying customers
Russia segment
Key Accounts, total	9,482	10,736	11,125	9,138	9,661
Moscow and St. Petersburg	5,224	5,538	5,368	4,694	4,695
Other regions of Russia	4,258	5,198	5,757	4,444	4,966
Small and Medium Accounts, total	158,993	222,843	285,300	128,119	140,761
Moscow and St. Petersburg	87,666	109,498	123,295	58,999	61,730
Other regions of Russia	71,327	113,345	162,005	69,120	79,031
Foreign customers of Russia segment	1,229	1,937	1,253	1,622	719

Russia segment, total	169,704	235,516	297,678	138,879	151,141
Other segments, total	20,105	17,437	24,715	10,918	12,750

Total number of paying customers	189,809	252,953	322,393	149,797	163,891

ARPC (in RUB)(1) Russia segment
Key Accounts, total	198,340	208,973	237,897	62,497	71,250
Moscow and St. Petersburg	278,384	306,216	369,217	93,175	105,516
Other regions of Russia	100,137	105,369	115,451	30,094	38,855
Small and Medium Accounts, total	14,249	14,302	14,700	7,056	7,489
Moscow and St. Petersburg	18,721	19,641	20,922	9,614	10,169
Other regions of Russia	8,751	9,143	9,965	4,872	5,395

Other segments, total	18,605	23,935	23,345	11,259	11,935
Job postings (in thousands)	398	559	588	—	—
Average UMVs (in millions)	17.5	20.0	21.9	—	—
Number of CVs (in millions)	26.4	36.2	41.8	—	—
Number of visible CVs (in millions)	19.1	27.2	31.4	—	—

(1)
ARPC is calculated by dividing revenue by the number of paying customers, respectively, for the period.

(2)
We adopted IFRS 15 at January 1, 2018 using the full retrospective approach. Under the transition method chosen, certain comparative information has been restated. Please refer to Note 4 of our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2019.

        We sell our services predominantly to businesses that are looking for job seekers to fill vacancies inside their organizations. We refer to such businesses as "customers." In Russia, we divide our customers into (i) Key Accounts and (ii) Small and Medium Accounts, based on their annual revenue and employee headcount. We define "Key Accounts" as customers who, according to the Spark-Interfax database, have an annual revenue of 2 billion or more or a headcount of 250 or more employees and have not marked themselves as recruiting agencies on their page on our website, and we define "Small and Medium Accounts" as customers who, according to the Spark-Interfax database, have both an annual revenue of less than 2 billion and a headcount of less than 250 employees and have not marked themselves as recruiting agencies on their page on our website. Our website allows several legal entities and/or natural persons to be registered, each with a unique identification number, under a single account page (e.g., a group of companies). Each legal entity registered under a single account is defined as a separate customer and is included in the number of paying customers metric. Natural persons registered under a single account are assumed to be employees of the legal entities of that account and thus, are not considered separate customers and are not included in the number of paying customers metric. However, in a specific reporting period, when only natural persons used our services under such account, they are collectively included in the number of paying customers as one customer.

        On occasions when information from the Spark-Interfax database is not available, we define Key Accounts as customers who have subscribed to our CV database for 180 or more consecutive days at any point since their initial registration and Small and Medium Accounts as customers who do not match these criteria.

        Information from the Spark-Interfax database may change from time to time as companies file their new financial and other reports every year. As a result, a customer may be included in a different customer group in a subsequent accounting period.

        We also derive a small portion of our revenue from the provision of our services to: (i) recruiting agencies looking for job seekers on behalf of their clients, (ii) job seekers who are willing to pay for premium services, such as promoting their CV in the search results and (iii) online advertising agencies, all of which we refer to collectively as "other customers." Each customer is assigned a unique identification number on our platform.

        Our revenue is driven primarily by the number of database subscriptions active in a period and the number of jobs postings on our website. In addition, our revenue is impacted by the frequency with which customers pay to refresh their job postings (where a customer pays for the same job posting again so that it appears at the top of the job posting list), pay for premium placement of their job posting (where a customer pays for their job posting to appear at the top of search results) or purchase other value added services, such as display advertisements.

        We use average revenue per customer ("ARPC") to track the average revenue we receive per customer during a specified period. We calculate ARPC by dividing revenue from customers during a specific period by the number of customers who received paid services during the same period. In Russia, we calculate ARPC separately for Key Accounts and for Small and Medium Accounts. ARPC is impacted by the type of customer and the duration of our relationship with our paying customers. Key Accounts use our services more and typically purchase longer subscriptions. Small and Medium Accounts purchase less usage or purchase shorter or one-off subscriptions. As a result, an increase in Key Accounts typically results in a higher ARPC, while an increase in Small and Medium Accounts typically results in a lower ARPC. In addition, newer customers tend to purchase less usage and therefore, lower priced services, resulting in a lower ARPC, whereas more established customers typically purchase more usage, and therefore, higher priced services, resulting in a higher ARPC. In addition to the factors described above, ARPC in our other segments is also impacted by foreign exchange fluctuations as we translate local currency amounts into our reporting currency, the ruble.

        The number of "job postings" refers to the total daily average number of jobs advertised by our customers on our website during a specified period. The number of job postings shows the volume of job postings available to job seekers on our website on average during a period. It does not reflect the total number of actual vacancies filled or offered through our website during a period. Customers are primarily charged on a per posting basis or a flat fee subscription basis for a capped number of postings over a specific period of time. Customers may refresh job postings before the expiration of the 30 day standard display period for the same fee as the initial posting to generate more job seeker applications. An increase in the number of customers and number of job postings by these customers increases our ability to attract and retain job seekers.

        Our "average unique monthly visitors" ("average UMVs") refers to the average number of unique visitors to our website during a calendar month. The "number of CVs" refers to the number of CVs completed by job seekers and uploaded to our website following the completion of an automated or human-assisted pre-moderation process. Once a job seeker's CV has been uploaded to the website, he or she may choose to hide their CV while, for example, he or she is not actively searching for a job. A CV may be made visible again by a job seeker at any time. When a job seeker hides his or her CV, it remains in our database and we may reach the job seeker with direct marketing efforts, but it is not discoverable by our customers who have purchased a subscription to use our CV database. The "number of visible CVs" represents the number of CVs discoverable by our customers who have purchased a subscription to use our CV database. The number of CVs represents the total volume of data related to job seekers available to us, and the number of visible CVs represents the value of our services to our customers.

        We view average UMVs and the number of CVs as key indicators of growth in our brand awareness among job seekers and as measures of our ability to attract job seekers to register on our website. Historically, an increase in the average UMVs has resulted in an increase in the number of new registered job seekers, which in turn, has resulted in an increase in the number of CVs added to our database. Although we do not directly generate revenue from job seekers uploading their CVs to our database or replying to job postings, the size of our database is a key indicator of the scale of our platform, which enables us to attract new customers and encourages our existing customers to purchase additional services.

        The size and growth of the number of UMVs, the number of CVs and the number of jobs advertised increase the value we deliver to customers looking to fill their vacancies through our platform, resulting in an increase in the number of paying customers, ARPC and the growth of revenue from our online recruitment services. This growth is also driven by an overall expansion of the online recruitment market in Russia and the other countries in which we operate, our ability to retain customers and up-sell our services, and our efforts to attract new customers and job seekers. These efforts include continuously improving our website and other platforms to enhance the job seeker experience, tracking the effectiveness of our marketing and brand promotion activities and expanding into new market segments. In addition, during times of economic slowdown, we are usually able to grow the size of our CV database, which becomes even more attractive to our customers as the economy improves, enabling us to encourage our existing customers to purchase additional services as well as attract new customers due to the scale of our database.

Key Financial Performance Indicators

Revenue by customer type

        The following table sets forth the revenue from our customers broken down by region for the periods indicated.

	For the year ended December 31,			For the three months ended March 31,
(in thousands of RUB)	2017(1)	2018	2019	2019	2020
Key Accounts in Russia
Russia segment
Moscow and St. Petersburg	1,454,278	1,695,823	1,981,959	437,363	495,398
Other regions of Russia	426,384	547,710	664,649	133,739	192,953

Sub-total	1,880,662	2,243,533	2,646,608	571,102	688,351
Small and Medium Accounts in Russia
Russia segment
Moscow and St. Petersburg	1,641,225	2,150,685	2,579,517	567,219	627,759
Other regions of Russia	624,200	1,036,346	1,614,359	336,771	426,407

Sub-total	2,265,425	3,187,031	4,193,876	903,990	1,054,166
Other customers in Russia	192,050	238,353	329,893	66,316	79,852
Foreign customers of Russia segment	20,342	31,507	41,385	14,107	15,875

Total for "Russia" segment	4,358,479	5,700,424	7,211,762	1,555,515	1,838,244
Other segments, total	374,060	417,349	576,979	122,922	152,165

Total Revenue	4,732,539	6,117,773	7,788,741	1,678,437	1,990,409

(1)
We adopted IFRS 15 at January 1, 2018 using the full retrospective approach. Under the transition method chosen, certain comparative information has been restated. Please refer to Note 4 of our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2019.

        We generated 92.1%, 93.2%, 92.6% and 92.4% of our total revenue from our Russia segment for the years ended December 31, 2017, 2018 and 2019 and for the three months ended March 31, 2020, respectively. In this segment, we generated 43.1%, 39.4%, 36.7% and 37.4% of total segment revenue for the years ended December 31, 2017, 2018 and 2019 and the three months ended March 31, 2020, respectively, from our Key Accounts and 52.0%, 55.9%, 58.2% and 57.3% of total segment revenue from Small and Medium Accounts for the same periods. Our Key Accounts are characterized by high customer retention rates, with 87% of customers who purchased our services in the year ended December 31, 2018 also purchasing our services in the year ended December 31, 2019, compared to 88% of customers who purchased our services in the year ended December 31, 2017 also purchasing our services in the year ended December 31, 2018. Our Small and Medium Accounts have historically grown faster than the number of our Key Accounts, as smaller businesses are increasingly discovering the efficiency and cost advantages of online recruiting and moving from offline forms of advertisements to online advertisements, assisted by our brand awareness campaigns. In addition, due to the nature of our business, a substantial portion of our customers pay upfront for subscriptions, resulting in substantial contract liabilities on our balance sheet.

        We believe that our revenue will continue to be driven by broad macroeconomic factors in Russia, such as the rate of general economic growth, the state of the Russian job market reflected in such metrics as the unemployment rate, and employee turnover. In addition, we expect our revenue to continue to be positively impacted by the ongoing structural shift from an "offline" to "online" HR environment and the increasing number of businesses using online advertisements. Although our revenue growth may slow down in a weakened economy, the growth in the number of UMVs on our website and the increase in the number of CVs in our database during a downturn positions us to grow when economic conditions improve, as we believe our leading platform has attracted and will continue to attract customers to post their job postings when they are searching for candidates.

        We set the prices for access to our CV database based on the length and breadth of access to our database and for job postings based on the volume of job postings our customers post on our website. The price of a subscription to our CV database is defined by the geographical and professional segment of the database to which a customer wishes to purchase access (for example, access to CVs of job seekers residing in Moscow and looking for a job in the professional area of marketing) and the duration of the subscription, which can be one day, one week, two weeks, one month, three months, six months or one year. The price of the specific geographic and professional segments of the CV database is set according to the relative size of the database measured by the number of visible CVs (however, not always pro rata). The longer the duration of the subscription, the lower the price is per day.

        The following table sets forth the revenue we generate per customer type, broken down by region as a percentage of our total revenue for the periods indicated.

	For the year ended December 31,			For the three months ended March 31,
	2017(1)	2018	2019	2019	2020
Key Accounts in Russia
Russia segment
Moscow and St. Petersburg	30.7%	27.7%	25.4%	26.1%	24.9%
Other regions of Russia	9.0%	9.0%	8.5%	8.0%	9.7%

Sub-total	39.7%	36.7%	34.0%	34.0%	34.6%
Small and Medium Accounts in Russia
Russia segment
Moscow and St. Petersburg	34.7%	35.2%	33.1%	33.8%	31.5%
Other regions of Russia	13.2%	16.9%	20.7%	20.1%	21.4%

Sub-total	47.9%	52.1%	53.8%	53.9%	53.0%
Other customers in Russia	4.1%	3.9%	4.2%	4.0%	4.0%
Foreign customers of Russia segment	0.4%	0.5%	0.5%	0.8%	0.8%

Total for "Russia" segment	92.1%	93.2%	92.6%	92.7%	92.4%
Other segments, total	7.9%	6.8%	7.4%	7.3%	7.6%

Total	100.0%	100.0%	100.0%	100%	100%

(1)
We adopted IFRS 15 at January 1, 2018 using the full retrospective approach. Under the transition method chosen, certain comparative information has been restated. Please refer to Note 4 of our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2019.

Russia Segment

        Key Accounts Revenue.    Key Accounts in Russia accounted for 34.6% and 34.0% of our total revenue for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively. Key Accounts tend to purchase higher volumes of services and more frequently use our additional value added services, such as ad displays and company-style branded pages than Small and Medium Accounts. Although the number of our Key Accounts has grown at a slower pace than Small and Medium Accounts over the last two years, we are increasing our ARPC in this group consistently over the last two years. For example, since September 1, 2015, we introduced a cap on our flat fee subscription service, which previously allowed customers to post an unlimited number of job postings over a specific period of time. This allowed us to generate additional revenue from Key Accounts gradually over the subsequent years. In our Key Accounts, for the three months ended March 31, 2020, our number of paying customers remained flat in Moscow and St. Petersburg and increased by 11.7% in Other regions of Russia compared to the same period in the prior year. ARPC in this segment has increased by 13.2% in Moscow and St. Petersburg, compared to the three months ended March 31, 2019, driven by the increase in prices and cancellation of discounts, and by 29.1% in Other regions of Russia for the same period, driven by the increase in prices that became effective on January 1, 2020 and the increase in average usage of our services per paying customer. Within Key Accounts, we derived 24.9% and 9.7% of our total revenue from Moscow and St. Petersburg and other regions of Russia, respectively, for the three months ended March 31, 2020. We believe that we will be able to grow our revenue from our Key Accounts by enhancing monetization of existing customers as well as by increasing the number of customers in this segment, particularly in the other regions of Russia, coupled with increasing the number of Key Accounts who purchase our value added services, such as display advertisements and branded websites. See Item 4.B "Business Overview—Our Services—Human Resource Value Added Services" of our Annual Report on Form 20-F for the year ended December 31, 2019 incorporated by reference herein for additional information on our value added services.

        Small and Medium Accounts Revenue.    Small and Medium Accounts in Russia accounted for 53.8% and 53.0% of our total revenue for the year ended December 31, 2019 and for the three months ended March 31, 2020, respectively. In our Small and Medium Accounts, for the three months ended March 31, 2020, the number of paying customers has increased by 4.6% in Moscow and St. Petersburg and by 10.7% in Other regions of Russia compared to the same period in the prior year. ARPC in this segment has increased by 5.8% in Moscow and St. Petersburg compared to the three months ended March 31, 2019, and by 10.7% in Other regions of Russia for the same period, driven by the increase in prices, while average usage of services per paying customer has slightly decreased. Within Small and Medium Accounts, we derived 31.5% and 21.4% of our total revenue from Moscow and St. Petersburg and other regions of Russia, respectively, for the three months ended March 31, 2020. We believe that we will be able to grow our revenue from Small and Medium Accounts by further promoting our brand with wide-scale TV, online and outdoor campaigns, offering competitive pricing on our products and retaining and migrating our Small and Medium Accounts customers to higher priced products over time. In addition, we are working to grow the number of our Small and Medium Accounts customers by increasing the number of CVs from blue collar job seekers in our database.

        Other Customers in Russia Revenue.    Other customers revenue is comprised of revenue from recruiters and ad agencies who purchase access to our CV database and advertising products, and job seekers who purchase a premium service such as CV highlight, which places their CV at the top of a search in our CV database. Other customers revenue accounted for 4.0% of our total revenue for the three months ended March 31, 2020.

Other Segments

        We generated 7.4% and 7.6% of our total revenue from our other segments for the year ended December 31, 2019 and for the three months ended March 31, 2020, respectively.

Operating costs and expenses (exclusive of depreciation and amortization)

        Our operating costs and expenses (exclusive of depreciation and amortization) consist primarily of personnel and marketing expenses. The following table sets forth our operating expenses as a percentage of our revenue for the periods indicated.

	For the year ended December 31,			For the three months ended March 31,
	2017	2018	2019	2019	2020
Personnel expenses	31.8%	28.1%	28.7%	28.6%	29.2%
Marketing expenses	14.6%	15.4%	13.4%	15.4%	16.0%
Other general and administrative expenses
Subcontractor and other costs related to provision of services	2.5%	3.1%	2.4%	2.7%	1.9%
Office rent and maintenance	4.0%	3.9%	2.7%	2.6%	2.3%
Professional services	4.4%	4.2%	4.5%	4.8%	4.0%
Insurance services	—	—	1.4%	—	2.2%
Hosting and other website maintenance	0.5%	0.5%	0.5%	0.5%	0.6%
Other operating expenses	1.1%	0.9%	1.6%	1.0%	1.1%

Total other general and administrative expenses	12.5%	12.7%	13.1%	11.7%	12.0%
Operating costs and expenses (exclusive of depreciation and amortization)	58.9%	56.1%	55.2%	55.6%	57.2%

Personnel Expenses

        Our personnel expenses consist primarily of salaries and benefits to our sales staff, who represent 26% of our total number of employees, and salaries and benefits of our development team, who represented 20% of our total number of employees as of December 31, 2019. In addition to a fixed base salary, which the majority of our staff receive, our sales staff derive a substantial portion of their salary from commissions based on performance. For all periods presented, the majority of compensation paid to our sales personnel was performance based.

        We anticipate that our personnel expenses will continue to increase in absolute terms as we hire additional personnel and incur additional costs in connection with the expansion of our business operations in other regions of Russia, enhancing our product and services development.

	For the year ended December 31,			For the three months ended March 31,
Personnel expenses*	2017	2018	2019	2019	2020
(in thousands of RUB)
Sales	(387,079)	(379,790)	(402,971)	(96,286)	(96,703)
Marketing	(78,479)	(96,396)	(129,375)	(29,926)	(27,774)
Production	(86,828)	(101,120)	(133,621)	(28,512)	(33,543)
Development	(229,310)	(305,440)	(390,774)	(89,535)	(108,933)
Product	(98,715)	(114,030)	(119,396)	(31,187)	(30,768)
Administrative	(133,425)	(187,887)	(256,012)	(55,117)	(61,684)
Senior management	(95,558)	(116,928)	(140,657)	(31,046)	(16,128)
Board of directors	—	—	(16,341)	—	(6,915)

Subtotal	(1,109,394)	(1,301,591)	(1,589,148)	(361,610)	(382,449)

Tax and social	(311,491)	(372,087)	(457,182)	(100,994)	(119,705)
Capitalized R&D	47,248	48,072	31,261	8,987	3,239

Total	(1,373,637)	(1,625,606)	(2,015,069)	(453,616)	(498,915)

*
Adjusted for Disposal of CV Keskus OU and HeadHunter LLC (Ukraine), share-based payments and unused vacation provision.

        Our personnel expenses comprised 31.8%, 28.1%, 28.7% and 29.2% as a percentage of revenue for the years ended December 31, 2017, 2018 and 2019 and for the three months ended March 31, 2020, respectively.

        Our personnel expenses, excluding share-based payments, comprised 30.2%, 26.8%, 26.0% and 26.2% as a percentage of revenue for the years ended December 31, 2017, 2018 and 2019 and the three months ended March 31, 2020, respectively.

Marketing Expenses

        We continue investing in our brand awareness in Russia with robust TV and online advertising campaigns. Our total marketing expenses for the years ended December 31, 2017, 2018 and 2019 and for the three months ended March 31, 2020 were 693 million, 940 million, 1,047 million and 318 million, respectively.

        Marketing expenses vary from city to city, depending on local competition, our strategic objectives in each market and the marketing channels we use to support our growth and promote our brand. We plan to continue investing in marketing activities, including offline channels, in order to strengthen our brand recognition and grow our job seeker and customer base. Due to the impact of the COVID-19 pandemic, we reduced our marketing expenses in April and May 2020, but we discontinued these reductions in June 2020. Please see "—Impact of COVID-19 Pandemic" above for more information.

        As a result of our strategy to expand our business operations and create greater brand awareness, we expect that our marketing expenses will continue to increase in absolute terms as we invest in marketing in new and existing geographic areas. If we can leverage our strong brand and utilize the scalability of our business model, our marketing expenses may decrease as a percentage of our revenue. Our marketing expenses comprised 14.6%, 15.4%, 13.4% and 16.0% as a percentage of revenue for the years ended December 31, 2017, 2018 and 2019 and for the three months ended March 31, 2020, respectively.

Other general and administrative expenses

        Our other general and administrative expenses consist primarily of professional services, insurance costs and office rent and maintenance costs. Our general and administrative expenses comprised 12.5%, 12.7%, 13.1% and 12.0% as a percentage of revenue for the years ended December 31, 2017, 2018 and 2019 and for the three months ended March 31, 2020, respectively.

        As a result of becoming a public company in 2019, our professional services and insurance costs increased as a percentage of revenue, which were partly offset by a decrease in our office rent and maintenance costs, primarily due to the application of IFRS 16 "Leases." Please refer to Note 4 to our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2019 incorporated by reference herein.

Key Factors Affecting Comparability

        Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Divestments

        On March 29, 2017, we completed the sale of our wholly owned subsidiary CV Keskus OU, through which we conducted operations in our Estonia, Latvia and Lithuania segment (our "Estonia, Latvia and Lithuania operations") to Ringier Axel Springer Media AG as part of our strategy to focus on our core markets. In the agreement relating to the sale of CV Keskus OU, we agreed to indemnify the purchaser for an amount equal to up to 40% of the total consideration paid in respect of certain potential regulatory liabilities and other potential claims against CV Keskus OU. As of the date hereof, no claims have been raised. The divestment resulted in a gain on disposal of 439 million, which is reflected in our results of operations for the year ended December 31, 2017. Our Estonia, Latvia and Lithuania operations accounted for 54 million, or 1.1%, of our total revenue for the year ended December 31, 2017. As a result of the sale, our historical financial information for the year ended December 31, 2017 includes the results of our Estonia, Latvia and Lithuania operations only for the period prior to completion of the sale and, therefore, is not directly comparable with the subsequent period.

        On April 26, 2018, we completed the sale of our 51% share in our subsidiary HeadHunter LLC (Ukraine), through which we conducted operations in our Ukraine segment (our "Ukraine operations"), to the minority shareholders for a consideration of 3 million. In the agreement relating to the sale of HeadHunter LLC (Ukraine), we agreed (i) the purchase price would be paid in installments on a payment schedule beginning on October 1, 2020 and ending on March 31, 2023; (ii) the acquired participatory interests shall be pledged to us as security of payment obligations of the purchasers; (iii) HeadHunter LLC (Ukraine) will assign all exclusive rights to the Ukrainian trademarks and domain names to us; and (iv) we shall grant HeadHunter LLC (Ukraine) a non-exclusive license to use these trademarks and domain names until May 2020. The divestment resulted in a gain on disposal of 6 million, which is reflected in our results of operations for the year ended December 31, 2018. Our Ukraine operations accounted for 39 million and 16 million of our total revenue for the years ended December 31, 2017 and 2018, respectively, or 0.8% and 0.3% of total revenue for the same periods, respectively. As a result of the sale, our historical financial information for the year ended December 31, 2018 includes the results of our Ukraine operations only for the period prior to completion of the sale and, therefore, is not directly comparable with the prior period.

Withholding Tax on Dividends

        Our operating entity in Russia routinely pays intra-group dividends to our Cypriot holding company. Beginning from January 1, 2018, we have applied a 0% rate of taxation on intra-group dividends to estimate deferred tax liabilities on any unremitted earnings in Russia, as we were considering changing the place of management of HeadHunter Group PLC from Cyprus to Russia, which we completed on June 19, 2019, compared to a 15% rate applied before January 1, 2018. As a result, our withholding tax liability and expense is not directly comparable between the years ended December 31, 2019 and 2018 and the year ended December 31, 2017. See "Material Cyprus Tax Considerations—Taxation of Dividends and Distributions."

Seasonality

        We generally do not experience seasonal fluctuations in demand for our services. Our revenue remains relatively stable throughout each quarter, however, our first quarter revenue is typically slightly lower than the other quarters due to a winter holiday period in Russia, which results in lower business activity in this quarter.

Operating Results

        For a discussion of the year ended December 31, 2018 compared to the year ended December 31, 2017, see our final prospectus filed pursuant to Rule 424(b)(4) (File No. 333-224065), filed with the SEC on May 9, 2019, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Comparison of the Three Months Ended March 31, 2020 to the Three Months Ended March 31, 2019

	For the three months ended March 31,
(in thousands of RUB)	2019	2020
Revenue	1,678,437	1,990,409
Operating costs and expenses (exclusive of depreciation and amortization)	(933,540)	(1,138,619)
Depreciation and amortization	(165,104)	(184,406)

Operating income	579,793	667,384
Financial income	26,207	19,158
Financial costs	(167,830)	(118,833)
Other income	—	9,689
Net foreign exchange loss	(22,641)	75,313
Share of loss of equity-accounted investees (net of income tax)	—	(9,544)

Profit before income tax	415,529	643,167
Income tax expense	(176,782)	(231,429)

Net income	238,747	411,738

Revenue

        Our revenue was 1,990 million for the three months ended March 31, 2020 compared to 1,678 million for the three months ended March 31, 2019. Revenue for the three months ended March 31, 2020 increased by 312 million, or 18.6%, compared to the three months ended March 31, 2019, primarily due to an increase in revenue in our Russia segment.

        Russia revenue.    Revenue in our Russia segment was 1,838 million for the three months ended March 31, 2020 compared to 1,556 million for the three months ended March 31, 2019. Revenue in our Russia segment increased by 283 million, or 18.2%. This was primarily due to an increase in prices which resulted in the increase in ARPC across all customer segments, an increase of 10% in the number of paying customers in our Small and Medium Accounts segment and an increase of 12% in the number of paying customers in our Key Accounts in Other Regions.

        Other segments revenue.    Our revenue in our other segments was 152 million for the three months ended March 31, 2020 compared to 123 million for the three months ended March 31, 2019. Revenue for the three months ended March 31, 2020 increased by 29 million, or 23.8%, compared to the three months ended March 31, 2019, primarily due to an increase in the number of paying customers in our Kazakhstan segment.

Operating costs and expenses (exclusive of depreciation and amortization)

        Operating costs and expenses (exclusive of depreciation and amortization) were 1,139 million for the three months ended March 31, 2020 compared to 934 million for the three months ended March 31, 2019. Operating costs and expenses (exclusive of depreciation and amortization) increased by 205 million, or 22.0%, compared with the three months ended March 31, 2019. These increases were primarily attributable to an increase in personnel expenses of 101 million and an increase in marketing expenses of 60 million driven by an increase in online marketing expenses and TV marketing expenses.

        The main factors that contributed to the increase in personnel expenses are: (i) an increase in share-based compensation by 51 million, primarily due to the grant of new options under the 2016 Unit Option Plan and 2018 Unit Option Plan in the second quarter of 2019; (ii) hiring 77 people during the second, third and fourth quarters of 2019 and the first quarter of 2020, primarily in the development, sales and production teams in our Russia segment, thus increasing headcount in our Russia segment to 729 people as of March 31, 2020; and (iii) the indexation of wages effective from the first quarter of 2020. The increase was partly offset by a decrease of performance-based and discretionary bonuses in the first quarter of 2020 as a part of our cost-cutting initiatives in response to COVID-19.

Depreciation and amortization

        Depreciation and amortization was 184 million for the three months ended March 31, 2020, compared to 165 million for the three months ended March 31, 2019. Depreciation and amortization increased by 19 million, or 11.7%, primarily due to additional depreciation charge related to leasehold improvements recognized in the second, third and fourth quarters of 2019 due to redesign of our offices in Moscow and Yaroslavl.

Finance income and costs

        Finance income was 19 million for the three months ended March 31, 2020 compared to 26 million for the three months ended March 31, 2019, primarily due to a decrease in available cash balances that were deposited.

        Finance costs were 119 million for the three months ended March 31, 2020, compared to 168 million for the three months ended March 31, 2019. Finance costs decreased by 49 million, primarily due to a decrease of Central Bank of Russia Key Rate from 7.75% to 6% through the period from March 31, 2019 to March 31, 2020 as well as a decrease in the loans and borrowings balance by 688 million from March 31, 2019 to March 31, 2020.

Net foreign exchange gain/(loss)

        Net foreign exchange gain was 75 million for the three months ended March 31, 2020 compared to a loss of 23 million for the three months ended March 31, 2019. The change was mostly due to the weakening of the RUB to USD currency exchange rate as at March 31, 2020 in comparison with the rate as at December 31, 2019, resulting in the foreign exchange gain on USD-denominated cash balances, partly offset by the foreign exchange loss on USD-denominated dividends payable in the three months ended March 31, 2020.

Income tax expense

        Income tax expense was 231 million for the three months ended March 31, 2020 compared to 177 million for the three months ended March 31, 2019. The effective tax rate was 36.0% for the three months ended March 31, 2020 and 42.5% for the three months ended March 31, 2019.

        The effective tax rate for the three months ended March 31, 2020 was affected by the non-deductible foreign exchange loss on dividends payable occurred in our Cyprus holding company (see "—Net foreign exchange gain/(loss)" above). Without this effect, the effective tax rate for the three months ended March 31, 2020 would have been 29.4%. The effective tax rate for the three months ended March 31, 2019 was affected by withholding tax expense associated with our tax restructuring. Without this effect, the effective tax rate for the three months ended March 31, 2019 would have been 32.6%.

Net Income

        Net income was 412 million for the three months ended March 31, 2020 compared to 239 million for the three months ended March 31, 2019. Net income increased by 173 million compared to the three months ended March 31, 2019 primarily due to the reasons described above.

Comparison of the Year Ended December 31, 2019 to the Year Ended December 31, 2018

	For the year ended December 31,
(in thousands of RUB)	2018(1)	2019
Revenue	6,117,773	7,788,741
Operating costs and expenses (exclusive of depreciation and amortization)	(3,432,860)	(4,300,263)
Depreciation and amortization	(586,131)	(683,317)

Operating income	2,098,782	2,805,161
Financial income	90,602	76,764
Financial costs	(644,326)	(603,280)
Other income	—	23,853
Gain on disposal of subsidiary	6,131	—
Net foreign exchange loss	(8,742)	(46,508)
Share of loss of equity-accounted investees (net of income tax)	—	(30,542)

Profit before income tax	1,542,447	2,225,448
Income tax expense	(509,602)	(644,422)

Net income	1,032,845	1,581,026

(1)
We adopted IFRS 16 at January 1, 2019 using the modified retrospective approach. Under the transition method chosen, comparative information is not restated. Please refer to Note 4 of our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2019.

Revenue

        Our revenue was 7,789 million for the year ended December 31, 2019 compared to 6,118 million for the year ended December 31, 2018. Revenue for the year ended December 31, 2019 increased by 1,671 million, or 27.3%, compared to the year ended December 31, 2018. In April 2018, we completed the sale of our Ukraine operations. The revenue from our Ukraine operating segment was 16 million for the year ended December 31, 2018. Excluding the effect of the disposal of our Ukraine operations, revenue for the year ended December 31, 2019 increased by 1,687 million, or 27.7%, compared to the year ended December 31, 2018, primarily due to an increase in revenue in our Russia segment.

        Russia revenue.    Our revenue in our Russia segment was 7,212 million for the year ended December 31, 2019 compared to 5,700 million for the year ended December 31, 2018. Revenue in our Russia segment increased by 1,512 million, or 26.5%, for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily due to the growth in the number of paying customers in our Small and Medium Accounts (by 12.6% in Moscow and St. Petersburg and 42.9% in the other regions of Russia), as we continued investing nationwide in our brand awareness campaigns. This was also due to an increase in ARPC in all customer segments driven by (i) an increase in effective prices for our services as a result of list price increases and a reduction of discounts and (ii) the increase in the usage of service, which was driven by the increase in the average number of job postings per customer, while the average number of subscription days per customer (total for Bundled Subscriptions and CV Database access) remained flat.

        Other segments revenue.    Our revenue in our other segments was 577 million for the year ended December 31, 2019 compared to 417 million for the year ended December 31, 2018. Revenue increased by 160 million, or 38.2%, compared to the year ended December 31,2018. Excluding the effect of the disposal of our Ukraine operations, revenue from other segments for the year ended December 31, 2019 increased by 176 million, or 43.9%, compared to the year ended December 31, 2018, primarily due to an increase in the number of paying customers in our Belarus and Kazakhstan operating segments, partially offset by a decrease in the ARPC in our Kazakhstan operating segment on the back of a weakening exchange rate of local currency to Russian rubles.

Operating costs and expenses (exclusive of depreciation and amortization)

        Operating costs and expenses (exclusive of depreciation and amortization) were 4,300 million for the year ended December 31, 2019 compared to 3,433 million for the year ended December 31, 2018. Operating costs and expenses (exclusive of depreciation and amortization) increased by 867 million, or 25.3%, compared with the year ended December 31, 2018. The main factors that contributed to such increases were an increase in personnel expenses of 517 million, an increase of our professional and insurance services of 204 million, primarily due to the increase in the professional services related to the IPO and purchase of insurance cover related to the IPO; and an increase in marketing expenses of 107 million driven by an increase in online marketing expenses. Our personnel expenses for the year ended December 31, 2019 increased as a result of: (i) an increase in share-based compensation expense by 133 million compared to the year ended December 31, 2018, primarily due to the grant of new options under the Management Incentive Agreement and the HeadHunter Unit Option Plan in the second quarter of 2019; (ii) hiring 80 people primarily in our development, sales and production teams in our Russia segment and thus, increasing the headcount in our Russia segment from 618 as of December 31, 2018 to 698 as of December 31, 2019 and (iii) the indexation of wages effective from the first quarter of 2019.

Depreciation and amortization

        Depreciation and amortization was 683 million for the year ended December 31, 2019 compared to 586 million for the year ended December 31, 2018. Depreciation and amortization increased by 97 million, or 16.6%, compared with the year ended December 31, 2018, primarily due to a depreciation charge of 74 million related to right-of-use assets recognized as of January 1, 2019 under the new standard IFRS 16 "Leases."

Finance income and costs

        Finance income was 77 million for the year ended December 31, 2019 compared to 91 million for the year ended December 31, 2018. Finance income decreased by 14 million, or 15.4%, compared to the year ended December 31, 2018, primarily due to a decrease in available cash balances throughout the year ended December 31, 2019 as compared to the year ended December 31, 2018 that were deposited, as we used cash to pay dividends to shareholders for the year ended December 31, 2018 in July 2019.

        Finance costs were 603 million for the year ended December 31, 2019 compared to 644 million for the year ended December 31, 2018. Finance costs decreased by 41 million, or 6.4%, compared with the year ended December 31, 2018, primarily due to a decrease of outstanding loans and borrowings by 1,309 million from December 31, 2018 to December 31, 2019, due to the partial repayment of our Credit Facility, partially offset by interest expense of 33 million related to lease liabilities recognized as of January 1, 2019 under the new standard IFRS 16 "Leases."

Net foreign exchange loss

        Net foreign exchange loss was 47 million for the year ended December 31, 2019 compared to a loss of 9 million for the year ended December 31, 2018. Net foreign exchange loss for the year ended December 31, 2019 reflects mainly the foreign exchange loss on USD-denominated cash balances.

Income tax expense

        Income tax expense was 644 million for the year ended December 31, 2019 compared to 510 million for the year ended December 31, 2018. The increase of 134 million in income tax expense was primarily due to expansion of our profit before income tax from 1,542 million in the year ended December 31, 2018 to 2,225 million in the year ended December 31, 2019.

        The effective tax rate for the year ended December 31, 2019 was 29.0%, and it differed from the statutory tax rate in the Russian Federation of 20% primarily due to the non-deductible interest expense on our bank loan and other non-deductible expenses, which were partly offset by the reversal of withholding tax on unremitted earnings. We consider this factor to be mid-term, and it may decrease in the future as we deleverage, provided that we do not acquire new debt.

Net Income

        Net income was 1,581 million for the year ended December 31, 2019 compared to 1,033 million for the year ended December 31, 2018. Net Income increased by 548 million compared with the year ended December 31, 2018, primarily due to the reasons described above.

Critical Accounting Policies and Significant Judgments and Estimates

        We prepare financial statements in accordance with IFRS as adopted by the IASB, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenue and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, and our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

        The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Basis of consolidation

Nonrecurring valuations

        Our nonrecurring valuations are primarily associated with (i) the application of acquisition accounting; (ii) share-based payments; and (iii) impairment assessments, all of which require that we make fair value determinations as of the applicable valuation date. In making these determinations, we are required to make estimates and assumptions that affect the recorded amounts, including, but not limited to expected future cash flows, market comparables and discount rates, and remaining useful lives of long-lived assets. To assist us in making these fair value determinations, we may engage third party valuation specialists. Our estimates in this area impact, among other items, the amount of depreciation and amortization, impairment charges and income tax expense or benefit that we report. Our estimates of fair value are based upon assumptions we believe to be reasonable, but which are inherently uncertain. A significant portion of our long-lived assets were initially recorded through the application of acquisition accounting and all of our long-lived assets are subject to impairment assessments. For additional information, see Notes 6 and 14 to our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2019.

        We regularly review whether changes to estimated useful lives are required in order to accurately reflect the economic use of our intangible assets with finite lives.

Revenue

        We earn revenue primarily from granting access to our CV database and displaying job advertisements on our website. The payment terms for most contracts require a full prepayment. Unearned revenues are reported in the consolidated statement of financial position as contract liabilities.

        In our bundled subscriptions, the allocation of the consideration received between the CV database access component and the job postings component is based on the relative standalone selling prices and expected usage of job postings. The expected usage of job postings in our bundled subscriptions is estimated based on the historical data for specific categories of customers and is remeasured at each reporting date. Revenue attributable to the CV database access component is recognized over the period of subscription and revenue attributable to the job postings component is recognized over the display period of a job posting on our website.

Income Tax Accounting

        In determining the amount of current and deferred tax, we take into account the impact of uncertain tax positions and whether any additional taxes, penalties and late-payment interest may be due. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that could cause us to change our judgment regarding the adequacy of existing tax liabilities, and such changes to our tax liabilities will impact the tax expense in the period that such a determination is made.

Recent Accounting Pronouncements

        See Note 31 to our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2019 for information regarding recent accounting standards issued that are of significance, or potential significance to us.

Liquidity and Capital Resources

        Our principal financial instruments are comprised of cash and cash equivalents and our Credit Facility (as described further below under the heading "—Indebtedness."). Other financial assets and liabilities include trade and other receivables, deposits with financial institutions and trade and other payables. Substantially all of our financial assets are neither past due nor impaired.

        As of December 31, 2019, our current liabilities exceeded current assets by 2,426 million. Our current liabilities were mainly represented by deferred revenue. Due to the nature of our business, a substantial portion of our customers pay upfront for subscriptions, thus deferred revenue arises. We expect that deferred revenue will continue to exceed the amount of inventories and trade receivables on our balance sheet, resulting in negative working capital in future periods.

        We did not receive any proceeds from the sale of ADSs in the IPO. We bore all costs, fees and expenses in connection with the IPO, which were 423,234 thousand, excluding underwriting commissions, which were paid by the selling shareholders.

        For information about our material capital expenditures as of December 31, 2019, see Item 4.D. "Information on the Company—Property, Plant and Equipment" of our Annual Report on Form 20-F for the year ended December 31, 2019 incorporated by reference herein.

Cash flows

	For the year ended December 31,		For the three months ended March 31,
(in thousands of RUB)	2018	2019	2019	2020
Net cash generated from operating activities	2,096,688	2,611,054	374,765	942,362
Net cash (used in) investing activities	(174,548)	(637,117)	(290,475)	(101,224)
Net cash (used in) financing activities	(497,629)	(2,653,440)	(573,941)	(58,892)

Net increase/(decrease) in cash and cash equivalents	1,424,511	(679,503)	(489,651)	782,246

Net cash generated from operating activities

        For the three months ended March 31, 2020, net cash generated from operating activities was 942 million compared to 375 million for the three months ended March 31, 2019. The change between the periods of 568 million was primarily driven by: (i) an increase in sales, which resulted in an increase in net income (adjusted for non-cash items and items not affecting cash flow from operating activities), (ii) a decrease of interest and income tax paid due to the shift of our Credit Facility quarterly interest payment and certain tax payments from the first quarter of 2020 to the second quarter of 2020 due to the non-working days period, as well as a decrease of income tax paid given the deferral of certain income tax payments, each due to the COVID-19 pandemic; (iii) an increase in the movement of contract liabilities for the three months ended March 31, 2020 due to timing of customer advances in this year; (iv) a decrease in trade and other payables mainly due to settlement of payables to employees, including annual bonuses for 2019.

        For the year ended December 31, 2019, net cash generated from operating activities was 2,611 million compared to 2,097 million for the year ended December 31, 2018. The increase of 514 million was primarily driven by an increase in sales and the advanced payment we received from the depositary (see Note 24 to our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2019). These changes were partially offset by (i) the increase in income taxes paid due to increased tax base, (ii) the decrease in the movement of contract liabilities for the year ended December 31, 2019 as compared to year ended December 31, 2018, and (iii) the advance payment for the insurance cover related to the IPO in the year ended December 31, 2019 not occurring in the year ended December 31, 2018.

        The growth in contract liabilities for the year ended December 31, 2019 was adversely affected by our decision not to offer customers the opportunity to renew a contract for the same price if they paid us before January 1, 2020, the effective date of our new price list, as we did in the year ended December 31, 2018. This resulted in a substantial amount of prepayments shifting from the fourth quarter of 2019 to the first quarter of 2020.

Net cash used in investing activities

        For the three months ended March 31, 2020, net cash used in investing activities was 101 million compared to 290 million for the three months ended March 31, 2019. The change between the periods of 189 million was primarily due to the acquisition of a 25.01% ownership interest in LLC "Skilaz" for 235 million in the first quarter of 2019, partially offset by an increase in capital expenditures in the first quarter of 2020.

        For the year ended December 31, 2019, net cash used in investing activities was 637 million compared to 175 million for the year ended December 31, 2018. The increase of 462 million was primarily due to the acquisition of a 25.01% ownership interest in LLC Skilaz for 235 million and an increase in capital expenditures.

Net cash used in financing activities

        For the three months ended March 31, 2020, net cash used in financing activities was 59 million compared to 574 million for the three months ended March 31, 2019. The change between the periods was primarily due to timing of a repayment of our Credit Facility, which was paid in the second quarter 2020 as the due date of March 30, 2020 was designated as a non-working day due to the COVID-19 pandemic, as well as a loan repayment of 270 million to the associate of a non-controlling shareholder in the three months ended March 31, 2019.

        For the year ended December 31, 2019, net cash used in financing activities was 2,653 million compared to 498 million for the year ended December 31, 2018. The increase of 2,155 million was primarily due to (i) the dividends paid to shareholders of 1,134 million; (ii) receipt of 270 million loan from the associate of a non-controlling shareholder in the year ended December 31, 2018 and its full repayment in the year ended December 31, 2019; (iii) an increase of a loan repayment to VTB Bank by 365 million in accordance with the repayment schedule; (iv) a repayment of lease liabilities of 61 million; and (v) an increase in the dividends paid to non-controlling shareholders by 54 million as the net income of our subsidiaries in Belarus and Kazakhstan has increased.

Indebtedness

        In connection with the financing of the Acquisition, through our wholly owned subsidiary Zemenik LLC, on May 16, 2016, we entered into a syndicated credit facility with VTB Bank (PJSC), dated May 16, 2016, borrowing 5 billion. On October 5, 2017, we entered into an amendment to the Credit Facility pursuant to which we increased the maximum principal amount to 7 billion by borrowing an additional 2 billion. The applicable interest rate on the 7 billion principal amount was decreased from 3.7% to 2.0% above the Key Rate of the Central Bank of Russia, and certain key financial covenants were amended. An additional 2 billion was then distributed to our shareholders. See Item 7. "Major Shareholders and Related Party Transactions, B. Related Party Transactions—Relationship with Elbrus Capital and The Goldman Sachs Group, Inc.—Loans to Shareholders" of our Annual Report on Form 20-F for the year ended December 31, 2019.

        On April 22, 2019, we signed Amendment No. 5, which provided, among other things, that HeadHunter Group PLC can withdraw the additional Tranche E, within 120 days from the date of Amendment No. 5, the interest rate on which amounts to 2.4% (and in certain circumstances, 2.9%) above the Key Rate of the Central Bank of Russia. As of the date of our Annual Report on Form 20-F for the year ended December 31, 2019, we have not requested to utilize Tranche E or any portion thereof, and Tranche E's availability period has expired. In order to simplify our intra-group arrangements, in accordance with Amendment No. 5, the outstanding debt related to Tranches C and D in the total principal amount of 1.9 billion as well as any interest accrued thereon and outstanding as of the date of Amendment No. 5, were assigned to HeadHunter Group PLC. Matching amendment agreements were also signed to the security documentation. Capitalized terms in this paragraph have the definitions provided in the Credit Facility.

        On March 11, 2020, we signed Amendment No. 6 to the Credit Facility, which, among other things, contains the consent of VTB Bank (PJSC) to proceed with a securities offering prior to December 31, 2020 and allows us to give indemnities in connection with any such offering. Amendment No. 6 also decreases the change of control threshold, in case we proceed with any such offering, from 50% to 35% of the aggregate shareholding power of our shareholders, Highworld Investments Limited, an investment vehicle associated with Elbrus Capital, and ELQ Investors VIII Limited, an investment vehicle associated with The Goldman Sachs Group, Inc., so long as Highworld Investments Limited continues to hold more than 17.5% of our outstanding share capital.

        The Credit Facility may be terminated at any time in the event of a default, or likely default, by the lender and matures pursuant to a quarterly schedule with final maturity in October 2022. Headhunter FSU Limited, HeadHunter Group PLC (formerly Zemenik Trading Limited) and Headhunter LLC also provided guarantees in favor of VTB Bank (PJSC) in connection with the Credit Facility. The Credit Facility includes various legal restrictions including change of control provisions, restrictions and limitations on shareholder distributions, a prepayment penalty, as well as financial covenants. As of December 31, 2019, the Group complied with all financial and other covenants in the Credit Facility agreement. The Credit Facility was collateralized with the shares of Headhunter FSU Limited, HeadHunter Group PLC, and participation interests in Headhunter LLC and Zemenik LLC. The Credit Facility was amended by Amendment No. 4 dated December 29, 2017 simultaneously with the guarantee agreement to which we are a party, to allow us for a definite period, subject to customary conditions, to proceed with offering-related matters including, inter alia, changing our corporate name and converting to a public company, splitting shares, issuing additional shares, providing indemnities in connection with the IPO and making changes to our charter documents. Simultaneously with Amendment No. 4, we executed a release of the security over the shares of HeadHunter Group PLC. Under Amendment No. 5, we were given consent to proceed with matters relating to the IPO.

        The Credit Facility contains certain restrictions on our ability to declare and pay dividends, including that we cannot declare and pay dividends to our shareholders without the prior written consent of VTB Bank (PJSC), except for in certain circumstances, including, inter alia, dividends not exceeding 100% of the Adjusted Consolidated Net Profit of the Group, provided that the pro-forma Net Debt to EBITDA ratio immediately after the payment calculated under terms of the Credit Facility does not exceed 2.75:1. As of March 31, 2020, we were compliant with our covenants under the Credit Facility.

        Based on current projections, we expect to remain compliant with these covenants for at least 12 months from July 3, 2020. VTB Bank (PJSC), the lender under our Credit Facility, has demonstrated their willingness to temporarily relax our covenants to a degree that we expect would cover a reasonable deviation from our current financial projections. Although we expect to be able to obtain loan agreement amendments or waivers in the future as needed, there can be no assurance that we will be able to continue to comply with our covenants in the future if the negative impacts on our business and results of operations worsen as a result of the COVID-19 pandemic.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information relating to the beneficial ownership of our ordinary shares as of June 30, 2020 (i) prior to the completion of this offering and (ii) as adjusted to reflect the sale of our ADSs in this offering for:

  •
  each person, or group of affiliated persons, known by us to beneficially own 5% or more of our outstanding ordinary shares;

  •
  each of our executive officers and members of our board of directors individually; and

  •
  our executive officers and members of our board of directors as a group.

        For further information regarding material transactions between us and principal shareholders, see Item 7.B. "Related Party Transactions" of our Annual Report on Form 20-F for the year ended December 31, 2019 incorporated by reference herein.

        The number of ordinary shares beneficially owned by each entity, person, executive officer or board member is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power, or the right to receive the economic benefit of ownership, as well as any shares that the individual has the right to acquire within 60 days of June 30, 2020 through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power and the right to receive the economic benefit of ownership with respect to all ordinary shares held by that person.

        ELQ Investors VIII Limited and Highworld Investments Limited have agreed to act together to vote for the election of each of their director nominees to the board. Upon the completion of the IPO, ELQ Investors VIII Limited and Highworld Investments Limited were deemed a "group" under the rules of the SEC. Upon the closing of this offering, ELQ Investors VIII Limited and Highworld Investments Limited as a group will continue to control a majority of our outstanding shares.

        The percentage of shares beneficially owned before the offering is computed on the basis of 50,317,860 of our ordinary shares outstanding as of June 30, 2020. The percentage of shares beneficially owned after the offering is based on the number of our ordinary shares to be outstanding after this offering, including the 5,000,000 of our ADSs representing ordinary shares that the Selling Shareholder is selling in this offering, and assumes no exercise of the underwriters' option to purchase additional ADSs from the Selling Shareholder. Ordinary shares that a person has the right to acquire within 60 days of June 30, 2020 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers and board members as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o HeadHunter Group PLC, 42 Dositheou, Strovolos, 2028, Nicosia, Cyprus.

	Shares beneficially owned before the offering		Shares beneficially owned after the offering
Name of beneficial owner	Number	Percent	Number	Percent
5% or Greater Shareholders
Highworld Investments Limited(1)	18,749,997	37.3%	18,749,997	37.3%
ELQ Investors VIII Limited(2)	12,499,998	24.8%	7,499,998	14.9%
Kayne Anderson Rudnick Investment Management LLC(3)	7,152,455	14.2%	7,152,455	14.2%
Executive Officers and Board Members(4)
Mikhail Zhukov	*	* %	*	* %
Grigorii Moiseev	*	* %	*	* %
Dmitry Sergienkov	*	* %	*	* %
Olga Mets	*	* %	*	* %
Boris Volfson	*	* %	*	* %
Gleb Lebedev	*	* %	*	* %
Andrey Panteleev	*	* %	*	* %
Martin Cocker	—	00.0%	—	0.0%
Ion Dagtoglou	—	00.0%	—	0.0%
Morten Heuing	—	00.0%	—	0.0%
Dmitri Krukov	—	00.0%	—	0.0%
Maksim Melnikov	—	00.0%	—	0.0%
Thomas Otter	—	00.0%	—	0.0%
Terje Seljeseth	—	00.0%	—	0.0%
Evgeny Zelensky	—	00.0%	—	0.0%
All executive officers and board members as a group (14 persons)	*	* %	*	* %
Total:	50,317,860	76.3%	50,317,860	66.5%

*
Indicates beneficial ownership of less than 1% of the total outstanding ordinary shares.

(1)
Based on information reported on a Schedule 13G filed on February 10, 2020, Elbrus Capital General Partner II Limited is the general partner of Elbrus Capital Fund II, L.P., which is the majority shareholder of Highworld Investments Limited. As a result, each of Elbrus Capital General Partner II Limited and Elbrus Capital Fund II L.P. may be deemed to share beneficial ownership of the ordinary shares owned by Highworld Investments Limited. The office address for Highworld Investments Limited is Kritis Street, Papachristoforou Building, 1st Floor, 3087 Limassol, Cyprus.

(2)
Based on information reported on a Schedule 13G filed on February 10, 2020, ELQ Investors VIII Limited is a wholly owned, indirect subsidiary of The Goldman Sachs Group Inc., which is a publicly traded company. The address for ELQ Investors VIII Limited is Plumtree Court, 25 Shoe Lane, London EC4A 4AU, United Kingdom.

(3)
Based on information reported on a Schedule 13G filed on March 10, 2020, Kayne Anderson Rudnick Investment Management LLC ("Kayne Anderson") beneficially owns 7,152,455 ADSs. Kayne Anderson shares voting and dispositive power of 5,943,804 of these ADSs with Virtus Investment Advisers, Inc. and shares voting and dispositive power of 5,323,919 of these ADSs with Virtus Opportunities Trust, on behalf of Virtus KAR International Small Cap Fund. The address for Kayne Anderson is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067, United States of America.

(4)
Other than our Chief Executive Officer and Chief Financial Officer, our executive officers are officers of our key operating subsidiary.

 SHARES AND ADSS ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of our ADSs in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of ordinary shares or ADSs will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our ordinary shares or ADSs in the public market after such restrictions lapse. This may adversely affect the prevailing market price of our ADSs and our ability to raise equity capital in the future.

        As of June 30, 2020, we had 50,317,860 ordinary shares outstanding. Our ADSs are available for sale in the public market with the exception of restrictions related to the lock-up agreements described below or subject to limitations imposed by U.S. securities laws on resale by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

        We expect that all of our ADSs and ordinary shares will be freely transferable without restriction or registration, except for any ADSs or ordinary shares purchased by one of our existing affiliates. ADSs or ordinary shares purchased or held by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 of the Securities Act, as described below. In addition, following this offering and the expiration or waiver of the lock-up agreements described below, ordinary shares issuable pursuant to awards granted under certain of our equity plans will eventually be freely tradable in the public market.

        The remaining ordinary shares and ADSs are "restricted shares" as defined in Rule 144. We expect that substantially all of these restricted shares will be subject to the lock-up agreements described below. These ordinary shares or ADSs may be sold in the public market only if the sale is registered or pursuant to an exemption from registration, such as the safe harbor provided by Rule 144.

Rule 144

        In general, a person who has beneficially owned our ordinary shares that are restricted securities for at least six months would be entitled to sell those ordinary shares, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned our ordinary shares that are restricted securities for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions that would limit the number of ordinary shares such person would be entitled to sell within any three month period to the greater of either of the following:

  •
  1% of the number of our ordinary shares then outstanding; or

  •
  the average weekly trading volume of our ordinary shares represented by ADSs on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

 Rule 701

        Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits re-sales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701.

Regulation S

        Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus delivery requirements of the Securities Act.

Registration Rights

        In connection with the IPO, we, the Selling Shareholder and Highworld Investments Limited entered into a Registration Rights Agreement on May 13, 2019 (the "Registration Rights Agreement"). The Registration Rights Agreement grants the Selling Shareholder and Highworld Investments Limited the right to request registration of their registrable securities under the Securities Act beginning 180 days after the completion of the IPO. Registration of the Selling Shareholder's and Highworld Investments Limited's registrable securities would result in registration of ADSs under the Securities Act and would result in these ADSs becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for ADSs purchased by affiliates.

Lock-up Agreements

        We, the Selling Shareholder, Highworld Investments Limited, our executive officers and our board members have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ADSs or such other securities for a period of 90 days after the date of this prospectus, subject to certain exceptions, without the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC. See "Underwriting (Conflicts of Interest)."

Equity Incentive Plans

        We filed a Form S-8 registration statement under the Securities Act to register ADSs issued or reserved for issuance under our equity compensation plans and agreements. This registration statement became effective immediately upon filing, and shares covered by this registration statement are eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates.

MATERIAL TAX CONSIDERATIONS

        The following summary contains a description of the material Cyprus, Russian and U.S. federal income tax consequences of the acquisition, ownership and disposition of ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ADSs. The summary is based upon the tax laws of Cyprus and regulations thereunder, the tax laws of the Russian Federation and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Material Cyprus Tax Considerations

        The following discussion is a summary of the material Cyprus tax considerations relating to the purchase, ownership and disposition of our ADSs.

Tax Residency

        As a rule, a company is considered to be a resident of Cyprus for tax purposes if its management and control are exercised in Cyprus. The Cyprus Tax Authorities have published documents which indicate, for their purposes, the minimum requirements that need to be satisfied for a company to be considered a tax resident of Cyprus are the following: (i) whether the company is incorporated in Cyprus and is a tax resident only in Cyprus; (ii) whether the company's board of directors has a decision making power that is exercised in Cyprus in respect of key management and commercial decisions necessary for the company's operations and general policies and, specifically, whether the majority of the board of directors' meetings take place in Cyprus and the board of directors' minutes are prepared and kept in Cyprus, and, also, whether the majority of the board of directors are tax residents of Cyprus; (iii) whether the shareholders' meetings take place in Cyprus; (iv) whether the terms and conditions of the issued by the company general powers of attorney do not prevent the company and its board of directors to exercise control and make decisions; (v) whether the corporate seal and all statutory books and records are maintained in Cyprus ; (vi) whether the corporate filings and reporting functions are performed by representatives located in Cyprus; (vii) whether the agreements relating to the company's business or assets are executed or signed in Cyprus.

        With respect to the holders of our shares, such holder may be considered to be a resident of Cyprus for tax purposes in a tax year (which is the calendar year) if such holder is physically present in Cyprus (a) for a period or periods exceeding in aggregate more than 183 days in that calendar year or (b) in the aggregate of 60 days, provided the following criteria are met:

  •
  The individual is not physically present in any other country for one or more periods exceeding in aggregate 183 days in the same tax year;

  •
  The individual is not a tax resident in any other country for the same tax year;

  •
  The individual exercises any business activities in Cyprus and/or is employed in Cyprus and/or is an officer of a Cyprus tax resident person at any time during the relevant tax year; and

  •
  The individual maintains a permanent residence in Cyprus (by owning or leasing such residence).

        The holding and disposal of the shares by a non-tax resident will not create any tax liability in Cyprus. Non-tax residents are not liable for any tax on the disposal of shares or other securities of a Cyprus company unless the Cyprus company is the owner of immovable property situated in Cyprus.

Taxation of Cyprus Resident Company/Individual

        A company which is considered a resident of Cyprus for tax purposes is subject to corporate income tax in Cyprus, on its worldwide income, subject to certain exemptions. The rate of Corporate

Income Tax in Cyprus is 12.5%, as of January 1, 2013. By law 187(I)2015 the Income Tax Law No.118 (I) of 2002 was amended introducing a concept of notional interest deduction (the "NID") on equity capital. According to the amended Income Tax Law, with effect from January 1, 2015, (i) companies resident in Cyprus and (ii) companies not resident in Cyprus but which maintain a permanent establishment in Cyprus are entitled to a deduction of notional interest of up to 80% of their taxable income on new equity capital introduced after that date, which is effectively a tax allowable deduction against the taxable profits of the company.

        The Special Contribution for Defense Law No. 117(I) of 2002 (the "SDC Law") previously stated that all Cyprus tax residents are liable to pay a special defense contribution or Cypriot Defense Tax on certain categories of income, these being dividends, interest and rental income.

        By law 119(I) 2015, the SDC Law was amended introducing the concept of a non-domiciled tax resident in Cyprus so that an individual will now be subject to SDC Law if he/she is both (i) a resident for tax purposes of Cyprus and (ii) is also considered to be domiciled in Cyprus. Therefore, a Cyprus tax resident individual who is not domiciled in Cyprus is completely exempted from the special contribution for defense tax on its worldwide income deriving from the categories listed above regardless of whether such income is remitted to a bank account or economically used in Cyprus. Under the SDC Law, a person who does not have his/her domicile of origin in Cyprus, is not considered domiciled in Cyprus unless that person has been a tax resident of Cyprus for at least 17 years out of the last 20 years prior to the tax year and, therefore, will be subject to the SDC Law.

Taxation of Dividends and Distributions

        Under Cyprus legislation there is no withholding tax on dividends paid to non-residents of Cyprus. The dividend will be paid free of any tax to the shareholder who will be taxed according to the laws of such shareholder's country of residence or domicile. Holders of shares must consult their own tax advisors on the consequences of their residence or domicile in relation to the taxes applied to the payment of dividends.

        Individual tax residents of Cyprus are unconditionally exempt from income tax on dividend income, but are subject to Special Contribution to the Defense Fund on dividends at the rate of 17.0% provided that they are also Cyprus domiciled. The tax is withheld by the company prior to payment by the company to the shareholder.

        In June 2019, we completed the change of the place of management of HeadHunter Group PLC from Cyprus to Russia, which resulted in HeadHunter Group PLC becoming a Russian tax resident. Following such change, HeadHunter Group PLC is subject to all taxes and entitled to all tax exemption provided by the Tax Code of Russia, including a holding exemption, according to which a 0% tax rate is applied (subject to various conditions for application of such exemption) to the profits distributed from our Russian operating company to HeadHunter Group PLC. The Russian tax service may challenge the status of HeadHunter Group PLC as a Russian tax resident and may deny HeadHunter Group PLC the tax exemption provided by the Russian Tax Code. See "Risk Factors—Risks relating to Russian taxation—Russian tax residence rules are relatively untested, and our tax residence status may be challenged." In turn, will withhold tax on dividend payments to our investors at the generally applicable 15% tax rate, which may be reduced under an applicable tax treaty between Russia and a country of residence of an investor, if certain conditions defined in the tax treaty are met (in particular, if an investor receiving a dividend is the beneficial owner of the respective dividend). See also "—Material Russian Tax Considerations—Taxation of dividends and other distributions (including distributions in kind)."

        In October 2018, we resolved to establish a branch office of our Cyprus company, Headhunter FSU Ltd, in Russia, which is the immediate parent of our Russian operating company, Headhunter LLC, and voluntarily applied for the status of a Russian tax resident in November 2018.

Headhunter FSU Ltd became a Russian tax resident immediately after the application to the Russian tax service, which was filed on November 8, 2018. As a result, with effect from that date, Headhunter FSU Ltd is subject to all taxes and entitled to all tax exemptions provided by the Russian Tax Code, including a holding exemption, according to which a 0% tax rate will be applied (subject to various conditions for application of such exemption) to the profits distributed from our Russian operating company, Headhunter LLC, to Headhunter FSU Ltd. The Russian tax service may challenge the status of Headhunter FSU Ltd. as a Russian tax resident and may deny Headhunter FSU Ltd. the tax exemptions provided by the Russian Tax Code. See "Risk Factors—Risks relating to Russian taxation—Russian tax residence rules are relatively untested, and our tax residence status may be challenged."

Taxation of Capital Gains

        Cyprus Capital Gains Tax is imposed (when the disposal is not subject to income tax) at the rate of 20.0% on gains from the disposal of immovable property situated in Cyprus including gains from the disposal of ADSs in companies which own immovable property in Cyprus, and such shares are not listed in any recognized stock market. It is unclear whether this exception also applies to disposal of the shares. By law 117(I) 2015 the Capital Gains Tax Law No.119 (I) of 2002 was amended providing that a sale of immovable property consisting of land or land with buildings or buildings between July 16, 2015 and December 31, 2016 is exempted from Capital Gains Tax. The exemption applies if the property was acquired by sale at its market value with a non-related party, and not by way of exchange or gift.

        Gains from sale of shares in companies which indirectly own immovable property in Cyprus by holding directly or indirectly shares in a company, which owns immovable property in Cyprus, will also be subject to capital gains tax. That is applicable only if the value of immovable property is more than 50% of the value of the assets of the company which shares are sold.

Inheritance Tax

        There is no Cyprus inheritance tax.

Deemed Distributions

        A Cypriot company which does not distribute at least 70% of its after tax profits within two years of the end of the year in which the profits arose would be deemed to have distributed this amount as a dividend two years after that year end. The Cypriot Defense Tax, currently at a rate of 17%, would be payable by the company on deemed dividends to the extent that its shareholders are Cyprus tax residents or in the case of individuals, also Cyprus domiciled. Deemed distribution does not apply in respect of profits that are directly or indirectly attributable to shareholders that are non-resident in Cyprus. The Cypriot Defense Tax may also be payable on deemed dividends in case of liquidation or capital reduction of the company. The company will debit such Cypriot Defense Tax paid against the profits attributable to such shareholders. The amount of deemed dividend distribution (subject to the Cypriot Defense Tax) is reduced by any actual dividend paid out of the profits of the relevant year at any time up to the date of the deemed distribution. The profits to be taken into account in determining the deemed dividend do not include fair value adjustments to movable or immovable property (if any). For the purpose of arriving at the profit subject to deemed distribution, any capital expenditure incurred for the acquisition of plant and machinery (excluding private saloon cars), and buildings during the years 2012 to 2014 is deducted from the after tax profits.

Taxation of Income and Gains

Gains from the Disposal of Securities

        Any gain from disposal by the company of securities (the definition of securities includes shares and bonds of companies and options thereon) shall be exempt from Corporate Income Tax irrespective of the trading nature of the gain, the number of shares held or the holding period and shall not be subject to the Cypriot Defense Tax. Such gains are also outside of the scope of capital gains tax provided that the company whose shares are disposed of does not own any immovable property situated in Cyprus or such shares are listed in any recognized stock exchange.

Gains from Intellectual Property

        Under Cyprus IP box regime, an 80% deduction is allowed from the net profit received from the use or disposal of IP rights. If a loss is resulting from the said activities, in this case only 20% of the resulting loss can be offset against income from other sources or carried forward to be offset against income of subsequent tax years. That provision has a retroactive effect starting from the year 2012. The latest amendments to tax legislation provide that the NID and other deemed deductions can be included in the calculation of the taxable profit/loss.

Tax Treatment of the Foreign Exchange Differences

        As of January 1, 2015, the Cyprus tax laws provide for all foreign exchange (that includes gains/losses on foreign currency rights or derivatives) to be tax neutral from a Cyprus income tax perspective (i.e. gains are not taxable/losses are not tax deductible) with the exception of foreign exchange gains/losses arising from trading in foreign exchange which remain taxable/deductible. Regarding trading in foreign exchange which remains subject to tax, the tax payers have an option to make an irrevocable election whether to be taxed only upon realization of foreign exchange rather than on an accruals/accounting basis.

Dividends to be Received by the Company

        Dividend income (whether received from Cyprus resident or non-resident companies) is exempt from Income Tax in Cyprus. Dividend income from Cyprus resident companies is exempt from the Cypriot Defense Tax whereas dividend income received from non-Cypriot resident companies is exempt from the Cypriot Defense Tax provided that either (i) not more than 50.0% of the paying company's activities result, directly or indirectly, in investment income, or (ii) the foreign tax suffered is not significantly lower than the tax rate payable in Cyprus (currently interpreted to mean an effective tax burden of at least 6.25%). If the exemption for the Cypriot Defense Tax does not apply, dividends receivable from non-Cypriot resident companies are taxed at a rate of 17.0%. Foreign tax paid or withheld on dividend income received by the resident company can be credited against Cypriot tax payable on the same income provided proof of payment can be furnished.

Interest Income

        The tax treatment of interest income of any company which is a tax resident of Cyprus will depend on whether such interest income is treated as "active" or "passive." Interest income which consists of interest which has been derived by a company which is a tax resident of Cyprus in the ordinary course of its business, including interest which is closely connected with the ordinary course of its business will be subject to Corporate Income Tax at the rate of 12.5%, after the deduction of any allowable business expenses. Any other interest income will be subject to the Cypriot Defense Tax at the rate of 30.0% on the gross amount of interest.

        Specifically, interest income arising in connection with the provision of loans to related or associated parties should be generally considered as income arising from activities closely connected with the ordinary carrying on of a business and should, as such, be exempt from Cypriot Defense Tax and only be subject to Corporate Income Tax.

Tax Deductibility of Expenses, Including Interest Expense

        The general principle of the Cyprus income tax law is that for an expense to be allowed as a deduction it must have been incurred wholly and exclusively for the production of taxable income.

        The Tax Circular 2008/14 issued by the Cypriot tax authorities provides guidance as to the tax deductibility of expenses incurred in relation to the production of income which is exempt from Corporate Income Tax such as dividend income and profits/ gains on sale of securities. According to that tax circular:

(a)
Any expenditure that can be directly or indirectly attributed to income that is exempt from tax is not deductible for Corporate Income Tax purposes and cannot be set-off against other (taxable) sources of income.

(b)
Any expenditure that is attributable to both taxable and exempt income (such as general overheads) should be apportioned based on a gross revenue ratio or based on an asset ratio. The taxpayer should select the method which is more appropriate and should use this method on a consistent basis.

        Interest incurred in connection with acquisition (directly or indirectly) of shares in a 100% owned subsidiary company as of January 1, 2012 (irrespective of the tax residency status of the subsidiary) shall be deductible for Cypriot tax purposes. This would apply provided that the assets of the subsidiary do not include assets not used in the business. However, in case the subsidiary possesses such assets, the deductibility of interest at the level of the holding company is limited only to the amount relevant to assets, used in the business.

        The latest amendments to tax legislation introduce notional interest deduction under which the Cyprus companies that have issued additional share capital starting from January 1, 2015 and afterwards will have the benefit of a notional interest that will be deducted from their taxable income for each tax year.

Arm's Length Principle

        There are no specific transfer pricing rules or any transfer pricing documentation requirements in the Cyprus tax laws.

        However, the arm's length principle in the Cyprus income tax law requires that all transactions between related parties should be carried out on the at an arm's length basis, being at fair values and on normal commercial terms.

        More specifically, under the arm's length principle, where conditions are made or imposed upon the commercial or financial relations of two businesses which differ from those which would have been made between independent parties, any profits which would have accrued to one of the party had the two businesses been independent, but have not so accrued, may be included in the profits of that business and taxed accordingly. The amendment to the income tax law, effective as of January 1, 2015, extends the arm's length principle by introducing the possibility of, in cases where two related Cyprus tax residents transact and the Cyprus tax authorities make an upward arm's length adjustment to one of them, effecting a corresponding downwards adjustment to the other one.

        We cannot exclude that the respective tax authorities may challenge the arm's length principle applied to transactions with our related parties and therefore an additional tax liabilities may accrue. If additional taxes are assessed with this respect, they may be material.

Stamp Duty

        Cyprus levies stamp duty on an instrument if:

  •
  it relates to any property situated in Cyprus; or

  •
  it relates to any matter or thing which is performed or done in Cyprus.

        There are documents which are subject to stamp duty in Cyprus at a fixed fee (ranging from €0.05 to €35) and documents which are subject to stamp duty based on the value of the document. The above obligation arises irrespective of whether the instrument is executed in Cyprus or abroad.

        A liability to stamp duty may arise on acquisition of shares and such stamp duty would be payable where the shares acquisition documents are executed in Cyprus or later brought into Cyprus as the company's shares that underlie the shares may be considered to be Cypriot property.

        The stamp duty rates are as follows:

  •
  for contracts with a value of €1 to €5,000, there is no stamp duty payable;

  •
  the stamp duty is €1.50 per thousand for contracts with a value from €5,001 to €170,000; and

  •
  the stamp duty is €2 per thousand for contracts with a value exceeding €170,000, with a cap of €20,000.

        Any documents that do not specify values incur a stamp duty of €35. In cases where the stamp duty Commissioner can estimate the value of a document, he or she has the authority to impose stamp duty as per the above rates. Any transactions involving ADSs between parties not resident in Cyprus will not be subject to stamp duty. There are no applicable stamp duties with respect to the purchase and sale of ADSs.

Withholding Taxes on Interest

        No withholding taxes shall apply in Cyprus with respect to payments of interest by the company to non-Cyprus tax resident lenders (both corporations and individuals).

        There should be no withholding tax in Cyprus on interest paid by the company to Cyprus tax resident lenders when the interest is considered as interest accruing from their ordinary course of business or interest closely connected with the ordinary course of their business.

        Any payment of interest which is not considered as interest accruing from the ordinary course of business or interest income closely connected with the ordinary course of business by the company to Cypriot tax resident (both corporations and individuals), lenders shall be subject to Cypriot Defense Tax at the rate of 30.0%, whereby the company is required to withhold such tax from the interest.

Capital Duty

        Capital duty is payable to the Registrar of Companies as follows:

  •
  €40 flat duty for the registration of an increase of the company's authorized share capital; and

  •
  €20 flat duty on every issue, whether the shares are issued at their (par) nominal value or at a (share) premium.

 Material Russian Tax Considerations

        The following discussion is a summary of the material Russian tax considerations relating to the purchase, ownership and disposition of our ADSs.

        Prospective holders of the ADSs should consult their tax advisers as to which countries' tax laws could be relevant to acquiring, holding and disposing of ADSs and receiving payments of dividends and the consequences of such actions under the tax laws of those countries. This summary is based upon the law as in effect as at the date hereof. The information and analysis contained in this section are limited to issues relating to taxation, and prospective holders should not apply any information or analysis set out below to other issues, including (but not limited to) the legality of transactions involving the ADSs.

General

        The following is a summary of certain Russian tax considerations relevant to the purchase, ownership and disposal of ADSs, as well as the receipt of dividend income, by Russian resident and non-resident investors based on the laws of the Russian Federation in effect at the date hereof, which are subject to change (possibly with retroactive effect).

        The summary does not seek to address the applicability of taxes levied at the level of regional, municipal, or other non-federal authorities of the Russian Federation or procedures related to them. Likewise, this overview does not address the availability of double tax treaty relief in respect of ADSs, and it should be noted that practical difficulties, including satisfying certain documentation requirements, may arise from claiming relief under a double tax treaty. Prospective holders should consult their own professional advisors regarding the tax consequences of investing in ADSs. No representations with respect to the Russian tax consequences for any particular holder are made hereby.

        The provisions of the Russian Tax Code applicable to holders of and transactions involving ADSs are ambiguous and lack interpretive guidance. Both the substantive provisions of the Russian Tax Code applicable to financial instruments and the interpretation and application of those provisions by the Russian tax authorities may be subject to rapid and unpredictable change and inconsistency compared to jurisdictions with more developed capital markets or taxation systems. In practice, the interpretation and application of these provisions rests largely with local Russian tax inspectorates.

        The interpretation of different tax inspectorates in the Russian Federation may be inconsistent or contradictory, and tax inspectorates may impose conditions, requirements or restrictions not stipulated by the existing legislation. Similarly, in the absence of binding precedents, court rulings on tax or related matters by different Russian courts relating to the same or similar circumstances may also be inconsistent or contradictory.

        For the purposes of this summary, a "Russian Resident Holder" is a holder of ADSs who is:

  •
  an individual holding ADSs who actually stays in the Russian Federation for an aggregate period of 183 days (including the day of arrival in the Russian Federation and the day of departure from the Russian Federation) or more in a period of 12 consecutive months. Medical treatment or education outside the Russian Federation also counts as days spent in the Russian Federation if the individual spent less than six months outside the Russian Federation for these purposes. The Ministry of Finance's interpretation of this definition suggests that for tax withholding purposes, an individual's tax residence status should be determined on the date of the income payment (based on the number of days in the Russian Federation in a 12-month period preceding the date of payment), and nevertheless, individuals' final tax liability in the Russian Federation for the reporting calendar year should be determined based on their tax residence status for such calendar year, i.e., those individuals who spend 183 days of a calendar year or more in the Russian Federation qualify as Russian tax residents;

  •
  a Russian legal entity;

  •
  a legal entity or organization established in a jurisdiction other than the Russian Federation that purchases, holds and/or disposes of ADSs through permanent establishment in the Russian Federation;

  •
  a legal entity or organization established in a jurisdiction other than the Russian Federation that is recognized as a Russian tax resident based on Russian domestic law (whereby the Russian Federation is recognized as the place of effective management of the legal entity or organization as determined in the Russian Tax Code), unless otherwise envisaged by a double tax treaty;

  •
  a legal entity or organization established in a jurisdiction other than the Russian Federation that is recognized as a Russian tax resident, despite conflicting tax residence as per relevant foreign and Russian law, based on the provisions of a double tax treaty (for the purposes of application of such double tax treaty); or

  •
  a legal entity or organization established in a jurisdiction other than the Russian Federation that has voluntarily obtained Russian tax residence.

        For the purposes of this summary, a "Non-Resident Holder" is a holder of ADSs who does not qualify as a Russian Resident Holder according to the criteria provided above. According to Russian tax legislation, taxation of income of Non-Resident Holders who are individuals depends on whether the income is assessed as coming from Russian or non-Russian sources.

        Holders of ADSs should seek professional advice regarding their tax status and the relevant tax consequences in the Russian Federation.

        The definition of Russian-sourced income is broad, and in terms of investment income it generally includes dividends from Russian organizations and legal entities that are recognized as Russian tax residents, income from sale of securities in the Russian Federation, and other investment income received by taxpayers as a result of their activities in the Russian Federation.

Taxation of ADS Acquisition

        The Russian Tax Code stipulates a capital gains principle with respect to the calculation of either personal or corporate income tax for operations with securities. Pursuant to this provision, personal/corporate income tax is to be calculated at the moment of security disposal. Thus, at the moment of security acquisition, no tax implications should arise, except for the cases described below.

Russian Resident Holders—Individuals

        No Russian tax implications should generally arise for Russian Resident Holders—Individuals upon acquisition of ADSs except for the deemed income taxation as described below.

        Taxable deemed income may arise for the Russian Resident Holders—Individuals when ADSs are purchased at a price below their market value, which is unlikely in the market conditions. For such cases, the tax base is determined in Russian rubles as the amount by which the market value of the ADSs (determined at the date of the transaction) exceeds the amount of actual expenses of the individual during acquisition. The deemed income shall be taxed at a 13% tax rate in the Russian Federation (or an increased tax rate of 15% may apply if proposed changes to Russian tax legislation become effective. See "Risk factors—Risks Relating to Russian Taxation—Changes to Russian tax laws announced in 2020 could increase our tax burden.").

Russian Resident Holders—Legal Entities

        No Russian tax implications generally arise for Russian Resident Holders—Legal Entities when they acquire ADSs for a consideration.

Non-Resident Holders—Individuals

        No Russian tax implications should arise for Non-Resident Holders—Individuals when they acquire ADSs, except for the deemed income taxation as described below.

        Taxable deemed income may arise for the Non-Resident Holders—Individuals when ADSs are purchased at a price below their market value, which is unlikely in the market conditions. Generally, deemed income should not be qualified as Russian-sourced income. However, considering its broad definition, if income is deemed as a Russian-sourced the tax base will be determined in Russian rubles as the amount by which the market value of the ADSs (determined at the date of the transaction) exceeds the actual expenses of the individual upon acquisition and shall be taxed in the Russian Federation at a 30% tax rate.

Non-Resident Holders—Legal Entities

        No Russian tax implications generally arise for Non-Resident Holders—Legal Entities when they acquire ADSs for a consideration.

Taxation of Dividends and Other Distributions (including distributions in kind)

        There is a special income taxation mechanism for securities from Russian issuers held in certain types of accounts with Russian custodians. These include shares held in special accounts of foreign nominal holders (i.e. foreign custodians, depositaries, foreign authorized holders (e.g. foreign brokers)) or depositary receipt programs. This regime provides for a reduction of withholding tax on ADS dividends based on the disclosure of aggregated information to the Russian custodian about the persons executing rights attached to the relevant shares.

        Because we have changed our tax residence from Cyprus to the Russian Federation (as of June 19, 2019) and we remain organized under the laws of Cyprus and governed by Cypriot corporate laws, it is unclear from the standpoint of Russian tax legislation who should act as the tax agent, given the impossibility of acting directly through a Russian custodian and given that the foreign custodian (if any) would not be able to perform the tax agent's obligations under Russian tax legislation. Consequently, the procedure for applying the reduced tax rate is administered by the Company acting in its capacity of the tax agent.

        In light of the above, while we have informed Holders of our willingness to collect the relevant information from the Holders in order to apply the reduced tax rates pursuant to either Russian tax legislation or double tax treaties, and nevertheless, we reserve the right to withhold the tax at the general rate of 15% and pay the dividends net of this amount pursuant to the provisions of the Russian Tax Code.

        A recipient of dividend income who is entitled to reduced tax rates on dividends from the ADSs according to either the Russian Tax Code or a double tax treaty may apply for a refund in accordance with the general tax refund procedure envisaged by the Russian Tax Code. See "—Material Russian Tax Considerations—Refund of Russian Tax Withheld."

        Certain Russian double tax treaties are currently being revised, and the possibility of applying the reduced tax rate depends on the investor's jurisdiction. See "Risk Factors—Risks Relating to Russian Taxation—Changes to Russian tax laws announced in 2020 could increase our tax burden."

Russian Resident Holders—Individuals

        Payments of Russian-sourced dividends from the ADSs to the Russian Resident Holders—Individuals should be subject to statutory Russian tax at a rate of 13% of the gross dividend amount. Whereas the distribution is made in kind, the 13% tax rate applies to the gross market price of the distribution received.

        Nevertheless, certain specifics and uncertainty surrounding the withholding tax mechanism in the Russian Federation may lead to taxation of dividends at source at a 15% tax rate, normally applicable to Russian non-resident individuals. For this reason, we have informed Holders that Russian Resident Holders—Individuals are required to send an application along with relevant documents to the Company to apply for the 13% withholding tax rate. Without said application, the Company may be required to withhold a 15% tax on dividends.

        The proposed changes to Russian tax legislation may lead to an increase in the personal income tax rate from 13% to 15% for profit in excess of 5 million per annum. See "Risk Factors—Risks Relating to Russian Taxation—Changes to Russian tax laws announced in 2020 could increase our tax burden."

Russian Resident Holders—Legal Entities

        Payment of Russian-sourced dividends from ADSs received by Russian Resident Holders—Legal Entities should be subject to a statutory Russian tax at a rate of 13% of the gross dividend amount.

        Notably, dividends received by Russian legal entities from qualified Russian and foreign subsidiaries are taxable at a rate of 0%, provided that the Russian legal entity owns no less than 50% of the subsidiary for at least 365 consecutive days. However, dividends from foreign companies registered in "low tax" jurisdictions listed in the official schedule of the Russian Ministry of Finance are excluded from this rule. The current version of the list of "low tax" jurisdictions does not include any countries where HeadHunter Group companies have subsidiaries.

        Nevertheless, the specifics and uncertainty of the withholding tax mechanism in the Russian Federation may lead to taxation of dividends at source at a 15% tax rate. Thus, we have informed Holders that Russian Resident Holders—Legal Entities are required to send an application along with relevant documents to the Company to apply for the 13% (or 0%) tax rate, without which the Company is required to withhold a 15% tax on dividends.

Non-Resident Holders—Individuals

        Payments of Russian-sourced dividends from ADSs to the Non-Resident Holders—Individuals should be subject to a statutory Russian tax at a rate of 15% of the gross dividend amount. Whereas the distribution is made in kind, the 15% tax rate applies to the gross market price of the distribution received.

        Nevertheless, the specifics and uncertainty of the withholding tax mechanism in the Russian Federation may lead to taxation of dividends at source at a 15% tax rate, even when Non-Resident Holders—Individuals are legally entitled to a reduced tax rate based on a double tax treaty concluded with the Russian Federation. Thus, we have informed Holders that Non-Resident Holders—Individuals are required to send an application along with relevant documents (i.e. a valid tax residence certificate for the year in question) to the Company to apply for the reduced tax rate (if any such rate is stipulated by a double tax treaty), without which the Company is required to withhold a 15% tax on dividends.

        However, certain Russian double tax treaties are currently being revised, and the possibility of applying the reduced tax rate depends on the investor's jurisdiction. See "Risk Factors—Risks Relating to Russian Taxation—Changes to Russian tax laws announced in 2020 could increase our tax burden."

Non-Resident Holders—Legal Entities

        Payment of Russian-sourced dividends from ADSs received by Non-Resident Holders—Legal Entities should be subject to a statutory Russian tax at the rate of 15% of the gross dividend amount.

        Despite the fact that Non-Resident Holders—Legal Entities may be legally entitled to a reduced tax rate pursuant to the provisions of respective double tax treaties, the specifics and uncertainty of the withholding tax mechanism in the Russian Federation may lead to taxation of dividends at source at a 15% tax rate. Thus, we have informed Holders that Non-Resident Holders—Legal Entities are required to send an application along with relevant documents to the Company to apply for the reduced tax rate (if any is stipulated by double tax treaties), without which the Company will be required to withhold a 15% tax on dividends.

        However, certain Russian double tax treaties are currently being revised, and the possibility of applying the reduced tax rate depends on the investor's jurisdiction. See "Risk Factors—Risks Relating to Russian Taxation—Changes to Russian tax laws announced in 2020 could increase our tax burden."

Taxation of disposal of ADS/capital gains

        The following sections summarize the taxation of capital gains with respect to the disposal of ADSs.

Russian Resident Holders—Individuals

        Capital gains arising from the sale, exchange or other disposal of ADSs by Russian Resident Holders—Individuals must be declared on the holder's tax return and are subject to personal income tax at a rate of 13%, unless there is a tax agent that calculates and withholds Russian personal income tax at source in full (e.g. a Russian broker).

        However, the upcoming changes to Russian tax legislation may lead to an increase in the personal income tax rate from 13% to 15% in excess of 5 million per annum. See "Risk Factors—Risks Relating to Russian Taxation—Changes to Russian tax laws announced in 2020 could increase our tax burden."

        The taxable capital gain of Russian Resident Holders—Individuals upon the sale of securities is calculated as the gross sale proceeds calculated in Russian rubles at the date of sale minus the actual expenses calculated in Russian rubles at the date of purchase. For the purpose of currency conversion, the official exchange rates of the Central Bank of the Russian Federation on specific dates are used. Expenses must be proved by documentary evidence related to the purchase of the ADSs (including the cost of the securities and the expenses associated with their purchase, holding and sale, and the deemed income amount on which personal income tax was accrued and paid on acquisition (receipt) of the ADSs).

Russian Resident Holders—Legal Entities

        Capital gains arising from the sale or other disposal of the ADSs by a Russian Resident Holder—Legal Entity are taxable at the regular Russian corporate profits tax rate of 20%. According to the current Russian tax legislation, the financial result (profit or loss) arising from activities connected with securities quoted on a stock exchange, which meet the criteria established by the Federal Law No. 39-FZ "On the Securities Market" dated April 22, 1996, may be accounted for together with the financial result arising from other operations (i.e. may be included into the general tax base). Therefore, Russian Resident Holders—Legal Entities may be able to offset losses incurred through operations on the quoted shares against other types of income (excluding income from non-quoted securities and derivatives). Special tax rules apply to Russian organizations that hold a broker and/or dealer license as well as certain other licenses related to the securities market. The Russian Tax Code also lays out special rules for the calculation of the tax base for the purposes of transactions with securities, which are subject to transfer pricing control in the Russian Federation.

        The Russian Tax Code contains certain exemptions from capital gains taxation for non-quoted shares, for shares in high-technology companies, and for shares in companies whose immovable property in the Russian Federation directly or indirectly constitutes 50% or less of the company's asset. These exemptions are not expected to be relevant for the ADSs.

        Russian Resident Holders—Legal Entities should always consult their own tax advisers with respect to the tax consequences of gains derived from the disposal of ADSs.

Non-Resident Holders—Individuals

        Generally, income received by Non-Resident Holders—Individuals from disposal of ADSs is not considered as taxable event in Russia unless it is qualified as Russian-sourced income (i.e. when Non-Resident Holders—Individuals conduct their transactions with a Russian broker).

        According to Russian tax legislation, income received from the sale or disposal of ADSs should be treated as Russian-sourced income if the sale or disposal occurred in the Russian Federation. However, Russian tax law gives no clear indication as to how to identify the source of income received from the sale and disposal of securities, except that income received from the sale of securities "in the Russian Federation" will be treated as having been received from a Russian source. Thus, considering the broad and obscure definition of Russian-sourced income, there is a risk that capital gains arising from the sale, exchange or other disposal of ADSs by Non-Russian Resident Holders will be treated as Russian-sourced income in terms of personal income tax and will be subject to taxation in the Russian Federation at the statutory tax rate of 30%. Nevertheless, Non-Resident Holders—Individuals may be entitled to tax exemption on capital gains arising from the sale, exchange or other disposal of ADSs based on an applicable double tax treaty.

        However, certain Russian double tax treaties are currently being revised, and the possibility of applying the reduced tax rate depends on the investor's jurisdiction. See "Risk Factors—Risks Relating to Russian Taxation—Changes to Russian tax laws announced in 2020 could increase our tax burden."

        Non-Resident Holders—Individuals should consult their own tax advisers with respect to the tax consequences of disposal of ADSs.

Non-Resident Holders—Legal Entities

        Capital gains arising from the sale, exchange or other disposal of the ADSs by Non-Resident Holders—Legal Entities should not be subject to tax in the Russian Federation if the immovable property located in the Russian Federation constitutes directly or indirectly 50% or less of the Company's assets or securities are treated as quoted on a stock exchange markets. The Company believes that the ADSs will fall under the aforementioned exemption.

Stamp Duties

        Holders are not subject to any Russian stamp duties for transactions with ADSs as discussed in this section of this prospectus supplement (e.g., on the purchase or sale of ADSs), except for transactions involving the inheritance of ADSs.

Tax treaty relief—Application of reduced tax rates under double tax treaties

        To receive the benefits of a double tax treaty in cases where any income on the ADSs are received from a Russian source and are subject to Russian taxes, Non-Resident Holders (individuals, legal entities, and organizations) are required to confirm that they are the beneficial owners of the income.

        A Non-Resident Holder will need to provide the payer of the income, who acts as a tax agent, with a certificate of tax residence issued by the competent tax authority of the relevant treaty country before the income is paid and confirm that it is the beneficial owner of this income. However, the payer of income may request additional documents confirming the entitlement and eligibility of Non-Resident Holder for the benefits of the relevant double tax treaty in relation to income concerned. The tax residence certificate should confirm that the respective Non-Resident Holder is a tax resident of the relevant double tax treaty country (for the applicable double tax treaty). This certificate should generally be apostilled or legalized. A notarized Russian translation of the certificate must be provided to the person regarded as a tax agent. Non-Resident Holders that are legal entities should consult their own tax advisers regarding any available double tax treaty relief and the relevant Russian procedures.

        Non-Resident Holders should consult their own tax advisors about available double tax treaty relief and the procedures for obtaining such relief with respect to any Russian taxes imposed in respect of dividend income from the ADSs or any income received in connection with the acquisition, sale or other disposal of the ADSs.

        However, certain Russian double tax treaties are currently being revised, and the possibility of applying the reduced tax rate depends on the investor's jurisdiction. See "Risk Factors—Risks Relating to Russian Taxation—Changes to Russian tax laws announced in 2020 could increase our tax burden."

Refund of Russian Tax Withheld

Russian Resident Holders—Legal Entities and Individuals

        In the absence of a proper tax withholding mechanism, Russian Resident Holders may be subject to a 15% tax rate on the dividends paid to them. See "—Taxation of Dividends and other distributions (including distributions in kind)." To apply a 13% tax rate on dividends pursuant to the Russian Tax Code, Russian Resident Holders may be required to provide documentary proof of their Russian tax residence. Alternatively, they may attempt to claim the refund of excessively withheld taxes.

        In order to obtain a tax refund, Russian Resident Holders—Individuals should submit an application and the required documents to the tax agent within three years following the date when the respective tax was paid. The Russian Tax Code stipulates that a tax agent must refund over-withheld tax within a three month period following the date when the application for a refund is submitted. Further, the tax agent itself may require a refund by applying to the Russian tax authorities within three years following the date when the respective tax was paid.

        Russian Resident Holders—Legal Entities may claim for a refund of excessively withheld tax by filing the application and required documents to the Russian tax authorities within three years following the date when the respective tax was paid.

Non-Resident Holders—Legal Entities and Individuals

        If the Russian withholding tax on income derived from Russian sources for a Non-Resident Holder which is a legal entity or an organization, was withheld at source, and such Non-Resident Holder, which is a legal entity or an organization, is entitled to benefits from a double tax treaty allowing such a legal entity or organization not to pay tax in the Russian Federation, or allowing it to pay tax at a reduced rate on such income, a claim for a refund of the tax withheld at the source can be filed with the Russian tax authorities within three years following the tax period in which the tax was withheld.

        To process a claim for a refund, the Russian tax authorities require: (i) a confirmation of the tax treaty residence of the non-resident at the time the income was paid (this confirmation should be apostilled or legalized and should be provided for the year when the income in respect to which the refund is claimed was paid); (ii) a document confirming that the applicant satisfies any additional conditions envisaged under the Russian Tax Code or the relevant double tax treaty for application of the reduced tax rate; and (iii) an application for the refund of the tax withheld in a format provided by the Russian tax authorities. Where tax is withheld in respect of dividends on the ADSs registered in special accounts (i.e. foreign nominal holder, foreign authorized holder or foreign depositary receipt program depo accounts) and opened with a Russian custodian, the following documents are required in addition to those listed under (i) and (ii) above: (a) a document confirming the exercise of rights (or confirming the exercise of rights in the interests of the applicant by a trustee or other similar person) attached to the ADSs on which the dividend income was paid, as at the date of the decision to distribute dividends by a Russian entity; (b) a document confirming the amount of dividend income on the ADSs; and (c) information on the custodian (custodians) that transferred the amount of dividend income to the foreign company (holder of the relevant account in the Russian custodian).

        The Russian tax authorities require a Russian translation of the above documents if they are in a foreign language. The decision regarding the refund of the tax withheld should be taken within one month of filing the required documents with the Russian tax authorities. However, procedures for processing such claims have not been clearly established, and there is significant uncertainty regarding the availability and timing of such refunds.

        If the Russian personal income tax on income derived from Russian sources by a Non-Resident Holder who is an individual was withheld at source, and such individual Non-Resident Holder is entitled to the benefits of a double tax treaty allowing such an individual not to pay the tax in the Russian Federation or allowing such an individual to pay the tax at a reduced rate in relation to such income, an application for a refund, as well as a tax residence certificate issued by the competent authorities of the country of residence with a valid double tax treaty with the Russian Federation should be submitted to the tax agent within three years following the date when the respective tax was paid. The Russian Tax Code stipulates that a tax agent must refund over-withheld tax within three months period following the date when the application for a refund is submitted.

        In practice, the Russian tax authorities require a wide variety of documentation confirming the right of a Non-Resident Holder to obtain the tax relief available under the applicable double tax treaty. Such documentation may not be explicitly required by the Russian Tax Code.

        Obtaining a refund of Russian taxes withheld at source is likely to be a time-consuming process, and no assurance can be given that such a refund will be granted in practice.

        However, certain Russian double tax treaties are currently being revised, and the possibility of applying the reduced tax rate and, consequently, applying for tax refunds, depends on the investor's jurisdiction. See "Risk Factors—Risks Relating to Russian Taxation—Changes to Russian tax laws announced in 2020 could increase our tax burden."

        Non-Resident Holders (and in certain limited cases Russian Resident Holders) should consult their own tax advisers about possible tax treaty relief and/or tax refunds as applicable and the procedures required to obtain such treaty relief or refund with respect to any Russian taxes imposed on income received from the acquisition, ownership or disposition of ADSs.

 Material U.S. Federal Income Tax Considerations for U.S. Holders

        The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of ADSs.

        The following discussion describes material U.S. federal income tax consequences to U.S. Holders (as defined below), and solely to the extent described below under "—FATCA," to non-U.S. persons, under present law of an investment in the ADSs. This summary applies only to U.S. Holders that acquire ADSs in exchange for cash in this offering, hold ADSs as capital assets within the meaning of Section 1221 of the Code (as defined below) and have the U.S. dollar as their functional currency.

        This discussion is based on the tax laws of the United States as in effect on the date of this prospectus supplement, including the Internal Revenue Code of 1986, as amended (the "Code"), and U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, and any such change could apply retroactively and could affect the U.S. federal income tax consequences described below. The statements in this prospectus supplement are not binding on the U.S. Internal Revenue Service (the "IRS") or any court, and thus we can provide no assurances that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. Furthermore, this summary does not address any estate or gift tax consequences, any state, local or non-U.S. tax consequences or any other tax consequences other than U.S. federal income tax consequences.

        The following discussion does not describe all the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:

  •
  banks and certain other financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  insurance companies;

  •
  broker-dealers;

  •
  traders that elect to mark to market;

  •
  tax-exempt entities;

  •
  individual retirement accounts or other tax-deferred accounts;

  •
  persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;

  •
  U.S. expatriates;

  •
  persons holding ADSs as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

  •
  persons that actually or constructively own 10% or more of the Company's stock by vote or value;

  •
  persons subject to special tax accounting rules as a result of gross income with respect to the ADSs being taken into account in an applicable financial statement;

  •
  persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

  •
  persons who acquired ADSs pursuant to the exercise of any employee share option or otherwise as compensation; or

  •
  persons holding ADSs through partnerships or other pass-through entity.

        PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs

        As used herein, the term "U.S. Holder" means a beneficial owner of ADSs that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

  •
  The tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds ADSs generally will depend on such partner's status and the activities of the partnership. A U.S. Holder that is a partner in such partnership should consult its tax advisor.

Exchange of ADSs for Ordinary Shares

        Generally, holders of ADSs should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADSs and the following discussion assumes that such treatment will be respected. If so, no gain or loss will be recognized upon an exchange of ordinary shares for ADSs or an exchange of ADSs for ordinary shares. The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying shares. Accordingly, the creditability of foreign taxes and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and the Company.

Dividends and Other Distributions on ADSs

        As described in the section entitled Item 8.A "Consolidated Statements and Other Financial Information—Dividend Policy" of our Form 20-F for the year ended December 31, 2019 incorporated by reference herein, we may pay dividends to holders of our ordinary shares from time to time in the future. If we do make distributions of cash or property on our ordinary shares, subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by the Company with respect to ADSs (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will be includible as dividend income in a U.S. Holder's gross income in the year received, to the extent such distributions are paid out of the Company's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts, if any, not treated as dividend income will constitute a return of capital and will first be applied to reduce a U.S. Holder's tax basis in its ADSs, but not below zero, and then any excess will be treated as capital gain realized on a sale or other disposition of the ADSs. Because the Company does not maintain calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. Dividends received by non-corporate U.S. Holders may be "qualified dividend income," which is taxed at the lower applicable capital gains rate, provided that (1) either the ADSs are readily tradable on an established securities market in the United States or the Company is eligible for the benefits of the income tax treaty between the Unites States and Russia (the "Russia Treaty"), (2) the Company is not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend was paid or the preceding taxable year and (3) certain other requirements are met. In this regard, the ADSs will generally be considered to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as our existing ADSs are and we intend the ADSs offered hereby will be. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to ADSs.

        Dividends on ADSs generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, foreign taxes withheld on any distributions on ADSs, if any, may be eligible for credit against a U.S. Holder's federal income tax liability. If a refund of the tax withheld is available under the laws of Russia or under the Russia Treaty, the amount of tax withheld that is refundable (even if such refund may not be available in practice) will not be eligible for such credit against a U.S. Holder's U.S. federal income tax liability (and will not be eligible for the deduction against U.S. federal taxable income). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by the Company with respect to ADSs will generally constitute "passive category income." The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming an itemized deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.

Sale or Other Taxable Disposition of ADSs

        Subject to the passive foreign investment company rules discussed below, upon a sale or other taxable disposition of ADSs, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in such ADSs (generally the cost of such ADSs to the U.S. Holder). Any such gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the ADSs exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of ADSs generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules

        The Company will be classified as a passive foreign investment company (a "PFIC") for any taxable year if either: (a) at least 75% of its gross income is "passive income" for purposes of the PFIC rules or (b) at least 50% of the value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, the Company will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25 percent or more (by value) of the stock.

        Under the PFIC rules, if the Company were considered a PFIC at any time that a U.S. Holder holds ADSs, the Company would continue to be treated as a PFIC with respect to such investment unless (i) the Company ceases to be a PFIC and (ii) the U.S. Holder has made a "deemed sale" election under the PFIC rules.

        Based on the recent, current and anticipated composition of the income, assets and operations of the Company and its subsidiaries, the Company does not expect to be treated as a PFIC for the taxable year ended December 31, 2019, the current taxable year or in the foreseeable future. This is a factual determination, however, that depends on, among other things, the composition of the income and assets, and the market value of the shares and assets, of the Company and its subsidiaries from time to time, and thus the determination can only be made annually after the close of each taxable year. Therefore there can be no assurances that the Company will not be classified as a PFIC for the taxable year ended December 31, 2019, the current taxable year or for any future taxable year.

        If the Company is treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be deemed to own shares in any of our subsidiaries that are also PFICs. However, an election for mark-to-market treatment would likely not be available with respect to any such subsidiaries. If the Company is considered a PFIC at any time that a U.S. Holder holds ADSs, any gain recognized by the U.S. Holder on a sale or other disposition of the ADSs, as well as the amount of any "excess distribution" (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder's holding period for the ADSs. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on ADSs exceeds 125% of the average of the annual distributions on the ADSs received during the preceding three years or the U.S. Holder's holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ADSs if the Company is considered a PFIC.

        If the Company is considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. Failure to comply with such information reporting requirements may result in significant penalties and may suspend the running of the statute of limitations. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in ADSs.

Information Reporting and Backup Withholding

        Dividend payments with respect to ADSs and proceeds from the sale, exchange or redemption of ADSs may be subject to information reporting to the IRS and U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.

Information with Respect to Foreign Financial Assets

        Certain U.S. Holders who are individuals (and certain entities) that hold an interest in "specified foreign financial assets" (which may include the ADSs) are required to report information relating to such assets, subject to certain exceptions (including an exception for ADSs held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the ADSs.

U.S. Foreign Account Tax Compliance Act (FATCA)

        Certain provisions of the Code and Treasury regulations (commonly collectively referred to as "FATCA") generally impose a 30% withholding tax regime with respect to certain "foreign passthru payments" made by a "foreign financial institution" (an "FFI"). If we were to be treated as an FFI, such withholding may be imposed on such payments to any other FFI (including an intermediary through which an investor may hold the ADSs) that is not a "participating FFI" (as defined under FATCA) or any other investor who does not provide information sufficient to establish that the investor is not subject to withholding under FATCA, and we may be required to report certain information regarding investors to the relevant tax authorities, which information may be shared with taxing authorities in the United States, unless such other FFI or investor is otherwise exempt from FATCA. Under current guidance, the term "foreign passthru payment" is not defined, and it is therefore not clear whether or to what extent payments on the ADSs would be considered foreign passthru payments. Withholding on foreign passthru payments would not be required with respect to payments made before the date that is two years after the date of publication in the Federal Register of final regulations defining the term "foreign passthru payment." Prospective investors in the ADSs should consult their tax advisors regarding the potential impact of FATCA, the IGA and any non-U.S. legislation implementing FATCA on their potential investment in the ADSs.

        THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN ADSS UNDER THE INVESTOR'S OWN CIRCUMSTANCES.

UNDERWRITING (CONFLICTS OF INTEREST)

        We, the Selling Shareholder and the underwriters named below propose to enter into an underwriting agreement with respect to the ADSs being offered by the Selling Shareholder. Subject to certain conditions, each underwriter will severally agree to purchase the number of ADSs indicated in the following table. Goldman Sachs & Co. LLC is the representative of the underwriters.

Underwriters	Number of ADSs
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
VTB Capital plc

Total	5,000,000

        All sales of our ADSs in the United States will be made by U.S. registered broker-dealers. VTB Capital plc is not a U.S. registered broker-dealer, however any offers and sales of our ADSs by VTB Capital plc in the United States will be made through its U.S. registered broker-dealer, Xtellus Capital Partners Inc.

        The underwriters will be committed to take and pay for all of the ADSs being offered by the Selling Shareholder, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

        The underwriters have an option to buy up to an additional 750,000 ADSs from the Selling Shareholder to cover sales by the underwriters of a greater number of ADSs than the total number set forth in the table above. They may exercise that option for 30 days. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

        The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by the Selling Shareholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 750,000 additional ADSs.

Paid by the Selling Shareholder	No Exercise	Full Exercise
Per ADS	$	$
Total	$	$

        ADSs sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to $            per ADS from the public offering price. After the offering of the ADSs, the representative may change the offering price and the other selling terms. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The Selling Shareholder, Highworld Investments Limited, our executive officers and our board members have agreed with the underwriters, subject to certain exceptions, including, but not limited to, those described in the following paragraph, not to sell or dispose of any of their ordinary shares, ADSs or securities convertible into or exchangeable for ordinary shares during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representative and Morgan Stanley & Co. LLC. See "Shares and ADSs Eligible for Future Sale" for a discussion of certain transfer restrictions.

        The restrictions described in the immediately preceding paragraph do not apply to: the sale of ADSs to the underwriters in the offering; such ADSs acquired in open market transactions following the offering, provided that no filing under the Exchange Act or the Securities Act or other public announcement is required or made voluntarily during the lock-up period in connection with such transfer of shares; or facilitating the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that no transfers occur under such plan during the lock-up period and no public announcement or filing shall be required or voluntarily made by any person in connection therewith until after the expiration of the lock-up period.

        Our ADSs are listed on Nasdaq under the symbol "HHR."

        In connection with this offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the number of additional ADSs for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to cover the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the number of additional ADSs for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

        VTB Bank (PJSC), an affiliate of our underwriter VTB Capital plc, is our lender under our syndicated credit facility, dated May 16, 2016, as amended and restated, pursuant to which we have borrowed a total principal amount of 7 billion to date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness."

        ELQ Investors VIII Limited, an investment vehicle associated with Goldman Sachs & Co. LLC, an underwriter in this offering, which beneficially owns 24.8% of our outstanding ordinary shares in the aggregate immediately prior to this offering, will sell ADSs in this offering and will own 14.9% of our ordinary shares after giving effect to this offering (13.4% if the underwriters exercise their option to purchase additional ADSs). This vehicle is in the business of making investments and organized the

Company in the ordinary course of business to complete the acquisition of Headhunter FSU Limited from Mail.Ru. See "Principal and Selling Shareholders."

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.3 million, which includes no more than $25,000 that we agreed to reimburse the underwriters for certain FINRA related expenses incurred by them in connection with this offering.

        We and the Selling Shareholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Canada

        The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus or taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

European Economic Area or the United Kingdom

        In relation to each Member State of the European Economic Area or the United Kingdom which has implemented the Prospectus Regulation (each, a "Relevant Member State"), an offer to the public of our ADSs may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Regulation:

  •
  To any legal entity which is a qualified investor as defined in the Prospectus Regulation;

  •
  To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

  •
  In any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer or ADSs shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer to the public" in relation to any of our ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our ADSs to be offered so as to enable an investor to decide to purchase any of our ADSs, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

France

        This offering document has not been prepared in the context of a public offering of securities in France (offre au public) within the meaning of Article L.411-1 of the French Code monétaire et financier and Articles 211-1 et seq. of the Autorité des marches financiers ("AMF") regulations and has therefore not been submitted to the AMF for prior approval or otherwise, and no prospectus has been prepared in relation to the securities.

        The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France, and neither this offering document nor any other offering material relating to the securities has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to "qualified investors" (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2 and D.411-4 of the French Code monétaire et financier) on the condition that no such offering document nor any other offering material relating to the securities shall be delivered by them to any person or reproduced (in whole or in part). Such "qualified investors" and the limited circle of investors referred to in Article L.411-2II2 are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF

Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

        You are hereby notified that in connection with the purchase of these securities, you must act for your own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.411-2, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

Hong Kong

        The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Italy

        The offering of the ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB), in accordance with Italian securities legislation. Accordingly, the ADSs may not be offered or sold, and copies of this offering document or any other document relating to the ADSs may not be distributed in Italy except to Qualified Investors, as defined in Article 34-ter, sub—Section 1, paragraph b of CONSOB Regulation no. 11971 of May 14, 1999, as amended (the Issuers' Regulation), or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the Consolidated Financial Act) or Issuers' Regulation applies, including those provided for under Article 100 of the Finance Law and Article 34-ter of the Issuers' Regulation; provided, however, that any such offer or sale of the ADSs or distribution of copies of this offering document or any other document relating to the ADSs in Italy must (i) be made in accordance with all applicable Italian laws and regulations; (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the ADSs; and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Spain

        This offer of our ADSs has not been and will not be registered with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores, or "CNMV"), and, therefore, none of our ADSs may be offered, sold or distributed in any manner, nor may any resale of the ADSs be carried out in Spain except in circumstances which do not constitute a public offer of securities in Spain or are exempted from the obligation to publish a prospectus, as set forth in Spanish Securities Market Act (Ley 24/1988, de 28 de julio, del Mercado de Valores) and Royal Decree 1310/2005, of 4 November, and other applicable regulations, as amended from time to time, or otherwise without complying with all legal and regulatory requirements in relation thereto. Neither the prospectus nor any offering or advertising materials relating to our ADSs have been or will be registered with the CNMV, and, therefore, they are not intended for the public offer of our ADSs in Spain.

Switzerland

        The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland.

        This document has been prepared without regard to the disclosure standards for issuance prospectuses under Article 652a or Article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under Article 27 et seq. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, us or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, FINMA, and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

United Arab Emirates

        This offering has not been approved or licensed by the Central Bank of the United Arab Emirates ("UAE"), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE, including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority ("DFSA"), a regulatory authority of the Dubai International Financial Centre ("DIFC"). This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and Nasdaq Dubai Listing Rules, accordingly, or otherwise. The ADSs may not be offered to the public in the UAE and/or any of the free zones.

        The ADSs may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

United Kingdom

        In the United Kingdom, this prospectus is only addressed to and directed at qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets

Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

MIFID II Product Governance

        Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the ADSs has led to the conclusion that: (i) the target market in the EU and the United Kingdom for the ADSs is retail clients, professional clients and eligible counterparties, each as defined in Directive 2014/65/EU (as amended, "MiFID II"); and (ii) all channels for distribution of the ADSs to retail clients, professional clients and eligible counterparties are appropriate. Any person subsequently offering, selling or recommending the ADSs (a "distributor") should take into consideration the manufacturer target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the ADSs (by either adopting or refining the manufacturer target market assessment) and determining appropriate distribution channels. A "manufacturer" for this purpose is an investment firm that is involved in the creation, development, issuance and /or design of financial instruments, as defined in Article 9 of Commission Delegated Regulation 2017/593.

 LEGAL MATTERS

        The validity of our ordinary shares underlying the ADSs and other and certain legal matters of Cyprus law in connection with this offering will be passed upon for us by Antis Triantafyllides & Sons LLC. Certain matters of U.S. federal law will be passed upon for us by Latham & Watkins (London) LLP. Certain matters of U.S. federal law will be passed upon for the underwriters by White & Case LLP. Certain legal matters with respect to Cyprus law will be passed upon for the underwriters by Chrysses Demetriades & Co. LLC.

EXPERTS

        The consolidated financial statements of HeadHunter Group PLC as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, included in the Annual Report on Form 20-F filed by the Company on March 13, 2020 have been incorporated by reference herein in reliance upon the report of JSC "KPMG," Independent Registered Public Accounting Firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of International Financial Reporting Standard 16 Leases. The current address of JSC "KPMG" is 10 Presnenskaya Naberezhnaya, Moscow, Russia 123112.

        Certain statistical data contained herein has been derived from and included herein in reliance upon a research report titled "Online Recruitment Landscape in Russia" prepared by J'Son & Partners Consulting LLC, or J'Son & Partners, an independent provider of research and analysis, commissioned by the Company, and issued as of October 2017, as amended in February 2019 and March 2020, upon the authority of said firm as experts with respect to the matters covered by its report. J'Son & Partners does not have any interest in the securities of the Company.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement (including exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement.

        Statements made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus supplement and the accompanying prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus supplement, the accompanying prospectus and the documents that we have filed as exhibits to the registration statement completely.

        We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus supplement information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by this prospectus supplement. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We hereby incorporate the following documents by reference:

  •
  our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which was filed with the SEC on March 16, 2020;

  •
  our Current Report on Form 6-K, which was furnished to the SEC on March 19, 2020;

  •
  our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2019, which was filed with the SEC on April 13, 2020; and

  •
  our Current Report on Form 6-K, which was furnished to the SEC on July 13, 2020.

        All Annual Reports on Form 20-F and any reports on Form 6-K that are identified by as us as being incorporated by reference (to the extent designated therein), in each case filed subsequent to the date of the registration statement on Form F-3 of which this prospectus supplement forms a part, but before termination of the offering under this prospectus supplement, shall be deemed incorporated by reference into this prospectus supplement and deemed to be a part hereof from the date of the filing of such documents.

        We will provide to each person, including any beneficial owners, to whom a prospectus supplement is delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference into this prospectus supplement, at no cost. Any such request should be directed to: HeadHunter Group PLC, 9/10 Godovikova Street, Moscow, 129085, Russia. These documents are also available on the Investor Relations section of our website, which is located at https://investor.hh.ru/investor-relations or as described under "Where You Can Find More Information" above. The information on our website does not constitute part of this document and is not incorporated by reference herein.

        Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

HeadHunter Group PLC
Unaudited Condensed Consolidated
Interim Financial Information
for the three months ended March 31, 2020
and March 31, 2019

HeadHunter Group PLC

Contents

Unaudited Condensed Consolidated Interim Statement of Income and Comprehensive Income for the three months periods ended March 31, 2020 and March 31, 2019	F-3
Unaudited Condensed Consolidated Interim Statement of Financial Position as of March 31, 2020 and December 31, 2019	F-4
Unaudited Condensed Consolidated Interim Statement of Changes in Equity for the three months periods ended March 31, 2020 and March 31, 2019	F-5
Unaudited Condensed Consolidated Interim Statement of Cash Flows for the three months periods ended March 31, 2020 and March 31, 2019	F-6
Notes to the Unaudited Condensed Consolidated Interim Financial Information	F-7

HeadHunter Group PLC

Unaudited Condensed Consolidated Interim Statement of Income and Comprehensive Income

(in thousands of Russian Roubles, except per share amounts)

		For the three months ended March 31,
	Note	2020	2019
Revenue	8	1,990,409	1,678,437
Operating costs and expenses (exclusive of depreciation and amortization)	9	(1,138,619)	(933,540)
Depreciation and amortization	12, 13, 20(i)	(184,406)	(165,104)

Operating income		667,384	579,793
Finance income	10(a)	19,158	26,207
Finance costs	10(b)	(118,833)	(167,830)
Net foreign exchange gain/(loss)		75,313	(22,641)
Share of loss of equity-accounted investees (net of income tax)		(9,544)	—
Other income		9,689	—

Profit before income tax		643,167	415,529
Income tax expense	11	(231,429)	(176,782)

Net income for the period		411,738	238,747

Attributable to:
Owners of the Company		363,463	209,391
Non-controlling interest		48,275	29,356
Comprehensive income/(loss)
Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences		25,518	(23,925)

Total comprehensive income, net of tax		437,256	214,822

Attributable to:
Owners of the Company		386,012	186,770
Non-controlling interest		51,244	28,052
Earnings per share
Basic (in Russian Roubles per share)	7	7.27	4.19
Diluted (in Russian Roubles per share)	7	7.05	4.19

        This unaudited condensed consolidated interim financial information was authorized for issuance by the Company's Board of Directors on July 3, 2020 and signed by the management:

Mikhail Zhukov Chief Executive Officer	Grigorii Moiseev Chief Financial Officer

The accompanying notes are an integral part of this unaudited condensed consolidated interim financial information.

HeadHunter Group PLC

Unaudited Condensed Consolidated Interim Statement of Financial Position

As at

(in thousands of Russian Roubles)

	Note	March 31, 2020	December 31, 2019
Non-current assets
Goodwill	13	6,971,262	6,954,183
Intangible assets	13	2,623,600	2,733,417
Property and equipment	12	476,267	429,744
Equity-accounted investees		169,303	178,847
Right-of-use assets	20(i)	261,721	279,249
Deferred tax assets	11(c)	157,485	149,835
Other financial assets		25,341	25,341
Other non-current assets		22,811	22,134

Total non-current assets		10,707,790	10,772,750
Current assets
Trade and other receivables	14	67,007	57,908
Prepaid expenses and other current assets		130,671	119,249
Cash and cash equivalents	15	3,104,338	2,089,215

Total current assets		3,302,016	2,266,372

Total assets		14,009,806	13,039,122

Equity
Share capital	16	8,547	8,547
Share premium	16	1,896,875	1,863,877
Foreign currency translation reserve	16	(82,642)	(105,191)
Retained earnings		150,640	1,587,697

Total equity attributable to owners of the Company		1,973,420	3,354,930
Non-controlling interest		17,590	33,263

Total equity		1,991,010	3,388,193

Non-current liabilities
Loans and borrowings	18	3,798,227	4,064,501
Lease liabilities	20(ii)	213,387	230,802
Deferred tax liabilities	11(c)	492,015	512,804
Trade and other payables	19	3,900	4,239
Provisions		33,972	19,498
Other non-current liabilities		120,445	126,828

Total non-current liabilities		4,661,946	4,958,672
Current liabilities
Contract liabilities		2,584,278	2,367,416
Trade and other payables	19	718,265	780,219
Loans and borrowings (current portion)	18	1,439,064	1,064,554
Lease liabilities (current portion)	20(ii)	68,105	59,816
Dividends payable	16(d)	1,961,769	—
Income tax payable	11(d)	526,065	369,974
Provisions (current portion)		34,159	26,398
Other current liabilities		25,145	23,880

Total current liabilities		7,356,850	4,692,257

Total liabilities		12,018,796	9,650,929

Total equity and liabilities		14,009,806	13,039,122

The accompanying notes are an integral part of this unaudited condensed consolidated interim financial information.

HeadHunter Group PLC

Unaudited Condensed Consolidated Interim Statement of Changes in Equity

(in thousands of Russian Roubles)

	Attributable to owners of the Company
	Share capital	Share premium	Currency translation reserve	Retained earnings/ (accumulated deficit)	Total	Non- controlling interest	Total equity
Balance as at January 1, 2020	8,547	1,863,877	(105,191)	1,587,697	3,354,930	33,263	3,388,193
Net income for the period	—	—	—	363,463	363,463	48,275	411,738
Other comprehensive income	—	—	22,549	—	22,549	2,969	25,518
Management incentive agreement (Note 17(a))	—	27,679	—	—	27,679	—	27,679
Share-based payments to Board of directors (Note 23(b))	—	5,319	—	—	5,319	—	5,319
Distributions to shareholders and non-controlling interest (Note 16(d))	—	—	—	(1,800,520)	(1,800,520)	(66,917)	(1,867,437)

Balance as at March 31, 2020	8,547	1,896,875	(82,642)	150,640	1,973,420	17,590	1,991,010

Balance as at January 1, 2019	8,547	1,729,400	(66,957)	1,302,981	2,973,971	29,449	3,003,420
Net income for the period	—	—	—	209,391	209,391	29,356	238,747
Other comprehensive loss	—	—	(22,621)	—	(22,621)	(1,304)	(23,925)
Management incentive agreement (Note 17(a))	—	5,243	—	—	5,243	—	5,243
Distributions to non-controlling interest (Note 16(d))	—	—	—	—	—	(48,363)	(48,363)

Balance as at March 31, 2019	8,547	1,734,643	(89,578)	1,512,372	3,165,984	9,138	3,175,122

The accompanying notes are an integral part of this unaudited condensed consolidated interim financial information.

HeadHunter Group PLC

Unaudited Condensed Consolidated Interim Statement of Cash Flows

(in thousands of Russian Roubles)

		For the three months ended March 31,
	Note	2020	2019
OPERATING ACTIVITIES:
Net income for the period		411,738	238,747
Adjusted for non-cash items and items not affecting cash flow from operating activities:
Depreciation and amortization	12, 13, 20(i)	184,406	165,104
Net finance costs	10	99,675	141,623
Net foreign exchange (gain)/loss		(75,313)	22,641
Other non-cash items		(724)	224
Management incentive agreement, including social taxes	17	53,506	8,975
Share grant to the Board of Directors	23(b)	5,319	—
Share of loss of equity-accounted investees, net of income tax		9,544	—
Income tax expense	11	231,429	176,782
Change in trade receivables and other operating assets		(7,029)	(64,415)
Change in contract liabilities		210,117	40,090
Change in trade and other payables		(63,828)	63,714
Change in other liabilities		(8,526)	—
Income tax paid		(100,762)	(253,881)
Interest paid		(7,190)	(164,839)

Net cash generated from operating activities		942,362	374,765
INVESTING ACTIVITIES:
Acquisition of equity-accounted investee		—	(232,000)
Acquisition of intangible assets		(27,083)	(31,848)
Acquisition of property and equipment		(81,695)	(52,708)
Interest received		7,554	26,081

Net cash used in investing activities		(101,224)	(290,475)
FINANCING ACTIVITIES:
Bank and other loans repaid	18(b)	—	(515,000)
Payment for lease liabilities	20(ii)	(10,445)	(11,391)
Dividends paid to non-controlling interest	16(d)	(48,447)	(47,550)

Net cash used in financing activities		(58,892)	(573,941)

Net increase/(decrease) in cash and cash equivalents		782,246	(489,651)
Cash and cash equivalents, beginning of period		2,089,215	2,861,110
Effect of exchange rate changes on cash		232,877	(32,447)

Cash and cash equivalents, end of period		3,104,338	2,339,012

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020

1.     Reporting entity

(a)   Organization and operations

        HeadHunter Group PLC (the "Company"), together with its subsidiaries (the "Group", "We", "Our", "Ours"), is Russia's leading online recruiting website hh.ru. We help employers and job seekers in Russia connect with each other. We also operate in Belarus and Kazakhstan.

        The Company's registered office is located at 42 Dositheou Street, Strovolos, Nicosia, Cyprus.

        The Company has changed its name from Zemenik Trading Limited to HeadHunter Group PLC on March 1, 2018.

        On May 8, 2019 the Group has completed the initial public offering of American Depositary Shares, or ADSs. Each ADS represent one ordinary share of the Group. The Group's existing shareholders have offered 16,304,348 of the Group's ADSs in this offering. The initial public offering price is $13.50 per ADS. On May 10, 2019 the underwriters have exercised their option to purchase 2,445,652 additional ADSs from the existing shareholders at the public offering price, less the underwriting discount.

        After completion of the initial public offering, Highworld Investments Limited and ELQ Investors VIII Limited collectively have 62.5% of the Group's voting shares.

        The ADSs are listed on The Nasdaq Global Select Market under the symbol "HHR".

        On June 19, 2019 the Group has obtained a Russian tax residency status. As a Russian tax resident, the Group is subject to the Russian Tax Code requirements.

(b)   Business environment

        The Group's operations are primarily located in the Russian Federation. Consequently, the Group is exposed to the economic and financial markets of the Russian Federation which display the characteristics of an emerging market. The legal, tax and regulatory frameworks continue development, but are subject to varying interpretations and frequent changes which contribute together with other legal and fiscal impediments to the challenges faced by entities operating in the Russian Federation.

        Starting in 2014, the United States of America, the European Union and some other countries have imposed and expanded economic sanctions against a number of Russian individuals and legal entities. The imposition of the sanctions has led to increased economic uncertainty, including more volatile equity markets, a depreciation of the Russian rouble, a reduction in both local and foreign direct investment inflows and a significant tightening in the availability of credit. As a result, some Russian entities may experience difficulties accessing the international equity and debt markets and may become increasingly dependent on state support for their operations. The longer-term effects of the imposed and possible additional sanctions are difficult to determine.

        This unaudited condensed consolidated interim financial information reflects management's assessment of the impact of the Russian business environment on the operations and the financial position of the Group. The future business environment may differ from management's assessment.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

1.     Reporting entity (Continued)

(c)   The COVID-19 pandemic

        In March 2020, the World Health Organization has declared the spread of COVID-19 virus a global pandemic.

        In response to the COVID-19 pandemic, the Russian authorities undertook a series of measures to contain it. Across Russia, the period from March 30, 2020 to May 11, 2020 was declared a 'period of non-working days'. Measures taken on regional level depended on the degree of spread of the virus in a region. For instance, in Moscow and the Moscow area, which were hit soonest and hardest, authorities recommended companies to work from home from mid-March, and in April introduced a restriction on mobility, allowing walking only nearby to home and taking no more than two car trips a week, enforced by CCTV, and ordered non-food retail, restaurants, and other points of service to temporarily close. Some other regions of Russia also subsequently imposed similar restrictions.

        Even though some businesses continued to work from home or in a limited capacity during the 'period of non-working days', it brought a major interruption to the ordinary course of business and a significant uncertainty as to how the economy would eventually recover after the pandemic. This resulted in a significant decrease in business activities, including recruitment processes, as companies put their hiring on hold or decreased the number of new hires. As a result, the number of job postings advertised on our platform, the number of candidates browsing through our job postings database and our revenue have decreased from mid-March. From the second half of April through May and June 2020, we saw a steady recovery of activity on our platform, as restrictive measures were gradually eased. However the level of activity is yet to reach pre-pandemic levels and not all restrictions across Russia are removed.

        The Government of Russia has also introduced supportive measures. Prevention of lay-offs and sustaining households' income was pronounced a cornerstone of Government policy. Small and medium businesses and individual entrepreneurs from worst-affected industries were allowed to defer tax payments for up to 6 months and granted direct monthly financial aid in the form of a fixed payment per employee as well as interest-free loans for the purposes of paying salaries to their employees. Such benefits were provided to businesses which were not laying off staff. Corporations from the worst-affected industries were allowed to postpone their tax payments for 6 months and up to 3 years, depending on a decrease in a company's revenue. Corporations included in a list of 'backbone' enterprises could obtain subsidized low-interest debt. Measures also included compensation for medical workers contacting with COVID-19 patients, and a lump sum payment for families with children.

        We did not benefit from any of the supportive measures introduced by the Russian Government.

        In compliance with the recommendations of the authorities, we migrated to working from home from mid- March 2020, and remained fully operational during the pandemic. As a response to a decrease in revenue, we implemented various cost-cutting initiatives, including putting all non-essential hiring on hold. In order to ensure our stability, due to uncertainty in the impact of pandemic, in April 2020 we announced deferral of payment of the dividend for the year 2019 (see Notes 16(d) and 23). We have also engaged in talks with various banks to restructure our debt, aiming to have more capital management options available to us in the future.

        We see no specific immediate impact of COVID-19 on our financial position as of March 31, 2020. Our goodwill and intangible assets relate mainly to the acquisition of the Headhunter business from

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

1.     Reporting entity (Continued)

Mail.ru Group in 2016. Our analysis as of March 31, 2020 revealed no need for impairment of either goodwill or intangible assets as there is significant headroom between the fair value of the "Russia" CGU, to which the majority of assets are allocated (calculated by reference to the market share price of the Group), and the carrying value of these assets. Our property and equipment mainly relate to improvements, furniture and IT equipment in our office in Moscow, to which we intend to return soon. Our Moscow office lease expires in 2023. We do not see increase in the expected credit loss, as our cash and cash equivalents are kept with the highest-ranking Russian banks with stable credit ratings. As a natural consequence of a 'period of non-working days', some payments that would usually be made at the end of the first quarter 2020, e.g. tax payments and quarterly VTB loan repayment, shifted to the second quarter 2020. As a result, as of March 31, 2020 the current portion of our loans and borrowings were unusually high, as it included the amount of the first quarter 2020 payment, which was paid in the second quarter 2020.

        Our financial results in the second half of March 2020 and in the second quarter of 2020 were significantly affected by the COVID-19 pandemic. A decrease in the number of job postings and the number of new CV database subscriptions resulted in decrease in revenues, offset by our cost-cutting initiatives. We recently saw the start of a recovery in revenue and we are gradually removing our cost-saving restrictions.

        Our liquidity analysis based on our recent performance and current estimates shows that we have adequate resources to finance our operations for the foreseeable future.

        As at March 31, 2020 the Group was compliant with all financial and other covenants per the bank loan agreement (see Note 18(a)). Based on current projections on our future performance, we expect to remain compliant with these covenants for at least 12 months from the date when this financial information was authorised for issue. PJSC 'VTB Bank' has indicated to us their willingness to temporarily relax covenants to a degree which we expect would cover for a reasonable deviation from our current projections. We expect to be able to obtain relevant loan agreement amendments or waivers in the future, if needed.

        Our financial position, results and liquidity may be affected in the future by any further adverse developments related to COVID-19, such as a potential second wave of virus outbreak.

2.     Basis of accounting

(a)   Statement of compliance

        This unaudited condensed consolidated interim financial information has been prepared in accordance with International Accounting Standard IAS 34 Interim Financial Reporting as adopted by the International Accounting Standards Board (IASB). This unaudited condensed consolidated interim financial information does not include all of the information required for full annual financial statements and should be read in conjunction with the Group's Consolidated Financial Statements for the year ended December 31, 2019.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

2.     Basis of accounting (Continued)

(b)   Basis of measurement

        This unaudited condensed consolidated interim financial information has been prepared on the historical cost basis except for the liability for cash-settled awards and the call option which are measured at fair value on each reporting date.

(c)   Going concern

        The financial position of the Group, its cash flows, liquidity position and credit facilities are described in the primary statements and notes of this unaudited condensed consolidated interim financial information, including Note 18(a) in relation to the long-term bank loan obtained by the Group in order to finance the acquisition of a 100% ownership interest in HeadHunter from Mail.Ru Group Limited in 2016.

        Despite the expected deterioration of the Group's financial performance during the second quarter of 2020 and further uncertainties related to the COVID-19 pandemic, management reasonably assumes that the measures taken as outlined in Note 1(c) are sufficient to secure that the Group has adequate resources to continue its operations without significant disruptions for the foreseeable future, which is at least 12 months from the date when this financial information was authorised for issue. Accordingly, they are satisfied that the unaudited condensed consolidated interim financial information should be prepared on a going concern basis.

(d)   Seasonality

        We generally do not experience seasonal fluctuations in demand for our services. Prior to the impacts of COVID-19 mentioned above, our revenue remains relatively stable throughout each quarter, however, our first quarter revenue is typically slightly lower than the other quarters due to a winter holiday period in Russia, which results in lower business activity in this quarter.

3.     Functional and presentation currency

        This unaudited condensed consolidated interim financial information is presented in Russian Roubles ("RUB"), which is the Company's functional and presentation currency. Financial information presented in RUB has been rounded to the nearest thousand, except when otherwise indicated.

4.     Significant accounting policies

        The accounting policies applied in this unaudited condensed consolidated interim financial information are the same as those applied in the last annual financial statements. A number of amendments to standards are effective from January 1, 2020 but they do not have a material effect on the Group's financial statements:

  •
  Amendments to References to Conceptual Framework in IFRS Standards;

  •
  Definition of a Business (Amendments to IFRS 3);

  •
  Definition of Material (Amendments to IAS 1 and IAS 8);

  •
  Interest Rate Benchmarking Reform (Amendments to IFRS 9, IAS 39 and IFRS 7).

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

4.     Significant accounting policies (Continued)

        A number of new standards and of amendments to standards are effective for annual periods beginning after January 1, 2020 and earlier application is permitted; however, the Group has not earlier adopted the new or amended standards in preparing these condensed consolidated interim financial information.

5.     Use of estimates and judgments

        The preparation of unaudited condensed consolidated interim financial information requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from those estimates.

        Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

        The significant judgments made by management in applying the Group's accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual financial statements.

Measurement of fair values

        A number of the Group's accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

        When measuring the fair value of an asset or a liability, the Group uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

  •
  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

  •
  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

        If the inputs used to measure the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

        The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

6.     Operating segments

(a)   Basis for segmentation

        The chief operating decision-maker (CODM) of the Group is the Board of Directors and the Chief Executive Officer. The CODM reviews the Group's internal reporting in order to assess performance and allocate resources. Management has determined the operating segments based on these reports.

        The Group's operating segments are based on geography of the Group's operations. Our operating segments are "Russia", "Belarus", "Kazakhstan" and other countries. As each segment other than Russia individually comprises less than 10% of revenue, for reporting purposes we combine all segments other than Russia into "Other segments" category.

(b)   Information about reportable segments

        The CODM assesses the performance of the operating segments based on a measure of Segment Revenue and Segment Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) (non-IFRS measure). Information related to each reportable segment is set out below.

	For the three months ended March 31, 2020
(in thousands of Russian Roubles)	Russia	Other segments	Total segments	Unallocated	Eliminations	Total
External revenue	1,838,244	152,165	1,990,409	—	—	1,990,409
Inter-segment revenue	1,557	2,318	3,875	—	(3,875)	—
External expenses	(913,637)	(42,714)	(956,351)	(56,647)	—	(1,012,998)
Inter-segment expenses	(2,819)	(196)	(3,015)	—	3,015	—

Segment EBITDA	923,345	111,573	1,034,918	(56,647)	(860)	977,411

	For the three months ended March 31, 2019
(in thousands of Russian Roubles)	Russia	Other segments	Total segments	Unallocated	Eliminations	Total
External revenue	1,555,515	122,922	1,678,437	—	—	1,678,437
Inter-segment revenue	19	2,750	2,769	—	(2,769)	—
External expenses	(822,298)	(44,785)	(867,083)	(9,373)	—	(876,456)
Inter-segment expenses	(2,729)	(97)	(2,826)	—	2,826	—

Segment EBITDA	730,507	80,790	811,297	(9,373)	57	801,981

        The Group does not report total assets or total liabilities based on its operating segments.

        Goodwill is allocated to reportable segments as described in Note 13(c). Intangible assets other than goodwill are allocated primarily to "Russia" operating segment.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

6.     Operating segments (Continued)

(c)   Reconciliation of information on reportable segments to IFRS measures

        Reconciliation of Segment EBITDA to consolidated profit before income tax of the Group is presented below:

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Consolidated profit before income tax	643,167	415,529
Adjusted for:
Depreciation and amortization	184,406	165,104
Net finance costs (Note 10)	99,675	141,623
Net foreign exchange (gain)/loss	(75,313)	22,641
IPO-related costs	—	46,027
Insurance cover related to the IPO(1)	38,832	—
Other financing and transactional costs	26,039	—
Management incentive agreement (Note 17)	53,506	8,975
Grant of shares to the Board of Directors (including social taxes) (Note 23(b))	6,081	—
Share of loss of equity-accounted investees (net of income tax)	9,544	—
Restructuring costs	—	1,541
Income from depository	(8,526)	—
Other	—	541

Segment EBITDA (as presented to the CODM)	977,411	801,981

(1)
Subsequent to and in connection with our IPO, we purchased a one-year insurance policy for $2.7 million, of which we allocated $2.4 million to the cover related to our IPO, which we believe does not relate to our ordinary course of business, and $250 thousand to directors' and officers' insurance in the ordinary course of business, based on the estimate of our insurance provider. The cost of this insurance policy is expensed over the policy term on a pro-rata time basis and thus recurs in the reporting periods during its term. We may renew the policy, including the IPO-related cover, for an additional year or more.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

6.     Operating segments (Continued)

        Reconciliation of Segment External expenses to consolidated operating costs and expenses (exclusive of depreciation and amortization) of the Group is presented below:

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Consolidated operating costs and expenses (exclusive of depreciation and amortization)	1,138,619	933,540
Adjusted for:
IPO-related costs	—	(46,027)
Insurance cover related to the IPO	(38,832)	—
Other financing and transactional costs	(26,039)	—
Management incentive agreement (Note 17)	(53,506)	(8,975)
Grant of shares to the Board of Directors (including social taxes) (Note 23(b))	(6,081)	—
Restructuring costs	—	(1,541)
Other	(1,163)	(541)

Segment External expenses (as presented to the CODM)	1,012,998	876,456

(d)   Geographical information

        The geographical information below analyses the Group's revenue by country of domicile of a customer, including the Group's principal country of operations and in all foreign countries.

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Russia	1,822,369	1,541,073
All foreign countries, including:	168,040	137,364
Belarus	85,404	73,102
Kazakhstan	66,761	49,826
Other countries	15,875	14,436

	1,990,409	1,678,437

(e)   Major customers

        In all reporting periods no customer represented more than 10% of the Group's total revenue.

7.     Earnings per share

        Basic earnings per share are calculated by dividing net income attributable to the owners of the Company by the weighted average number of ordinary shares of the Company outstanding over the period.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

7.     Earnings per share (Continued)

        Diluted earnings per share are calculated by dividing the net income attributable to the owners of the Company by the weighted average number of ordinary shares outstanding over the period plus number of ordinary shares that would be issued if all existing convertible instruments, if any, were converted.

        As of the date of IPO May 8, 2019, the amended 2016 HeadHunter Unit Option Plan has become effective and fully vested. According to the plan, 75% of the awards provided by the plan will be settled in shares of the Company, which assumes issuance of up to 1,271,436 new shares over the period of 4 years from the date of the IPO (see Note 17(a)(i)).

        On May 28, 2019 and March 5, 2020 the Board of Directors has granted 300 and 41 units, respectively, under the 2018 HeadHunter Unit Option Plan, which will be settled in shares of the Company over the period of 7 years from the grant date (see Note 17(a)(ii)). The number of new shares to be issued depends on share price performance; if on March 31, 2020 all units would vest, 266,084 new shares would have been issued.

        Also, the Board of Directors granted shares to its members on May 28, 2019 as part of their remuneration, which assumes issuance of up to 20,000 new shares over the period of 1 year from the date when directorship contracts became effective, which is the date of the IPO (see Note 23(b)).

        Accordingly, 1,557,520 new shares may be issued by the Company in total as of March 31, 2020 in relation to the management incentive and Board of Directors remuneration agreements (as of March 31, 2019 the Company does not have convertible instruments).

	For the three months ended March 31,
(in thousands of Russian Roubles, except number of shares and per share amounts)	2020	2019
Net income attributable to owners of the Company	363,463	209,391
Weighted average number of ordinary shares outstanding (Note 16)	50,000,000	50,000,000
Effects of dilution from:
Share options (weighted average)	1,557,520	—
Weighted average number of ordinary shares outstanding, adjusted for the effect of dilution	51,557,520	50,000,000
Earnings per share (in Russian Roubles per share)
Basic	7.27	4.19
Diluted	7.05	4.19

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

8.     Revenue

	For the three months ended March 31,
	2020			2019
(in thousands of Russian Roubles)	Russia	Other segment	Total segments	Russia	Other segment	Total segments
Bundled Subscriptions	563,673	14,040	577,713	488,748	15,137	503,885
CV Database Access	398,521	72,065	470,586	330,116	55,531	385,647
Job Postings	724,307	57,106	781,413	596,755	45,116	641,871
Other VAS	151,743	8,954	160,697	139,896	7,138	147,034

Total revenue	1,838,244	152,165	1,990,409	1,555,515	122,922	1,678,437

        The revenue arising from non-monetary exchanges of services with customers included in the table above amounted to RUB 12,955 thousand for the three months ended March 31, 2020 (for the three months ended March 31, 2019—RUB 11,570 thousand).

        In the following table, revenue from contracts with customers of "Russia" segment is disaggregated by type of customer:

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Key Accounts in Russia
Moscow and St.Petersburg	495,398	437,363
Other regions of Russia	192,953	133,739

Sub-total	688,351	571,102
Small and Medium Accounts in Russia
Moscow and St.Petersburg	627,759	567,219
Other regions of Russia	426,407	336,771

Sub-total	1,054,166	903,990
Foreign customers of Russia segment	15,875	14,107
Other customers in Russia	79,852	66,316

Total for "Russia" operating segment	1,838,244	1,555,515

        During the three months ended March 31, 2020, our revenue increased primarily due to an increase in prices which resulted in the increase in ARPC across all customer segments, and due to an increase in the number of paying customers in our Small and Medium Accounts segment, and Key Accounts in Other Regions of Russia segment. From the mid-March 2020 our revenues were adversely affected by the decrease in employer and candidate activity on our platform on the back of COVID-19 spread and the associated government measures.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

9.     Operating costs and expenses (exclusive of depreciation and amortization)

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Personnel expenses	(581,237)	(480,161)
Marketing expenses	(317,866)	(257,745)
Subcontractor and other costs related to provision of services	(37,180)	(44,875)
Office rent and maintenance	(46,280)	(44,335)
Professional services	(79,147)	(80,851)
Insurance services	(43,173)	—
Hosting and other web-site maintenance	(12,034)	(8,712)
Other operating expenses	(21,702)	(16,861)

Operating costs and expenses (exclusive of depreciation and amortization)	(1,138,619)	(933,540)

        Contributions to state pension funds recognised within 'Personnel expenses' amounted to RUB 74,572 thousand for the three months ended March 31, 2020 (for the three months ended March 31, 2019—RUB 55,132 thousand).

10.   Finance income and costs

(a)   Finance income

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Interest on term deposits	18,991	26,073
Other finance income	167	134

Total finance income	19,158	26,207

(b)   Finance costs

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Interest accrued on bank loan (Note 18(a))	(108,235)	(152,662)
Interest accrued on other loan (Note 18(b))	—	(6,391)
Interest accrued on lease liabilities	(7,190)	(8,777)
Other finance costs	(3,408)	—

Total finance costs	(118,833)	(167,830)

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

11.   Income taxes

(a)   Amounts recognized in profit or loss

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Current year income tax expense	(259,495)	(244,899)
Origination and reversal of temporary differences	28,066	68,117

Total income tax expense	(231,429)	(176,782)

(b)   Reconciliation of effective tax rate

        As the Group generates most of its revenues and profits from operations in Russia, the Group's applicable tax rate is the Russian corporate income tax rate of 20%.

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Profit before income tax	643,167	415,529

Income tax at 20% tax rate	(128,633)	(83,106)
Effect of tax rates in foreign jurisdictions	1,240	(9,088)
Withholding tax on intra-group dividend and unremitted earnings	(11,013)	(41,466)
Unrecognized deferred tax asset	(65,971)	(20,084)
Non-deductible interest expense	—	(10,641)
Non-deductible expenses related to management incentive agreement	(10,701)	(1,795)
Other net non-taxable income and (non-deductible expense)	(16,351)	(10,602)

Total income tax expense	(231,429)	(176,782)

        The effective tax rate was 36.0% for the three months ended March 31, 2020 and 42.5% for the three months ended March 31, 2019.

        The effective tax rate for the three months ended March 31, 2020 is affected by the unrecognized deferred tax asset from the foreign exchange loss. Without this effect, the effective tax rate for the three months ended March 31, 2020 would have been 29.4%.

        The effective tax rate for the three months ended March 31, 2019 was affected by withholding tax expense associated with our tax restructuring. Without this effect, the effective tax rate for the three months ended March 31, 2019 would have been 32.6%.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

11.   Income taxes (Continued)

(c)   Recognized deferred tax assets and liabilities

        Deferred tax assets and liabilities are attributable to the following:

(in thousands of Russian roubles)	March 31, 2020	December 31, 2019
Deferred tax assets:
Unused vacation accruals	13,183	8,614
Employee benefits	5,162	13,323
Contract liabilities	145,384	135,203
Trade and other payables	4,777	7,728
Right-of-use assets and lease liabilities	5,761	4,139
Deferred tax assets netting	(16,782)	(19,172)

Total deferred tax assets	157,485	149,835

Deferred tax liabilities:
Property and equipment	(8,091)	(9,696)
Intangible assets	(8,691)	(9,476)
Intangible assets identified on acquisition*	(492,015)	(512,804)
Deferred tax liabilities netting	16,782	19,172

Total deferred tax liabilities	(492,015)	(512,804)

Net deferred tax liability	(334,530)	(362,969)

*
Acquisition of all of the outstanding equity interests of Headhunter FSU Limited, representing HeadHunter business, by Zemenik Trading Limited, which we subsequently converted into HeadHunter Group PLC, from Mail.Ru Group Limited on February 24, 2016.

        Unrecognized deferred tax assets as at March 31, 2020 were RUB 499,311 thousand (as at December 31, 2019—RUB 433,340 thousand). They relate to tax losses of the Company and its subsidiaries. Deferred tax assets have not been recognised in respect of these tax losses because it is not probable that future taxable profit will be available against which the Company and its subsidiaries can utilise the benefits therefrom. The tax losses do not expire under current Russian tax legislation.

(d)   Income tax payable

(in thousands of Russian roubles)	March 31, 2020	December 31, 2019
Current income tax payable	189,739	33,648
Provision for uncertain income tax positions	336,326	336,326

Total income tax payable	526,065	369,974

        In 2019, the Group has (a) reversed its deferred tax liability on unremitted earnings of RUB 447,034 thousand and recognized provision for uncertain tax positions of RUB 447,034 thousand

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

11.   Income taxes (Continued)

due to change in the parent company tax residency status (see note 1(a)) and applicable income tax rate on dividends and based on the Group interpretations of tax laws; (b) partially reversed its provision for uncertain tax positions totaling RUB 110,708 thousand for uncertain tax positions related to the closed tax year. As a result, the Group has recognized provision for uncertain income tax positions of RUB 336,326 thousand as at December 31, 2019.

12.   Property and equipment

(a)   Additions and disposals

        For the three months ended March 31, 2020, the Group's property and equipment additions amounted to RUB 80,705 thousand, of which RUB 49,903 thousand relates to leasehold improvements of office premises.

        For the three months ended March 31, 2019, the Group's property and equipment additions amounted to RUB 52,708 thousand, of which RUB 33,832 thousand relates to leasehold improvements of office premises.

        For the three months ended March 31, 2020 and March 31, 2019, there were no significant disposals of property and equipment.

(b)   Depreciation

        Depreciation of property and equipment comprised RUB 33,961 thousand for the three months ended March 31, 2020 (for the three months ended March 31, 2019—RUB 17,073 thousand).

(c)   Commitments for the acquisition of property and equipment

        As at March 31, 2020, the Group is committed to incur capital expenditures related to renovation of its office premises of RUB 21,991 thousand (as at December 31, 2019—RUB 9,648 thousands) and purchase of furniture and equipment of RUB 8,165 thousand (as at December 31, 2019—nil). These commitments are expected to be settled in 2020.

13.   Intangible assets and goodwill

(a)   Additions and disposals

        For the three months ended March 31, 2020, the Group has capitalized internally developed intangible assets for the amount of RUB 3,850 thousand (for the three months ended March 31, 2019—RUB 8,987 thousand).

        For the three months ended March 31, 2020, the Group acquired other intangible assets from third parties for the amount of RUB 17,781 thousand (for the three months ended March 31, 2019—RUB 22,859 thousand).

        For the three months ended March 31, 2020 and March 31, 2019, there were no significant disposals of intangible assets.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

13.   Intangible assets and goodwill (Continued)

(b)   Amortization

        Amortization of intangible assets amounted to RUB 131,637 thousand for the three months ended March 31, 2020 (for the three months ended March 31, 2019—RUB 129,576 thousand).

(c)   Goodwill

        Goodwill as at March 31, 2020 of RUB 6,971,262 thousand is attributable to the acquisition of all of the outstanding equity interests of Headhunter FSU Limited, representing HeadHunter business, by Zemenik Trading Limited, which we subsequently converted into HeadHunter Group PLC, from Mail.Ru Group Limited on February 24, 2016.

        Carrying amount of goodwill allocated to each of the CGUs:

(in thousands of Russian Roubles)	March 31, 2020	December 31, 2019
"Russia" operating segment	6,607,362	6,607,362
"Kazakhstan" operating segment	177,158	164,853
"Belarus" operating segment	186,742	181,968

Total goodwill	6,971,262	6,954,183

14.   Trade and other receivables

(in thousands of Russian Roubles)	March 31, 2020	December 31, 2019
Trade receivables	53,033	52,462
Taxes receivable	44	2,647
Other receivables	13,930	2,799

Total trade and other receivables	67,007	57,908

        The Group has recognised bad debt provisions of RUB 4,077 thousand and RUB 3,781 thousand as at March 31, 2020 and December 31, 2019, respectively.

15.   Cash and cash equivalents

(in thousands of Russian Roubles)	March 31, 2020	December 31, 2019
Bank balances	3,077,972	2,012,424
Call deposits	25,291	75,931
Petty cash	1,075	860

Total cash and cash equivalents	3,104,338	2,089,215

        Call deposits represent callable deposits with original maturities of three months or less.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

16.   Capital and reserves

(a)   Share capital

(Number of shares, unless stated otherwise)	March 31, 2020	December 31, 2019
Number of shares issued	50,000,000	50,000,000
Number of shares authorized	60,000,000	60,000,000
Par value	EUR 0.002	EUR 0.002

Share capital, RUB thousands	8,547	8,547

        The Company issued 1,000 ordinary shares on May 28, 2014 in exchange for contribution in cash of RUB 47 thousand that were allocated to Share capital and 99,000 ordinary shares on February 24, 2016 in exchange for contribution in cash of RUB 5,000,000 thousand, of which RUB 8,500 thousand were allocated to Share capital and RUB 4,991,500 thousand to Share premium.

        All shares issued are fully paid.

        On March 1, 2018 the Registrar of Companies of Cyprus registered the subdivision of the existing Company's share capital of 100,000 ordinary shares of EUR 1.00 each into 50,000,000 ordinary shares of EUR 0.002 each.

        On October 24, 2019, the shareholders approved the increase of the authorized share capital of the Company from 50,000,000 shares to 60,000,000 shares.

        See Note 24.

(b)   Ordinary shares

        The holders of ordinary shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at meetings of shareholders.

(c)   Share premium

        On January 29, 2018 the District Court of Nicosia (Cyprus) has issued a court order ratifying the reduction of the share premium of the Company by RUB 3,422,874 thousand. On February 16, 2018 the Registrar of Companies of Cyprus has registered the reduction of the Group's share premium by RUB 3,422,874 thousand based on the shareholders resolution and the court order.

        As at December 31, 2019 the share premium included a contribution of RUB 1,568,626 thousand and an amount of RUB 295,251 thousand attributable to the share-based compensation (see Note 17(a)).

        As at March 31, 2020 the share premium included a contribution of RUB 1,568,626 thousand and an amount of RUB 328,249 thousand attributable to the share-based compensation (see Note 17(a) and Note 23(b)).

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

16.   Capital and reserves (Continued)

(d)   Distributions to shareholders and non-controlling interest

(i)    Distributions to shareholders

        On March 11, 2020 the Board of Directors has approved dividend of $0.50 per share for the year ended December 31, 2019, which amounted to $25,000,000 or RUB 1,800,520 thousand. The dividends liability is included as a separate line item in the statement of financial position as of March 31, 2020. See Note 24.

(ii)   Distributions to non-controlling interest

        The Group subsidiaries in Kazakhstan and Belarus have declared dividends to the Group and to the non-controlling interest.

        Dividends declared by these entities to non-controlling shareholders amounted to RUB 66,917 thousand for the three months ended March 31, 2020 and RUB 48,363 thousand for the three months ended March 31, 2019.

        Dividends settled by these entities to non-controlling shareholders (including withholding tax) amounted to RUB 48,477 thousand for the three months ended March 31, 2020 and RUB 47,550 thousand for the three months ended March 31, 2019.

(e)   Translation reserve

        The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations.

17.   Management incentive agreement

(a)   Equity-settled awards

(i)    2016 HeadHunter Unit Option Plan

        In 2016, the shareholders of the Group established an incentive program that provides key management of the Group with rights to receive cash payments if a "liquidity event" occurs. "Liquidity event" includes either an Initial Public Offering (hereinafter—"IPO") or Sale (initial or subsequent) of the Company's shares by shareholders. The amount of payment is conditional on share price at the date of the liquidity event. In the initial plan the participants of the program were not entitled to receive shares of the Company. The Group has no liability to make cash payments to management, therefore the program was classified by the Group as equity-settled.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

17.   Management incentive agreement (Continued)

        The following awards were issued as of March 31, 2020:

Awards series	Number of units	Grant date	Exercise price (per unit)	Fair value at grant date
			RUB '000	RUB '000
Series 1	801	May 10, 2016	500	160,871
Series 2	20	September 1, 2017	500	25,511
Series 3	15	September 1, 2017	900	15,415
Series 4	12	December 1, 2017	900	13,070
Series 5	8	March 1, 2018	900	8,478
Series 6	14	May 28, 2019	500	27,671
Series 7	20	May 28, 2019	1,250	22,191

        A unit is defined in the 2016 HeadHunter Unit Option Plan as 0.005% of net proceeds from a "liquidity event".

        The fair value of the awards of Series 1—Series 5, which were granted before the completion of the IPO, was estimated at the grant date using the Black Scholes Merton ("BSM") pricing model, taking into account the terms and conditions on which the awards were granted. The fair value of the awards was calculated based on the expected business enterprise value at the grant date.

        The weighted average assumptions used in the BSM pricing model for grants made were as follows:

	Awards series
	Series 1	Series 2	Series 3	Series 4	Series 5
Expected volatility	39%	39%	39%	39%	39%
Expected dividend yield	—	—	—	—	—
Risk-free interest rate	7.7%	7.7%	7.7%	7.3%	6.4%
Expected life at grant date (years)	5.66	3.24	3.24	2.99	1.66

        Expected volatility was calculated based on actual experience of similar entities that have traded equity instruments.

        The fair value of the awards of Series 6—Series 7, which were granted after the completion of the IPO, is estimated at the grant date using the market price of the underlying shares, taking into account the terms and conditions on which the awards were granted.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

17.   Management incentive agreement (Continued)

        The movement of the awards of Series 1 - 7 were as follows:

	For the three months ended March 31,
(number of units)	2020	2019
Outstanding at beginning of the period	890	886
Granted	—	—
Forfeited	—	(30)
Exercised	—	—
Expired	—	—

Outstanding at end of the period	890	856

        In April 2018 and March 2019 the Group amended the 2016 HeadHunter Unit Option Plan. In accordance with the amended Plan, if an IPO occurs, 25% of the awards will vest on the date of IPO and will be exercised and paid by the shareholders in cash, and 18.75% will vest on each of the first, second, third and fourth anniversaries of IPO, and each will be settled in equity by the Company. The modification of the Plan did not change the classification of the awards as equity-settled.

        The modification of the Plan was not beneficial to the most participants of the program, who received awards of Series 1. The modification of the Plan was beneficial to the participants, who received awards of Series 2—Series 5. The incremental fair value of RUB 10,815 was calculated as the difference between the fair value of the initial and amended program at the modification date and will be recognized over the modified vesting period.

        In June 2019, the Group further amended the 2016 HeadHunter Unit Option Plan. As the result of this amendment, the participants of awards of Series 1—Series 7 became unconditionally entitled to additional lump sum payment. This amendment was beneficial to the participants. The fair value of the additional award of RUB 28 million was recognized in the three months ended June 30, 2019.

        As a result of completion of the IPO on May 8, 2019, the 25% of the awards of Series 1—Series 7 were vested, and subsequently exercised and settled in cash by shareholders, and on the first anniversary of the IPO on May 8, 2020, the 18.75% of the awards of Series 1—Series 7 were vested and subsequently exercised and settled by the Company in shares. See Note 24.

        Total employee expenses (excluding social taxes) arising from the 2016 HeadHunter Option Plan amounted to RUB 13,209 thousand for the three months ended March 31, 2020 and RUB 5,243 thousand for the three months ended March 31, 2019, and are included in 'Operating costs and expenses (exclusive of depreciation and amortization)' in the unaudited condensed consolidated interim statement of income and comprehensive income.

        The social taxes accrued amounted to RUB 17,699 thousand for the three month ended March 31, 2020, which are payable due to change in the parent company tax residency status (see note 1(a)), and are included in 'Operating costs and expenses (exclusive of depreciation and amortization)' in the unaudited condensed consolidated interim statement of income and comprehensive income (for the three months ended March 31, 2019—nil). The related liability of RUB 58,247 thousand (as at

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

17.   Management incentive agreement (Continued)

December 31, 2019—RUB 40,548 thousand) is presented within 'Provisions' in the statement of financial position.

(ii)   2018 Unit Option Plan

        In 2018, the shareholders of the Group established an incentive program that provides key management of the Group with rights to receive shares. The amount of payment is conditional on share price at the vesting date. The share options vest if the average share price exceed the exercise price at the vesting date and the participant remains employed on such date. The awards vest in instalments over the vesting period, being 20% after 3 years in service from the grant date and 20% annually thereafter, resulting in full vesting in 7 years. The programme assumes grant of up to 600 units, and a unit is defined as 0.005% of the number of issued ordinary shares of the Company.

        The Group has no liability to make cash payments to management, therefore the program is classified by the Group as equity-settled in this unaudited condensed consolidated interim financial information.

        The Board of Directors approved the grant of 300 units and 41 units on May 28, 2019 and March 5, 2020, respectively, under the 2018 Unit Option Plan. See Note 24.

Awards series	Number of units	Date grant approved by the Board of Directors	Exercise price (per unit)	Fair value at grant date
			USD	RUB '000
Series 1	300	May 28, 2019	13.50	265,394
Series 2	41	March 5, 2020	21.23	30,787

        The fair value of the awards is estimated at the grant date using a Monte-Carlo simulation model, taking into account the terms and conditions on which the awards were granted. The model simulates the market price of the underlying shares and compares it against the exercise price.

        The weighted average assumptions used in the Monte-Carlo pricing model for the Series 1 award installments were as follows:

	Tranche 1	Tranche 2	Tranche 3	Tranche 4	Tranche 5
Expected volatility	43%	43%	43%	43%	43%
Expected dividend yield	1.53%	1.53%	1.53%	1.53%	1.53%
Risk-free interest rate	1.74%	1.77%	1.80%	1.86%	1.92%
Expected life at grant date (years)	3	4	5	6	7
Forfeiture rate	3.39%	3.39%	3.39%	3.39%	3.39%
Fair value (per unit), in thousands of Russian Roubles	763	859	932	996	1,028
Total fair value, in thousands of Russian Roubles	44,205	49,815	54,036	57,738	59,600

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

17.   Management incentive agreement (Continued)

        The weighted average assumptions used in the Monte-Carlo pricing model for the Series 2 award installments were as follows:

	Tranche 1	Tranche 2	Tranche 3	Tranche 4	Tranche 5
Expected volatility	50%	50%	50%	50%	50%
Expected dividend yield	1.94%	1.94%	1.94%	1.94%	1.94%
Risk-free interest rate	0.29%	0.33%	0.37%	0.46%	0.55%
Expected life at grant date (years)	3	4	5	6	7
Forfeiture rate	3.39%	3.39%	3.39%	3.39%	3.39%
Fair value (per unit), in thousands of Russian Roubles	498	668	802	924	994
Total fair value, in thousands of Russian Roubles	3,946	5,292	6,355	7,319	7,875

        Expected volatility is calculated based on actual experience of similar entities that have traded equity instruments. The risk-free interest rate applied is based on U.S. Treasury yield curve in effect at the grant date. The forfeiture rate is based on historical data and current expectations and is not necessarily indicative of forfeiture patterns that may occur.

        The movement of the awards of Series 1 - 2 were as follows:

	For the three months ended March 31,
(number of units)	2020	2019
Outstanding at beginning of the period	300	—
Granted	41	—
Forfeited	—	—
Exercised	—	—
Expired	—	—

Outstanding at end of the period	341	—

        Total employee expenses (excluding social taxes) arising from the 2018 HeadHunter Option Plan amounted to RUB 14,470 thousand for the three months ended March, 2020 (nil for the three months ended March 31, 2019), and are included in 'Operating costs and expenses (exclusive of depreciation and amortization)' in the unaudited condensed consolidated interim statement of income and comprehensive income.

        The social taxes accrued amounted to RUB 600 thousand for the three month ended March 31, 2020, which are payable due to change in the parent company tax residency status (see note 1(a)), and are included in 'Operating costs and expenses (exclusive of depreciation and amortization)' in the unaudited condensed consolidated interim statement of income and comprehensive income (for the three months ended March 31, 2019—nil). The related liability of RUB 2,346 thousand (as at December 31, 2019—RUB 1,746 thousand) is presented within 'Provisions' in the statement of financial position.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

17.   Management incentive agreement (Continued)

(b)   Cash-settled awards

        In August 2017 the Group established a cash-settled management incentive program that provides the right to receive cash payments if an IPO or strategic sale (hereinafter—"the event") occurs. The amount of payment is conditional on share price at the date of the event. The Group has liability to make cash payments, therefore the program is classified by the Group as cash-settled in these unaudited condensed consolidated interim financial information.

        The awards vest in instalments over the vesting period, being 50% at the event (Award 1) and 50% after 12 months from the date of the event (Award 2).

        The Award 1 has been vested on May 8, 2019 as a result of completion of the IPO and was settled in May 2019 in the amount of RUB 19,568 thousand.

        The fair value of the awards were estimated at the grant date and at the end of each reporting period until the completion of the IPO, using the Black Scholes Merton ("BSM") pricing model, taking into account the terms and conditions on which the award was granted. Subsequent to the IPO, the price of the Group's ordinary shares on the NASDAQ Global Select Market is used to estimate the fair value of the awards.

        As of March 31, 2020 the fair value of the Award 2 amounted to RUB thousand 31,381 thousand (as of December 31, 2019—RUB 27,269 thousand). See Note 24.

        Total employee expenses (excluding social taxes) arising from the cash-settled management incentive program amounted to RUB 6,539 thousand for the three months months ended March 31, 2020 (for the three months ended March 31, 2019—RUB 3,733 thousand) and are included in 'Operating costs and expenses (exclusive of depreciation and amortization)' in the condensed consolidated interim statement of income (loss) and comprehensive income (loss). The related liability as at Match 31, 2020 of RUB 30,400 thousand (as at December 31, 2019—RUB 23,861 thousand) is presented within 'Current trade and other payables—Payables to employees' (Note 19).

        The social taxes accrued amounted to RUB 987 thousand for the three month ended March 31, 2020, which are payable due to change in the parent company tax residency status (see note 1(a)), and are included in 'Operating costs and expenses (exclusive of depreciation and amortization)' in the unaudited condensed consolidated interim statement of income and comprehensive income (for the three months ended March 31, 2019—nil). The related liability of RUB 4,590 thousand (as at December 31, 2019—RUB 3,603 thousand) is presented within 'Provisions' in the statement of financial position.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

18.   Loans and borrowings

        Loans and borrowings of the Group are presented in the table below.

(in thousands of Russian Roubles)	March 31, 2020	December 31, 2019
Long-term loans and borrowings:
Bank loan	3,798,227	4,064,501

Total	3,798,227	4,064,501

Current loans and borrowings:
Bank loan—current portion	1,330,829	1,064,554
Bank loan—interest	108,235	—

Total	1,439,064	1,064,554

(a)   Bank loan

        The Group's loans and borrowings at March 31, 2020 are represented by a RUB 7 billion bank loan facility which is provided by a major state-owned bank PJSC 'VTB Bank'. The bank loan amounting to RUB 5 billion was obtained by the Group in May 2016 to finance the acquisition of 100% ownership interest in HeadHunter from Mail.Ru Group Limited (LSE: MAIL). On October 5, 2017 the Group entered into a supplemental agreement which increased the amount of the bank loan facility from RUB 5 billion to RUB 7 billion and distributed RUB 2 billion to shareholders.

        The major terms of the loan are as follows:

  •
  Interest rate: Central Bank of Russia Key Rate + 2%;

  •
  Ultimate maturity: October 2022;

  •
  Principal financial covenants: the ratio of net debt to EBITDA (as defined in the loan agreement), the ratio of EBITDA to interest expense, the minimum amount of revenue, and the minimum amount of cash sales.

        As at March 31, 2020 the Group was compliant with all financial and other covenants per the loan agreement.

        The loan is collateralized with shares of Headhunter FSU Limited, and participation interests in Headhunter LLC (Russia) and Zemenik LLC, the above-mentioned entities being key holding and operating entities of the Group.

        The loan agreement includes various legal restrictions including change of control provisions, issuance of capital, restructuring, restrictions/consent on limits of shareholder distributions, and sale and purchase of assets.

        The carrying amounts of the bank loan approximated their fair values at each reporting date.

(b)   Other loan

        On March 13, 2019, the Group has fully repaid the loan of RUB 270 million which was obtained by the Group from an associate of the non-controlling shareholder.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

19.   Trade and other payables

(in thousands of Russian Roubles)	March 31, 2020	December 31, 2019
Non-current trade and other payables
Payables to employees	3,900	4,239

Total	3,900	4,239

Current trade and other payables
Taxes payable	368,758	424,322
Trade payables	156,355	109,487
Payables to employees	159,315	214,548
IPO-related accrued expenses	3,032	2,414
Other payables	30,805	29,448

Total	718,265	780,219

20.   Leases

        The Group leases several office premises.

(i)    Right-of-use assets

(in thousands of Russian Roubles)	2020	2019
Balance at January 1	279,249	345,051
Additions to right-of-use assets	—	6,391
Modification of right-of use assets	1,001	(496)
Depreciation charge for the year	(18,808)	(18,455)
Translation difference	279	(352)

Balance at March 31	261,721	332,140

(ii)   Lease liabilities

(in thousands of Russian Roubles)	2020	2019
Balance at January 1	290,618	343,455
New leases	—	6,391
Modification of leases	1,001	(496)
Interest on lease liabilities	7,190	8,777
Payment of interest on lease liabilities	(7,190)	(8,777)
Payment of lease liabilities	(10,445)	(11,391)
Translation difference	318	(357)

Balance at March 31	281,492	337,602

including:
Current portion	68,105	58,242
Non-current portion	213,387	279,360

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

20.   Leases (Continued)

(iii) Amounts recognized in the consolidated statement of income and comprehensive income

	For the three months ended March 31,
	2020	2019
Interest on lease liabilities	7,190	8,777
Depreciation charge on right-of-use assets	18,808	18,455
Expenses relating to short-term leases	4,295	4,251

Total	30,293	31,483

(iv)  Amounts recognized in the consolidated statement of cash flows

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Total cash outflow for leases	17,635	20,168

21.   Significant subsidiaries

	Country of incorporation	March 31, 2020	December 31, 2019
Headhunter LLC	Russia	100%	100%
Zemenik LLC	Russia	100%	100%
Headhunter FSU Limited	Cyprus	100%	100%
Headhunter KZ LLC	Kazakhstan	66%	66%
100 Rabot TUT LLC*	Belarus	50%	50%

*
The Group includes the operations of 100 Rabot TUT LLC in its condensed consolidated interim financial information because it has the power to direct the operations of the subsidiary at its own discretion and for its own benefit through the representation of the majority of the Board members by the directors of the Company.

22.   Contingencies

(a)   Insurance

        The insurance industry in the Russian Federation is in a developing state and many forms of insurance protection common in other parts of the world are not yet generally available. The Group does not have full coverage for its business interruption or third party liability in respect of damage relating to Group operations. Until the Group obtains adequate insurance coverage, there is a risk that the loss or destruction of certain assets could have a material adverse effect on the Group's operations and financial position.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

22.   Contingencies (Continued)

(b)   Taxation contingencies

        The taxation system in the Russian Federation continues to evolve and is characterised by frequent changes in legislation, official pronouncements and court decisions, which are sometimes contradictory and subject to varying interpretation by different tax authorities.

        Taxes are subject to review and investigation by a number of authorities, which have the authority to impose severe fines, penalties and interest charges. A tax year generally remains open for review by the tax authorities during the three subsequent calendar years; however, under certain circumstances a tax year may remain open longer. Recent events within the Russian Federation suggest that the tax authorities are taking a more assertive and substance-based position in their interpretation and enforcement of tax legislation.

        In addition, a number of new laws introducing changes to the Russian tax legislation have been recently adopted. In particular, starting from January 1, 2015 changes aimed at regulating tax consequences of transactions with foreign companies and their activities were introduced, such as concept of beneficial ownership of income, taxation of controlled foreign companies, tax residency rules, etc. These changes may potentially impact the Group's tax position and create additional tax risks going forward. This legislation and practice of its application is still evolving and the impact of legislative changes should be considered based on the actual circumstances.

        All these circumstances may create tax risks in the Russian Federation that are substantially more significant than in other countries. Management believes that it has provided adequately for tax liabilities based on its interpretations of applicable Russian tax legislation, official pronouncements and court decisions. However, the interpretations of the tax authorities and courts, especially due to reform of the supreme courts that are resolving tax disputes, could differ and the effect on this unaudited condensed consolidated interim financial information, if the authorities were successful in enforcing their interpretations, could be significant.

        Tax liabilities of the Group companies are determined based on the underlying assumption that they are the tax residents of the respective country of domicile and management's treatment of their beneficiary status. It is possible that the Group's approach could be challenged in certain areas. Also, in accordance with latest court practice and recent changes to the Russian tax legislation on unjustified tax benefits there is a risk that tax authorities may successfully challenge the legal form of certain transactions of the Group and apply tax treatment based on the perceived economic substance.

        Management estimated tax contingencies of approximately RUB 906 million as at March 31, 2020 connected with development of the above mentioned practices and interpretations (as at December 31, 2019—RUB 871 million).

23.   Related parties

        Before completion of the IPO, the Group was controlled by immediate parent HIGHWORLD INVESTMENTS LTD and ultimate parent ELBRUS CAPITAL FUND II, L.P. After completion of the IPO, HIGHWORLD INVESTMENTS LTD owns 37.499994% of the shares and ELQ Investors VIII Limited owns 24.999996%, and both have significant influence on the Group.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

23.   Related parties (Continued)

(a)   Transactions with Key management

        Key management comprises the Chief Executive Officer, Chief Marketing Officer, Chief Financial Officer, Chief Strategy Officer, Chief Business Development Officer, Chief Product Officer and Chief Commercial Officer, who make all key decisions regarding running the business.

        Key management received the following remuneration during reporting periods, which is included in 'Operating costs and expenses (exclusive of depreciation and amortization)' in the unaudited condensed consolidated interim statement of income and comprehensive income:

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Salary and bonus	13,948	26,290
Management incentive agreement, including related social taxes	44,599	9,390
Pension contributions	2,650	3,494
Other social contributions	961	1,507

Total remuneration	62,158	40,681

(b)   Transactions with Board of Directors

        Starting May 8, 2019, the Board of Directors comprises of nine members, including the three independent directors, who oversee the operations of the Group and supervise the policies of key management and the affairs of the Group.

        The Board of Directors received the following remuneration during reporting periods, which is included in 'Operating costs and expenses (exclusive of depreciation and amortization)' in the unaudited condensed consolidated interim statement of income and comprehensive income:

	For the three months ended March 31,
(in thousands of Russian Roubles)	2020	2019
Cash compensation	6,915	—
Equity awards, including social taxes	6,081	—
Pension contributions	882	—
Other social contributions	80	—

Total remuneration	13,958	—

(c)   Transactions with other related parties

        The Group's other related party transactions mostly relate to the provision of services to subsidiaries of our shareholders.

HeadHunter Group PLC

Notes to the Unaudited Condensed Consolidated Interim Financial Information for the three months ended March 31, 2020 (Continued)

23.   Related parties (Continued)

        The Group's transactions with other related parties are disclosed below.

(in thousands of Russian Roubles)	Services provided to related parties	Services received from related parties	Amounts owed by related parties	Amounts owed to related parties
For the three months ended and as at March 31, 2020
Subsidiaries of shareholders exercising significant influence over the Group	1,254	—	—	771

	1,254	—	—	771

For the three months ended and as at March 31, 2019
Shareholders of the Group	—	—	1,129	—
Subsidiaries of shareholders exercising significant influence over the Group	1,567	—	—	1,648

	1,567	—	1,129	1,648

        All related party transactions were made in accordance with contractual terms and conditions agreed between the parties.

24.   Subsequent events

        On April 15, 2020 the Board of Directors has taken a decision to defer the payment of the dividends due to uncertainty associated with the COVID-19 spread. See Note 16(d).

        On May 8, 2020 the Company issued 317,860 new shares, bringing the total number of issued shares to 50,317,860, and settled with this issue the 18.75% of the awards which vested on the first anniversary of the IPO under the 2016 HeadHunter Unit Option Plan. See Note 17(a)(i).

        On May 8, 2020 the Award 2 under the cash-settled management incentive program vested on the first anniversary of the IPO on May 8, 2020 and was settled in May 2020 in the amount of RUB 31,381 thousand. See Note 17(b).

        On May 26, 2020 the Board of Directors has approved the grant of 33 units under the 2018 Unit Option Plan with exercise price $18.9164. See Note 17(a)(ii).

        On June 9, 2020 Headhunter LLC (Russia), the subsidiary of the Group, has entered into the loan agreement with LLC "Skilaz" (hereinafter—Skillaz), Russian HR technology company in which the Group has 25.01% ownership. According to the agreement, Skillaz borrows RUB 50 million from its shareholders for operating purposes, including RUB 19 million from the Group, during year 2020. The Group has provided RUB 11.5 million to Skillaz under this agreement in June 2020. The loan matures in June 2022.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and neither we nor the Selling Shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2020

Prospectus

HeadHunter Group PLC

$100,000,000 of American Depositary Shares Representing
Ordinary Shares, Warrants and/or Debt Securities by the Company

and

Up to 31,250,000 American Depositary Shares Representing Ordinary Shares Offered by the Selling Shareholders

        We may offer and sell our American depositary shares ("ADSs") representing ordinary shares, warrants to purchase ordinary shares and/or debt securities from time to time in amounts, at prices and on terms that will be determined at the time of the offering. We refer to the ADSs, warrants and debt securities collectively as "securities" in this prospectus.

        In addition, the selling shareholders may offer and sell up to 31,250,000 ADSs. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

        This prospectus describes the general manner in which our securities may be offered and sold. The specific manner in which securities may be offered and sold will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

        We may, from time to time, offer to sell the securities, and the selling shareholders may, from time to time, offer the ADSs through public or private transactions, directly or through underwriters, agents or dealers, on or off The Nasdaq Global Select Market ("Nasdaq"), as applicable, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

        You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

        Our ADSs are listed on Nasdaq under the symbol "HHR." On June 29, 2020, the last reported sale price of our ADSs on Nasdaq was $23.24.

        Investing in our securities involves substantial risk. Please read "Risk Factors" beginning on page 2 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 30, 2020.

i

ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, we may from time to time offer and sell our securities, and the selling shareholders referred to in this prospectus and identified in the supplements to this prospectus may also offer and sell our ADSs in one or more offerings.

        Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total price to the public of $100,000,000. The selling shareholders may sell up to 31,250,000 ADSs in one or more offerings. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled "Plan of Distribution."

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate information by reference into this prospectus. This information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Before making your investment decision, you should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

        Except where the context otherwise requires or where otherwise indicated, the terms "HeadHunter," the "Company," "Group," "we," "us," "our," "our company" and "our business" refer to HeadHunter Group PLC, together with its consolidated subsidiaries as a consolidated entity.

        All references in this prospectus to "rubles," "RUB" or " " refer to Russian rubles, the terms "dollar," "USD" or "$" refer to U.S. dollars and the terms "€" or "euro" refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended.

        This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial statements and related notes and other financial data incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

        Neither we nor any selling shareholders have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this prospectus and any accompanying prospectus supplement is current only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

OUR COMPANY

Company Overview

        We are the leading online recruitment platform in Russia and the Commonwealth of Independent States ("CIS") and focus on connecting job seekers with employers. We offer potential employers and recruiters paid access to our extensive CV database and job postings platform. We also provide job seekers and employers with a value added services ("VAS") portfolio centered around their recruitment needs.

        Our user base consists primarily of job seekers who use our products and services to discover new career opportunities. The majority of the services we provide to job seekers are free. Our customer base consists primarily of businesses using our CV database and job posting service to fill vacancies inside their organizations.

        The quality and quantity of CVs in our database attract an increasing number of customers, which leads to more job seekers turning to us as their primary recruitment and related services provider, creating a powerful network effect that has allowed us to continuously solidify our market leadership and increase the gap between us and our competitors.

Corporate Information

        We were incorporated in Cyprus on May 28, 2014 under the Cyprus Companies Law, Cap. 113 as Zemenik Trading Limited, and our registered office is located at 42 Dositheou Street, Strovolos, Nicosia, Cyprus. Our current principal executive office is located at 9/10 Godovikova Street, Moscow, 129085, Russia. On March 1, 2018, Zemenik Trading Limited was converted from a private limited company incorporated in Cyprus into a public limited company incorporated in Cyprus, and the Company's name changed, pursuant to a special resolution at a general meeting of the shareholders, to HeadHunter Group PLC. The legal effect of this conversion under Cypriot law was limited to the change of legal form. On June 19, 2019, we completed the change of our strategic and day-to-day place of management from Cyprus to Russia, and as a result, we became a Russian tax resident.

        The principal executive office of our key operating subsidiary, Headhunter LLC, is located at 9/10 Godovikova Street, Moscow, 129085, Russia. The telephone number at this address is +7 495 974-6427. Our website address is www.hh.ru. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address as an inactive textual reference only.

 RISK FACTORS

        Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks may cause the market price of the offered securities to decline and cause you to lose all or part of your investment in the offered securities. Please also read carefully the section below entitled "Cautionary Note Regarding Forward-Looking Statements."

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

        In some cases, these forward-looking statements can be identified by words or phrases such as "believe," "may," "will," "expect," "estimate," "could," "should," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

  •
  our future financial performance, including our revenue, operating expenses and our ability to achieve and maintain profitability;

  •
  our expectations regarding the development of our industry and the competitive environment in which we operate;

  •
  the growth in the usage of our mobile platform and our ability to successfully monetize this usage;

  •
  the growth of our brand awareness and overall business; and

  •
  our ability to improve our user experience, product offerings and technology platform and product offerings to attract and retain job seekers.

        These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in "Risk Factors," including the following:

  •
  a regional or global health pandemic, including COVID-19, could severely affect our business, results of operations and financial condition due to impacts on our customers as well as impacts from actions taken to contain the disease or treat its impact and the speed and extent of the recovery;

  •
  significant competition in our markets;

  •
  our ability to maintain and enhance our brand;

  •
  our ability to improve our user experience, product offerings and technology platform to attract and retain job seekers;

  •
  our ability to respond effectively to industry developments;

  •
  our dependence on job seeker traffic to our websites;

  •
  our reliance on Russian internet infrastructure;

  •
  global political and economic stability;

  •
  concerns about computer viruses, undetected software errors and hacking;

  •
  privacy and data protection concerns;

  •
  our ability to successfully remediate the material weakness in our internal control over our financial reporting and our ability to establish and maintain an effective system of internal control over financial reporting;

  •
  our ability to effectively manage our growth; and

  •
  our ability to attract, train and retain key personnel and other qualified employees.

        We operate in an evolving environment. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        The forward-looking statements made and incorporated by reference in this prospectus relate only to events or information as of the date on which the statements are made. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference herein and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

        We will not receive any proceeds from the sale of ADSs by the selling shareholders.

 CAPITALIZATION

        The table below sets forth our cash and cash equivalents and capitalization as of March 31, 2020, derived from our unaudited condensed consolidated interim financial information.

        Investors should read this table in conjunction with our audited financial statements included in our Form 20-F for the year ended December 31, 2019 incorporated by reference herein as well as Item 3.A "Selected Consolidated Historical Financial and Other Data" and "Operating and Financial Review and Prospects" included in our Form 20-F for the year ended December 31, 2019 incorporated by reference herein.

( in thousands)	Actual as of March 31, 2020
Cash and cash equivalents	3,104,338

Loans and borrowing, including current portion	5,237,291

Shareholders' equity:
Share capital:
Ordinary shares	8,547
Share premium	1,896,875
Foreign currency translation reserve	(82,642)
Retained earnings	150,640

Total equity attributable to owners of the Company	1,973,420
Non-controlling interest	17,590

Total capitalization	7,228,301

 SELLING SHAREHOLDERS

        ELQ Investors VIII Limited and Highworld Investments Limited (the "selling shareholders") may offer and sell from time to time pursuant to this prospectus, an aggregate of up to 31,250,000 of our ADSs.

        The selling shareholders have the right to include their securities in a registration or offering effected by us under the terms of the Registration Rights Agreement, dated May 13, 2019 (the "Registration Rights Agreement"). For more information on our Registration Rights Agreement, please see Item 7.B "Related Party Transactions—Registration Rights Agreement" of our Annual Report on Form 20-F for the year ended December 31, 2019 incorporated by reference herein.

        Information about the selling shareholders, where applicable, the amount of ordinary shares owned by each selling shareholder prior to the offering, the number of ADSs to be offered by each selling shareholder and the amount of ordinary shares to be owned by each selling shareholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

        The selling shareholders may not sell any ADSs pursuant to this prospectus until we have identified the number of ADSs being offered for resale by such selling shareholders in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their ordinary shares pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

        The following is a description of the material terms of our amended and restated memorandum and articles of association (our "Articles") currently in effect and the Cyprus law insofar as they relate to the material terms of our ordinary shares. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of our Articles and the Cyprus law. The following description may not contain all of the information that is important to you and we therefore refer you to our Articles. You may obtain copies of our Articles as described under "Where You Can Find More Information" in this prospectus.

Purpose and Share Capital

        Our objects are set forth in full in Regulation 3 of our Articles.

        On March 1, 2018, our authorized and issued share capital was divided into 50,000,000 ordinary shares, with a nominal value of €0.002 per share.

        As of June 22, 2020, our share capital is divided as follows:

  •
  The authorized share capital is €120,000 divided into 60,000,000 ordinary shares with a nominal value of €0.002 per share.

  •
  The issued share capital is €100,635.72 divided into 50,317,860 ordinary shares with a nominal value of €0.002 per share.

Ordinary Shares

General

        There are no limitations on the rights to own our ordinary shares, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares under Cyprus Law or our Articles.

Voting Rights

        Holders of our ADSs representing our ordinary shares are entitled to one vote per share.

        Every shareholder will have:

  •
  one vote for every ordinary share such shareholder holds on a show of hands; and

  •
  one vote for every ordinary share such shareholder holds on a poll.

        Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by:

  •
  the chairman of such meeting;

  •
  at least three shareholders having the right to vote at the meeting present in person or by proxy;

  •
  one or more shareholders representing in aggregate at least 10% of the total voting rights of all shareholders having a right to vote at such meeting present in person or by proxy; or

  •
  one or more shareholders, present in person or by proxy, holding shares in the Company conferring a right to vote at such meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth (1/10) of the total sum paid up on all the shares conferring that right.

        Each shareholder is entitled to attend general meetings, to address the meeting and to exercise any voting rights such shareholder may have.

        A corporate shareholder may, by resolution of its directors or other governing body, authorize a person to act as its representative at general meetings, and that person may exercise the same powers as the corporate shareholder could exercise if it were an individual shareholder. No shareholder is entitled to vote at any general meeting unless all calls and other amounts payable by such shareholder in respect of shares have been fully paid.

        Shareholders may attend meetings in person or be represented by proxy authorized in writing.

        The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorized in writing, or, if the appointer is a corporation, either under seal, or under the hand of an officer or attorney duly authorized. A proxy does not need to be a shareholder.

        The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed, or a notarial certified copy of that power or authority, shall be deposited at our registered office or at such other place within Cyprus as is specified for that purpose in the notice convening the meeting at any time before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or, in the case of a poll, at any time before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

        We have not provided for cumulative voting for the election of directors.

Dividends

        We may only pay out dividends of the profits as shown in our adopted annual IFRS accounts. Under Cyprus law, we are not allowed to make distributions if the distribution would reduce our net assets below the total sum of the issued share capital and the reserves that we must maintain under Cyprus law and our Articles.

        Interim dividends can only be paid if interim accounts are drawn up showing that funds available for distribution are sufficient and the amount to be distributed may not exceed the total profits made since the end of the financial year for which the annual accounts have been drawn up, plus any profits transferred from the last financial year, and the withheld funds made of the reserves available for this purpose, minus any losses of the previous financial years and funds which must be put in reserve pursuant to the requirements of the law and our Articles.

Pre-emptive Rights

        Under the Cyprus Companies Law, each existing shareholder has a right of pre-emption to subscribe for any new shares to be issued by the Company in cash in proportion to the aggregate number of such shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares of the Company, of such shareholder, except that there are no obligatory pre-emption rights with respect to shares issued for non-cash consideration.

        Under our Articles, we have to notify all shareholders in writing of the number of ordinary shares and/or other securities giving right to the purchase of shares in the Company or which are convertible into shares of the Company, which the shareholders are entitled to acquire and the time period within which the offer, if not accepted, shall be deemed to have been rejected.

        Each shareholder will have no less than 14 calendar days following its receipt of the notice of the offer to notify us of its desire to exercise its pre-emption right on the same terms and conditions proposed in the notice. If all the shareholders do not fully exercise all their pre-emption rights, the board of directors may decide to offer and sell the remaining shares to third parties on terms not more favorable than those indicated in the notice.

        Shareholders' pre-emption rights may be waived by a resolution adopted by a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital if less than half of the issued share capital is represented and a simple majority when at least half of the issued share capital is represented. In connection with such waiver, the board of directors must present a written report indicating the reasons why the right of pre-emption should be waived and justifying the proposed issue price.

        Our shareholders have authorized the disapplication of the right of pre-emption set out above for a period of five years from the date of the completion of our initial public offering, which occurred on May 8, 2019 (the "IPO"), in connection with the issue of all newly issued ordinary shares, including, to the extent relevant, any ordinary shares issued in the form of ADSs.

Variation of Rights

        Under the Cyprus Companies Law and our Articles, generally any change to the amount of our share capital, the division of our share capital into additional classes, or any change to the rights attached to any class of shares must be approved by a separate vote of each class of shares affected by the change. Variation of class rights requires approval by a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital if less than half of the issued share capital is represented and a simple majority when at least half of the issued share capital is represented. Members voting against the variation of that class, who between them hold or represent 15% of the issued shares of that class, may apply to the court to set aside the variation.

Alteration of Capital

        The following alterations to our share capital may be effected by approval of a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital, if less than half of the issued share capital is represented, and by simple majority when at least half of the issued share capital is represented at a general meeting of our shareholders:

  •
  an increase in our authorized share capital;

  •
  the consolidation and division of any or all of our shares into shares representing a greater proportion of our share capital each;

  •
  the subdivision of all or part of our shares; and

  •
  the cancellation of any shares that have not been taken by any person at the date of the passing of the resolution.

        We may also, by special resolution of a general meeting of shareholders, reduce our share capital, any capital redemption reserve account or any share premium account. Following the adoption of a special resolution for the reduction of capital, a company must apply to the Cypriot court for ratification of such special resolution. The Cypriot court shall take into account the position of the creditors of the company in deciding whether to ratify the resolution. Once the court ratifies the resolution, the court order, together with the special resolution, are filed with the Cyprus Registrar of Companies.

Issuance of Shares

        Our Articles provide for a possibility to issue multiple classes of shares, and the share capital of the Company may be divided into multiple classes of shares. The general meeting may, pursuant to our Articles, grant authority to the board of directors to issue and allot new shares out of the authorized but unissued share capital of the Company for a period of a maximum of five years subject to any pre-emption rights in our Articles. Such power may be renewed one or more times by the general meeting for a period of time of a maximum of five years each time.

Buyback of Shares

        The Company may, subject to certain statutory requirements, terms and conditions, buy back shares in its issued share capital not exceeding 10% in nominal value of the entire issued share capital of the Company. It is noted that the relevant provisions regarding the buyback of shares under Cyprus Companies Law are vague and unclear in some respects, and their practical implication is unclear and could prevent a buyback. As the Cyprus Companies Law is drafted, these relevant provisions only apply to shares and do not clearly apply to ADSs and, therefore, there is a strong argument that the Company cannot buy back the ADSs.

Resolutions

        Cyprus Companies Law names three types of resolutions that may be submitted to a shareholder vote: ordinary resolutions, extraordinary resolutions and special resolutions.

        There is no definition of ordinary resolution in the Cyprus Companies Law. An ordinary resolution must be approved by a majority vote of shareholders having voting rights present at the meeting, voting in person or through a proxy, and the company must provide at least 14 days' advance notice of such meeting to shareholders.

        The Cyprus Companies Law defines extraordinary resolutions and special resolutions. An extraordinary resolution must be approved by at least 75% of shareholders having voting rights present at the meeting, voting in person or through a proxy, of which advance notice of at least 14 days has been duly given and specifies the intention to propose the resolution as an extraordinary resolution. A special resolution must be approved by at least 75% of shareholders having voting rights present at the meeting, voting in person or through a proxy, and the company must provide at least 21 days' advance notice of such meeting to shareholders.

        A special resolution is required, among other things, to amend our Articles, to change the name of the Company, to reduce the Company's share capital and to amend the objects of the Company.

        Certain resolutions, such as a resolution waiving pre-emption rights in respect of a new issuance of shares for cash consideration or a resolution altering our share capital, require a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital if less than half of the issued share capital is represented and a simple majority when at least half of the issued share capital is represented.

        The Cyprus Companies Law provides for the approval of certain matters requiring the 75% vote of our shareholders, including, but not limited to, the following matters:

  •
  amendments to the memorandum of association (such resolution also requires confirmation by the court);

  •
  changes to the company's name;

  •
  amendments to the company's articles of association;

  •
  the purchase of the company's own shares; and

  •
  the reduction of the company's capital (such resolution also requires confirmation by the court).

Meetings of Shareholders

        We are required to hold an annual general meeting of shareholders each year on such day and at such place as the directors may determine. The directors may, whenever they think fit, decide to convene an extraordinary general meeting. Under the Cyprus Companies Law, extraordinary general meetings can also be convened by the request of shareholders holding, at the date of the deposit of the requisition, at least 10% of such of the paid in capital of the company as at the date of the deposit carries the right of voting at general meetings of the company.

        Annual general meetings and meetings where a special resolution will be proposed can be convened by the board of directors by issuing a notice in writing specifying the matters to be discussed at least 21 days prior to the meeting. All other general meetings may be convened by the board of directors by issuing a written notice at least 14 days prior to the meeting. Meetings may be called by shorter notice and shall be deemed to have been duly called if it is so agreed:

  •
  in the case of an annual general meeting, by all the shareholders entitled to attend and vote; and

  •
  in the case of any other meeting, by shareholders representing a majority in number of the shareholders entitled to attend and vote at the meeting and that hold at least 95% in nominal value of the shares entitled to vote at the meeting.

        Pursuant to our Articles, we may give notice to a shareholder either personally or by sending it by post, email, fax to the intended recipient or to such shareholder's registered address. Where a notice is sent by post, service of the notice shall be deemed effected provided that it has been properly mailed, addressed, and posted, at the expiration of 24 hours after the same is posted. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected as soon as it is sent, provided, in the event of email, there is no notification of non-receipt, and in the event of fax, there will be the relevant transmission confirmation.

        We may give notice to the joint shareholders of a share by giving the notice to the joint shareholder first named in the register of members in respect of the share. We may give notice to the persons entitled to a share in consequence of the death or bankruptcy of a shareholder by sending it through the post in a prepaid letter addressed to them by name or by the title of representative of the deceased or trustee of the bankrupt, or by any like descriptions, at the address, if any, supplied for the purpose by the persons claiming to be so entitled or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

        Notice of every general meeting shall be given in any manner described above to:

  •
  every shareholder except those shareholders who have not supplied us a registered address for the giving of notices to them;

  •
  every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy would be entitled to receive notice of the meeting; and

  •
  our auditor.

        No other person shall be entitled to receive notices of general meetings.

        The quorum for a general meeting will consist of at least three shareholders, present in person or by proxy. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case, it shall stand adjourned to the same day of the next week, at the same time and place or on such other day and at such other time and place as the board of directors may determine, and, if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present in person or by proxy and entitled to vote, shall constitute a quorum.

        Subject to the provisions of the Cyprus Companies Law, a resolution in writing signed by all the shareholders entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting duly convened and held.

Inspection of Books and Records

        Under the Cyprus Companies Law and our Articles, our directors are required to cause our accounting books to be properly maintained with respect to:

  •
  all sums of money received and expended by us and the matters in respect of which the receipt and expenditure takes place;

  •
  all sales and purchases of goods by us; and

  •
  our assets and liabilities.

        Proper books shall not be deemed to be kept if such books of account are unable to give a true and fair view of our affairs and to explain our transactions.

        No shareholder (other than a shareholder who is also a director) will have any right of inspecting any of our accounts or books or documents except as conferred by statute or authorized by the directors or by our shareholders in general meeting.

        According to the Cyprus Companies Law, every company shall keep at its registered office a register of directors and secretary, a register of its members, a register of debentures and a register of charges and mortgages. These registers shall, except when these are duly closed, be open to the inspection of any shareholder without any charge during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, so that not less than two hours in each day are allowed for inspection).

        The books containing the minutes of proceedings of any general meeting of a company shall be kept at the registered office of the company and shall during business hours be open to the inspection of any shareholder without charge (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, so that not less than two hours in each day are allowed for inspection).

        Furthermore, any shareholder and any holder of debentures of a company are entitled to be furnished on demand, without charge, a copy of every balance sheet of the company, including every document required by law to be annexed thereto, together with a copy of the auditors' report on the balance sheet.

Board of Directors

Appointment of Directors

        Our Articles provide that unless and until otherwise determined by the Company at a general meeting, the number of directors shall be nine.

        Our Articles provide that at any time when the selling shareholders' ownership percentage in the aggregate is equal to or greater than 35%, the selling shareholders will have the right to nominate, appoint, remove and substitute five directors in the aggregate (the "Five Director Nominees"), such number to be allocated based on the selling shareholders' respective ownership percentages:

        If the selling shareholders' ownership percentages are not equal to one another, Highworld Investments Limited will be have the right to nominate, appoint, remove and substitute the number of directors equal to (a) the number of shares that Highworld Investments Limited owns, divided by the aggregate ownership percentage of the selling shareholders multiplied by (b) five (rounded to the nearest whole number), and ELQ Investors VIII Limited will have the right to nominate, appoint, remove and substitute the remaining directors of the Five Director Nominees.

        If the selling shareholders' ownership percentages are equal to one another, Highworld Investments Limited will have the right to nominate, appoint, remove and substitute three directors, and ELQ Investors VIII Limited will have the right to nominate, appoint, remove and substitute two directors.

        In addition, our Articles and the Shareholders' Agreement dated as of May 13, 2019, by and among Highworld Investments Limited and ELQ Investors VIII Limited, provide that notwithstanding anything provided in the provisions relating to the Five Director Nominees: (a) at any time when Highworld Investments Limited's ownership percentage is equal to or greater than 7%, Highworld Investments Limited will always have the right to nominate, appoint, remove and substitute one director, who will be the chairman of the board, and (b) at any time when ELQ Investors VIII Limited's ownership percentage is equal to or greater than 7%, ELQ Investors VIII Limited will always have the right to nominate, appoint, remove and substitute one director.

        Each of Highworld Investments Limited and ELQ Investors VIII Limited will have a right to appoint up to two board observers. Observers will have the express right to receive all information provided to the board and to share it with the relevant appointing shareholder, subject to duties of confidentiality. Under our Articles, each of Highworld Investments Limited and ELQ Investors VIII Limited's right to appoint an observer will terminate upon its ownership falling below 7%.

        The continuing directors may act notwithstanding any vacancy, but, if and so long as their number is reduced below the number fixed by our Articles as the necessary quorum for a board meeting, the continuing directors may act for the purpose of increasing the number of directors to that number, or of summoning a general meeting, but for no other purpose.

        Subject to special rights granted to the selling shareholders to appoint directors, our board of directors shall have power at any time to appoint any person to be a director, either to fill a vacancy or as an addition to the existing directors, but the total number of directors shall not at any time exceed the number fixed in accordance with our Articles. Any director so appointed shall hold office only until the next following annual general meeting and shall then be eligible for re-election.

        So long as Highworld Investments Limited's shareholding remaining above 7%, Highworld Investments Limited will have a right to elect the chairman of the board of directors, who will not have a tie-breaking vote.

Removal of Directors

        Under Cyprus law, notwithstanding any provision in our Articles, a director may be removed by an ordinary resolution of the general shareholders' meeting, which must be convened with at least 28 days' notice. Subject to special rights granted to the selling shareholders to appoint directors, the Company may, by ordinary resolution, of which special notice has been given in accordance with section 136 of the Cyprus Companies Law, remove any director before the expiration of his period of office notwithstanding anything in our Articles or in any agreement between the Company and such director. Such removal shall be without prejudice to any claim such director may have for damages for breach of any contract of service between him and the Company. The office of any of the directors shall be vacated or shall be precluded from being elected if the relevant person becomes, among other things, (a) bankrupt or makes any arrangements or composition with his or her creditors generally, or (b) permanently incapable or performing his or her duties due to mental or physical illness or due to his or her death.

        Highworld Investments Limited and ELQ Investors VIII Limited will have a right to remove and replace their respective nominated directors at any time.

Powers of the Board of Directors

        Our board of directors has been granted authority to manage our business affairs and may exercise all such powers of the Company as are not, by law or by our Articles, required to be exercised by the Company in a general meeting.

Proceedings of the Board of Directors

        Our board of directors may meet, adjourn, and otherwise regulate its meetings as it thinks fit, and questions arising at any meeting shall be decided by a simple majority of votes present at the meeting. Any director may, and the secretary at the request of a director shall, at any time, summon a meeting of the board. It shall be necessary to give at least a 96 hour notice of a meeting of the board to each director. A meeting may be held by telephone or other means whereby all persons present may at the same time hear and be heard by everybody else present, and persons who participate in this way shall be considered present at the meeting. In such case, the meeting shall be deemed to be held where the secretary of the meeting is located.

        The quorum necessary for the transaction of the business by our board of directors shall be determined by the board of directors, and in case it is not so determined, then at least half of the total number of directors attending a meeting in person or by an alternate shall form a quorum.

        A resolution at a duly constituted meeting of our board of directors is approved by a simple majority of votes of all the directors, unless a higher majority is required on a particular matter. The chairman does not have a second or casting vote in case of a tie. A resolution consented to in writing will be as valid as if it had been passed at a meeting of our board of directors when signed by all the directors and must be approved and executed by all the directors.

Interested Directors

        A director who is in any way directly or indirectly interested in a contract or proposed contract with us shall declare the nature of his interest at a meeting of the directors in accordance with the Cyprus Companies Law. Directors who have an interest in any contract or arrangement shall not have the right to vote (and shall not be counted in the quorum).

Notification of Shareholdings by Directors and Substantial Shareholders

        There is no requirement under our Articles or the Cyprus Companies Law for the notification of shareholdings by our directors and substantial shareholders. As none of our securities are listed on a regulated market in Cyprus or the European Union, there are no notification requirements under relevant Cyprus and European Union legislation.

Applicability of Cyprus Takeover Law and European Union Takeover Directive

Mandatory Offer Requirements

        As none of our securities are listed on a regulated market in Cyprus or the European Union, neither the Cyprus Takeover Law nor the European Union's Takeover Directive apply to purchases of our shares. Our Articles contain a mandatory tender offer provision that requires a third party acquiror that acquires, together with parties acting in concert, 30% or 50% or more of the voting rights in our shares, either in the form of shares or ADSs, to make a tender offer to all of our other shareholders and ADS holders at the highest price paid for shares in the Company by that third party (or parties acting in concert) in the preceding 12 months. However, the provision does not apply to any of our existing shareholders or their affiliates as of the date of the adoption of our Articles, which means such shareholders (including Highworld Investments Limited and ELQ Investors VIII Limited, and their respective affiliates) can individually or collectively go below 30% or 50% of the voting power and subsequently acquire more than 30% or 50% of the voting power without making a tender offer.

        For the purposes of these requirements, a person who acquires an interest in ADSs shall be taken to have acquired an interest in the underlying shares.

Relevant Provisions of Cypriot Law

        The liability of our shareholders is limited. Under the Cyprus Companies Law, a shareholder of a company is not personally liable for the acts of the company, except that a shareholder may become personally liable by reason of his or her own acts.

        As of the date of this prospectus, Cypriot law does not contain any requirement for a mandatory offer to be made by a person acquiring shares or depositary receipts of a Cypriot company, even if such an acquisition confers on such person control over such company, if neither the shares nor depositary receipts are listed on a regulated market in the EEA. Neither our shares nor depositary receipts are listed on a regulated market in the EEA.

        The Cyprus Companies Law contains provisions in respect of squeeze-out rights. The effect of these provisions is that, where a company makes a takeover bid for all the shares or for the whole of any class of shares of another company and the offer is accepted by the holders of 90% of the shares concerned, the offeror can upon the same terms acquire the shares of shareholders who have not accepted the offer, unless such persons can persuade the Cypriot courts not to permit the acquisition. If the offeror company already holds more than 10% of the value of the shares concerned, additional requirements need to be met before the minority can be squeezed out. If the company making the takeover bid acquires sufficient shares to aggregate, together with those it already holds, more than 90%, then within one month of the date of the transfer which gives the 90%, it must give notice of the fact to the remaining shareholders and such shareholders may, within three months of the notice, require the bidder to acquire their shares and the bidder shall be bound to do so upon the same terms as in the offer or as may be agreed between them or upon such terms as the court may order.

Material Differences in Cyprus Law and our Articles and Delaware Law

	Cyprus Law	Delaware Law
General Meetings	We are required to hold an annual general meeting of shareholders each year on such day and at such place as the directors may determine. The directors may, whenever they think fit, decide to convene an extraordinary general meeting.

Extraordinary general meetings may be convened at the request of the shareholders holding, at the date of the deposit of the request, at least 10% of such of the paid up share capital of the company as at the date of the deposit carries the right of voting at general meetings of the company. If the company fails to call a meeting within 21 days from the date of the request, the requestors (or any of them representing more than 50% of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months from the said date. If the company fails to hold its annual general meeting, it may be subject to fines and it may be ordered to hold a meeting by the Council of Ministers.

Annual shareholder meetings are typically held at such time or place as designated in the certificate of incorporation or the bylaws. A special meeting of shareholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws. The meeting may be held inside or outside Delaware. Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given, which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.
Quorum Requirements for General Meetings

The Cyprus Companies Law provides that a quorum at a general meeting of shareholders may be fixed by the articles of association, otherwise a quorum consists of three members. Our Articles provide that a quorum required for any general meeting consists of three shareholders, present in person or by proxy.

The certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification, the majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.

	Cyprus Law	Delaware Law
Removal of Directors

Under the Cyprus Companies Law, any director may be removed by an ordinary resolution, provided by a special notice of 28 days prior to the general meeting of the shareholders at which the request was given. The director concerned must receive a copy of the notice of the intended resolution, and that director is entitled to be heard on the resolution at the meeting.

The director concerned may make representations either orally or in writing to the company, not exceeding reasonable length, and require that the shareholders of the company be notified of such representations, either via advance notice or at the shareholders' meeting, unless a court in Cyprus determines that such rights are being abused to secure needless publicity for a defamatory matter.

Such removal shall be without prejudice to any claim such director may have for damages for breach of any contract of service between him and the company.

Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may affect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

	Cyprus Law	Delaware Law
Directors' Fiduciary Duties

Under Cyprus Companies Law, the directors of a company have certain duties towards the company and its shareholders. These duties consist of statutory duties and common law duties.

Statutory duties under the Cyprus Companies Law include, among others, the duty to cause the preparation of the financial accounts in accordance with IAS and the disclosure of directors' salaries and pensions in the company's accounts or in a statement annexed thereto.

In general, the directors of a Cyprus company owe a duty to manage the company in accordance with the provisions of applicable law and within the regulations of the memorandum and articles of association of the company, and failure to do so will lead to the directors being liable for breach of their fiduciary duties. In addition, directors must disclose any interests that they may have. They have a statutory duty to avoid any conflict of interest. This duty is imposed on those directors who are either directly or indirectly interested in a contract or proposed contract with the company. Failure to reveal the nature of their interest at a board meeting would result in the imposition of a fine and, potentially, can also cause a relevant resolution to be invalid and make a relevant director liable to the company for breach of duty.

Directors also have a duty to conduct the affairs of the company in a manner that is not oppressive to some part of the members.

Directors have a duty of care and a duty of loyalty to the corporation and its shareholders. The duty of care requires that a director act in good faith, with the care of a prudent person, and in the best interest of the corporation. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation.

Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits and ensure that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director or officer and not shared by the shareholders generally. Contracts or transactions in which one or more of the corporation's directors has an interest are allowed assuming (a) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been "fair" as to the corporation at the time it was approved.

Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction.

	Cyprus Law	Delaware Law

In addition, according to common law, directors must act in accordance with their duty of good faith and in the best interests of the company. They must exercise their powers for the particular purposes of which they were conferred and not for an extraneous purpose (for a proper purpose), and must display a reasonable degree of skill that may be expected from a person of his knowledge and experience.

Cumulative Voting	The company's articles of association can contain provisions in relation to cumulative voting. Our Articles do not contain provision on cumulative voting.	Cumulative voting is not permitted unless explicitly allowed in the certificate of incorporation.
Shareholder Action by Written Consent

According to our Articles, a resolution in writing signed by all the shareholders then entitled to receive notice of, attend and vote at general meetings shall be as valid and effective as if the same had been passed at a general meeting of the company duly convened and held.

Although permitted by Delaware law, publicly listed companies do not typically permit shareholders of a corporation to take action by written consent.

Cyprus Law	Delaware Law
Business Combinations	The Cyprus Companies Law provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholder or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers.

Under Cyprus Companies Law, arrangements and reconstructions, require:

•

the approval at a shareholders' or creditors' meeting convened by order of the court, representing a majority in value of the creditors or class of creditors or in number of votes of members or class of members, as the case may be, present and voting either in person or by proxy at the meeting; and

•

the approval of the court.

The Cyprus Companies Law allows for the merger of public companies as follows: (a) merger by absorption of one or more public companies by another public company; (b) merger of public companies by way of incorporation of a new public company; and (c) fragmentation of public companies meaning (i) fragmentation by way of absorption and (ii) fragmentation by way of incorporation of new companies. These transactions require, inter alia (and subject to requirements of other sections of the Cyprus Companies Law):

•

a majority in value of the creditors or class of creditors or in number of votes members or class of members, as the case may be, present and voting either in person or by proxy at the meeting;

Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the shareholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (a) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (b) the shares of stock of the surviving corporation are not changed in the merger and (c) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights.

	Cyprus Law	Delaware Law

•

the directors of the companies to enter into and to approve a written reorganization or division plan, as applicable;

•

the directors of the companies to prepare a written report explaining the terms of the transaction; and

•

the approval of the court.

The Cyprus Companies Law provides for the cross border merger between Cyprus companies and companies registered in another European Union jurisdiction.

Interested Shareholders	There are no equivalent provisions under the Cyprus Companies Law relating to transactions with interested shareholders. However, such transactions must be in the corporate interest of the company.

Section 203 of the Delaware General Corporation Law provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (a) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (i) the business combination or (ii) the transaction in which the stockholder becomes an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (c) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

	Cyprus Law	Delaware Law

For the purpose of Section 203, the Delaware General Corporation Law, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person's affiliates or associates, (a) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (b) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

Limitations on Personal Liability of Directors

Under the Cyprus Companies Law, a director who vacates office remains liable, subject to applicable limitation periods, under any provisions of the Cyprus Companies Law that impose liabilities on a director in respect of any acts or omissions or decisions made while that person was a director.

Under Delaware law, a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for (a) any breach of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or (d) any transaction from which the director derives an improper personal benefit.

	Cyprus Law	Delaware Law
Indemnification of Directors and Officers

Under the Cyprus Companies Law, a director shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceeding, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or under a court application under which relief is granted to him by the court.

Under Delaware law, subject to specified limitations in the case of derivative suits brought by a corporation's shareholders in its name, a corporation may indemnify any person who is made a party to any third party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of directors who were not parties to the suit or proceeding (even though less than a quorum), if the person:

•

acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

• in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware law permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

	Cyprus Law	Delaware Law

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys' fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

Appraisal Rights

There is no general concept of appraisal rights under the Cyprus Companies Law, although there are instances when a shareholder's shares may have to be acquired by another shareholder at a price ordered by the court. One such example is where a shareholder complains of oppression.

The Delaware General Corporation Law provides for shareholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the shareholder's shares, in connection with certain mergers and consolidations.

Shareholder Suits

Under Cyprus law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company's internal management. Notwithstanding this general position, Cyprus law provides that a court may, in a limited set of circumstances, allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company).

Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction that is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

	Cyprus Law	Delaware Law
Inspection of Books and Records

A shareholder and any holder of debentures of a company are entitled to be furnished on demand, without charge, with a copy of the last balance sheet of the company, including every document required by law to be annexed thereto, together with a copy of the auditors' report on the balance sheet.

Under the Delaware General Corporation Law, any shareholder may inspect, for any proper purpose, certain of the corporation's books and records during the corporation's usual hours of business.
Amendment of Governing Documents

Under the Cyprus Companies Law, a company may alter the objects contained in its memorandum by a special resolution of the shareholders of the company (approved by 75% of those present and voting) and the alteration shall not take effect until, and except in so far as, it is confirmed on petition by a court in Cyprus.

The articles of association of a company may be altered or additions may be made to it by special resolution of the shareholders of the company.

Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Dividends and Repurchases

Under Cyprus law, a company is not allowed to make distributions if the distribution would reduce its net assets below the total sum of the issued share capital and the reserves that it must maintain under Cyprus law and its memorandum and articles of association. Dividends may be declared at a general meeting of shareholders, but no dividend may exceed the amount recommended by the directors. In addition, the directors may on their own declare and pay interim dividends.

No distribution of dividends may be made when, on the closing date of the last financial year, the net assets, as set out in the company's annual accounts are, or following such a distribution would become lower than the amount of the issued share capital and those reserves which may not be distributed under law or the company's memorandum and articles of association.

Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

Cyprus Law	Delaware Law
Interim dividends can only be paid if interim accounts are drawn up showing that funds available for distribution are sufficient, and the amount to be distributed may not exceed the total profits made since the end of the last financial year for which the annual accounts have been drawn up, plus any profits transferred from the last financial year and the withheld funds made of the reserves available for this purpose, minus any losses of the previous financial years and funds which must be put in reserve pursuant to the requirements of the law and the company's memorandum and articles of association.

In general, a public company may acquire its own shares either directly, through a subsidiary or through a person acting in its name but for the account of the company, provided that the articles of association of the company allow this and as long as the conditions of the Cyprus Companies Law are met. These conditions include, inter alia, the following:

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shareholder approval via special resolution (valid for 12 months from such resolution);

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the total nominal value of shares acquired by the company, including shares previously acquired and held by the company, may not exceed 10% of the company's issued capital;

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the company must pay for shares repurchased out of the realized and non-distributable profits; and

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such repurchases may not have the effect of reducing the company's net assets below the amount of the company's issued capital plus those reserves which may not be distributed under the law or our Articles. The company may only acquire shares that have been fully paid up.

	Cyprus Law	Delaware Law

It is noted that the relevant provisions regarding the buyback of shares under Cyprus Companies Law are vague and unclear in some respects, and their practical implication is unclear and could prevent a buyback. As the Cyprus Companies Law is drafted, these relevant provisions only apply to shares and do not clearly apply to ADSs and, therefore, there is a strong argument that the company cannot buy back the ADSs.

Pre-emption Rights

Under the Cyprus Companies Law, each existing shareholder has a right of pre-emption entitling them to the right to subscribe for their pro-rata shares of any new share issuance made by the company for a cash consideration.

If all the shareholders do not fully exercise all their pre-emption rights, the board of directors may decide to offer and sell the remaining shares to third parties on terms not more favorable than those indicated in the notice.

Shareholders' pre-emption rights may be waived by a resolution adopted by a specified majority. The decision is passed by a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital. When at least half of the issued share capital is represented a simple majority will suffice. In connection with such waiver, the board of directors must present a written report indicating the reasons why the right of pre-emption should be waived and justifying the proposed issue price. Our shareholders have authorized the disapplication of the right of pre-emption set out above for a period of five years from the date of the completion of the IPO in connection with the issue of all newly issued ordinary shares, including, to the extent relevant, any ordinary shares issued in the form of ADSs and only relates to shares issued for cash consideration.

Under the Delaware General Corporation Law, shareholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Listing

        Our ADSs are listed on Nasdaq under the symbol "HHR."

Depositary

        The Depositary for our ADSs is JPMorgan Chase Bank, N.A.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        JPMorgan Chase Bank, N.A., as depositary, will register and deliver ADSs. Each ADS will represent the ordinary shares (or a right to receive ordinary shares) deposited with the custodian, as agent of the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depository's office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt ("ADR"), which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder (an "ADS holder"). This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        The Direct Registration System ("DRS") is a system administered by The Depository Trust Company ("DTC"), pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have any shareholder rights. Cyprus law governs shareholder rights. The depositary will be the holder of ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and all registered holders and beneficial owners from time to time of ADRs issued thereunder evidencing ADSs, sets out ADS holder rights as well as the rights and obligations of us and the depositary. Because the depositary or its nominee will actually be the registered owner of the ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. New York law governs the deposit agreement, the ADSs and the ADRs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement which has been filed as an exhibit to the registration statement of which this prospectus forms a part, and the form of ADR attached thereto. Directions on how to obtain copies of those documents are provided on page "Where You Can Find More Information."

Dividends and Other Distributions

How will you receive dividends and other distributions on ordinary shares?

        The depositary has agreed to distribute to ADS holders, to the extent practicable, the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses and applicable taxes or other governmental charges. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

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  Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof, on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain ADR holders and (iii) deduction of the depositary's and/or its agents' fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

        Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Material Tax Considerations." The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. The depositary will distribute only whole U.S. dollars, and cents and fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Distribution of Ordinary Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

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  Rights to Purchase Additional Ordinary Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders to the extent we timely furnish evidence satisfactory to the depositary, then it may lawfully distribute such rights. If we fail to furnish such evidence, the depositary may sell the rights if practicable and distribute the proceeds in the same way as it does with cash. If it is not practicable to sell the rights by reason of the nontransferability of the rights, limited markets therefor, their short duration or otherwise, the depositary will do nothing. In that case, the rights may lapse and you will receive no value for them.

        If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. We will then deposit the ordinary shares with the depositary, and the depositary will deliver ADSs to the persons entitled to them. The depositary will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

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  Other Distributions. The depositary will distribute to ADS holders any other securities or property that we distribute on deposited securities by any means it deems equitable and practicable. If it cannot make the distribution in that way, the depositary may sell what we distributed and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the holder's ADSs will also represent the retained items.

        The depositary is not responsible if it fails to determine that any distribution or action may be lawful or reasonably practicable. We have no obligation to register shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Shares deposited with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, the depositary will issue and ADR or ADRs in the name of or upon the order of the person or persons who made the deposit, evidencing the number of ADSs to which such person(s) is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees.

        Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

How can ADS holders withdraw the deposited securities?

        You may surrender your ADSs at the depositary's corporate trust office by turning in your ADR certificate or by provide proper instructions and documentation in the case of uncertificated ADRs held thought the depositary's direct registration system. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at such other place as you may request.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your certificated ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADRs held through the depositary's direct registration system. The depositary will cancel that certificated ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADRs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADRs requesting the exchange of uncertificated ADRs for certificated ADRs, the depositary will execute and deliver to the ADS holder an ADR certificate evidencing those ADSs.

Record Dates

        The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be) to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of voting rights at a meeting of holders of shares, to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or to receive any notice or to act in respect of other matters.

Voting Rights

How do you vote?

        ADS holders may instruct the depositary to vote the number of deposited ordinary shares their ADSs represent. After receiving voting materials from us, the depositary will, if we request in writing in a timely manner (the depositary having no obligation to take any further action if our request shall not have been received by the depositary at least 30 days prior to the date of the applicable vote or meeting) and at our expense and provided no legal prohibitions exist, distribute to registered ADR holders a notice stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the Depositary will, subject to any applicable provisions of the laws of the Republic of Cyprus and our Articles, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the shares which underlie such holder's ADSs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us. For instructions to be valid, they must reach the ADR department of the depositary by a date set by the depositary.

        Otherwise, you would not be able to exercise your right to vote unless you withdraw ordinary shares. However, you may not know about the meeting enough in advance to withdraw ordinary shares.

        The depositary will try, as far as practical, to vote or cause to be voted the ordinary shares or other deposited securities as instructed by ADS holders, insofar as practicable and permitted under the provisions of or governing deposited securities. The depositary will only vote or attempt to vote as instructed. The depositary will not itself exercise any voting discretion.

        Voting instructions will not be deemed to be received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by the depositary prior to such time. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions, for the manner in which any voting instructions are given, for the manner in which any vote is cast, or for the effect of any such vote.

Fees and Expenses

Persons to whom ADSs are issued, and persons withdrawing ordinary shares or whose ADS are cancelled or reduced for any other reason must pay:	For:
U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered

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Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property and issuances pursuant to a stock dividend, stock split, merger, exchange of securities, or any other transaction or event affecting the ADSs or the deposited securities

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
Persons depositing or withdrawing ordinary shares or surrendering ADSs, and/or to whom ADSs are issued; or ADS holders and beneficial owners must pay:	For:
U.S.$0.05 (or less) per ADS	• Any cash distribution made, or any elective cash/share dividend offered, to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs

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Distribution of securities distributed to holders of deposited securities, where such securities (or net cash proceeds from the sale of such securities in connection with a distribution) are distributed by the depositary to ADS holders

U.S.$0.05 (or less) per ADSs per calendar year (or portion thereof), which fee may be charged on a periodic basis during each calendar year and shall be assessed against ADR holders as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions)

• Depositary services
Registration or transfer fees	• Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	• SWIFT, cable, telex, facsimile transmission and delivery charges incurred at the request of persons depositing, or ADR holders delivering shares, ADRs or deposited securities
• converting foreign currency to U.S. dollars
Stock transfer or other taxes and other governmental charges	• As necessary

Any fees, charges and expenses incurred by the depositary or its agents (including, without limitation, expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) or in connection with the servicing of deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable in the same manner as described above with respect to fees for depositary services)

• As necessary

        In connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion.

        We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

        The fees and charges described above may be amended from time to time. ADR holders will receive prior notice of any increase in such fees and charges. The right of the depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the deposit agreement.

        The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-based services until its fees for these services are paid.

        In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges (including any penalties and/or interest) payable on your ADSs or on the deposited securities represented by any of your ADSs. All registered holders and beneficial owners of ADRs, and all prior holders and beneficial owners thereof, jointly and severally, agree to indemnify us, the depositary and our and the depositary's respective agents in respect of such taxes or other governmental charges. The depositary may refuse to register any transfer of your ADSs, to effect any split up or combination of ADRs, or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may deduct from any distributions owed to you, or sell deposited securities represented by your ADSs, to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

        By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, which obligations shall survive any transfer or surrender of ADSs or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then the depositary may in its discretion, and shall if reasonably requested by us, take any of the following actions:
• Change the par value of our ordinary shares

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Reclassify, split up, consolidate or cancel any of the deposited securities

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Distribute securities or other property that is not distributed to you

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Recapitalize, reorganize, merge, liquidate, become subject to a receivership, become bankrupt, or sell all or substantially all of our assets

The depositary may distribute some or all of the cash, ordinary shares or other securities or property it received, or it may sell any securities or property received and distribute the proceeds as cash. It may also amend the form of ADR, deliver additional or amended ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

The depositary may also choose not to do any of the above, in which case the cash, ordinary shares or other securities received by the depositary will become deposited securities and each ADS will automatically represent its equal share of the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for transfer or registration fees, SWIFT, cable, telex or facsimile costs, delivery charges or similar items, or prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. Such notice need not describe in detail the specific amendments effectuated thereby, provided that the notice identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders.

        Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

        The depositary may, and shall at our written direction, terminate the deposit agreement by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. The depositary may terminate the deposit agreement without notice to us, but subject to giving 30 days' notice to ADS holders, under the following circumstances: (i) in the event of our bankruptcy or insolvency, (ii) if our shares cease to be listed on an internationally recognized stock exchange, (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities.

        After termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all deposited securities to us along with a general stock power that refers to the names set forth on the ADR register and (b) provide us with a copy of the ADR register (which copy may be sent by email or by any means permitted under the notice provisions of the deposit agreement). Upon receipt of such deposited securities and the ADR register, we shall use our best efforts to issue to each ADR holder a share certificate representing the shares represented by the ADSs reflected on the ADR register in such ADR holder's name and to deliver such share certificate to the ADR holder at the address set forth on the ADR register. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement and the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs. After we receive the copy of the ADR register and the deposited securities, we shall be discharged from all obligations under the deposit agreement except (i) to distribute the shares to the ADR holders entitled thereto and (ii) for our obligations to the depositary and its agents.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary and our and the depositary's respective directors, officers, employees, agents and affiliates. It also limits our liability and the liability of the depositary and our and the depositary's respective directors, officers, employees, agents and affiliates. We, the depositary and such other parties:

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  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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  are not liable if any such party is prevented or delayed from performing its obligations under the deposit agreement, or is subject to civil or criminal penalty in connection with performing such obligations, by reason of any present or future law, rule, regulation, fiat, order or decree of the United States, the Republic of Cyprus, the Russian Federation or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond such party's direct and immediate control;

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  are not liable if such party exercises discretion permitted under the deposit agreement;

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  in the case of the depositary and its agents, are under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs;

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  in the case of us and our agents under the deposit agreement, are under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion may involve us in expense or liability, unless indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required;

  •
  are not liable for any action or inaction by such party in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting shares for deposit, any ADR holder, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, any advice or information from us.

        We, the depositary and its agents may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by us or them to be genuine and to have been signed, presented or given by the proper party or parties. None of us, the depositary or its custodian shall be liable for the failure by any ADR holder or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. We and the depositary shall not incur any liability for any tax or tax consequences that may be incurred by ADR holders or beneficial owners on account of their ownership or disposition of the ADRs or ADSs.

        The depositary is not liable for (i) acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system; (ii) the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.; (iii) the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act, nor for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale; (iv) any act or omission to act on the part of its custodian except to the extent that any ADR holder has incurred liability directly as a result of the custodian having committed fraud or willful misconduct in the provision of custodial services to the depositary, or having failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located.

        The depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of the United States,

the Republic of Cyprus, the Russian Federation or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any ADR holder or holders, any ADR or ADRs or otherwise related thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about the tax status of our company. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to the ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. Notwithstanding anything in the deposit agreement to the contrary, the depositary and its custodian may use third party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and its custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary.

        Neither we, the depositary nor any of our or its respective agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, ADR holders and beneficial owners of ADRs and ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought, subject to certain exceptions as provided in the deposit agreement.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will issue or register ADRs, register a transfer of ADRs, effect a split-up or combination of ADRs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

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  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

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  applicable charges of the depositary as described in the deposit agreement;

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  satisfactory proof of the identity of any signatory and genuineness of any signature or other information it deems necessary or proper; and

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  compliance with regulations it may establish consistent with the deposit agreement.

        The depositary may close the ADR register at any time or from time to time when it deems it expedient, and the depositary may suspend the issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of deposited securities, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by it.

Your Right to Receive Ordinary Shares Underlying your ADSs

        ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

  •
  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our ordinary shares.

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  When you owe money to pay fees, taxes and similar charges.

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  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Disclosure of Interests

        To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, ADR holders and beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions from us in respect thereof.

Consent to Jurisdiction

        In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, any action based on the deposit agreement may be instituted by the depositary in any competent court in the Republic of Cyprus, the Russian Federation and/or the United States.

        By holding an ADR or ADS or an interest therein, registered holders of ADRs and beneficial owners of ADSs each irrevocably agree that (i) any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, may be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and (ii) any legal suit, action or proceeding against or involving the depositary brought by ADR holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, may only be instituted in a state or federal court in New York, New York.

        Notwithstanding anything in the deposit agreement to the contrary, each of us, the depositary and all registered ADR holders and beneficial owners agrees that the depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the Deposit Agreement (including, without limitation, ADR holders and beneficial owners), by having the dispute referred to and finally resolved by an arbitration conducted, at the depositary's election, either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in London, England in accordance with the rules of the London Court of International Arbitration, and the language of any such arbitration shall be English; provided however, that to the extent there are specific federal securities law violation aspects to any claims against us and/or the depositary brought by any ADR holder or beneficial owner, the federal securities law violation aspects of such claims brought by an ADR holder or beneficial owner against us and/or the depositary may, at the option of such ADR holder or beneficial owner, remain in state or federal court in New York, New York and all other aspects, claims, disputes, legal suits, actions and/or proceedings brought by such ADR holder or beneficial owner against us and/or the depositary, including those brought along with, or in addition to, federal securities law violation claims, would be referred to arbitration in accordance with the deposit agreement.

Jury Trial Waiver

        In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

Direct Registration System

        The deposit agreement provides that the DRS and Profile Modification System ("Profile"), will apply to uncertificated ADSs. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office and at the offices of its custodian, the deposit agreement, the provisions of or governing deposited securities and any written communications from us, which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. The depositary will send you copies of those communications (or English translations or summaries thereof) if we ask it to. You have a right to inspect the register of holders of ADSs for the purpose of communicating with ADR holders in the interest of our business or a matter relating to the deposit agreement.

Appointment

        In the deposit agreement, each registered holder and beneficial owner of ADRs, upon acceptance of any ADSs or ADRs (or any interest therein), will be deemed for all purposes to (i) be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and (ii) appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable law and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR or ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

        Each registered holder and beneficial owner of ADRs is further deemed to acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, the ADR holders and/or beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, the ADR holders and/or beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us, the ADR holders and/or beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, and (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of our ordinary shares or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

        The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

  •
  the number of ordinary shares purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

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  the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

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  the date, if any, on and after which the warrants and the related debt securities, or ordinary shares will be separately transferable;

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  the terms of any rights to redeem or call the warrants;

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  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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  certain United States federal income tax consequences, certain Cyprus tax consequences and certain Russian tax consequences applicable to the warrants; and

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  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

        Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of ordinary shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase ordinary shares are exercised, the holders of the warrants will not have any rights of holders of the underlying ordinary shares, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the ordinary shares, if any.

 DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement. The debt securities will be issued under an indenture between us and a trustee identified in the applicable prospectus supplement, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The executed indenture will be incorporated by reference from a report of foreign private issuer on Form 6-K. We encourage you to read the indenture, because the indenture will govern your rights as a holder of debt securities. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended.

        We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

        The applicable prospectus supplement, including any applicable pricing supplement, will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

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  the title of the series;

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  the aggregate principal amount;

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  the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

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  any limit on the aggregate principal amount;

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  the date or dates on which principal is payable;

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  the interest rate or rates (which may be fixed or variable) and/or, if applicable, the method used to determine such rate or rates;

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  the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

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  the place or places where principal and, if applicable, premium and interest is payable;

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  the names of any guarantors and an outline of the contract of guarantee;

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  the names and addresses of the trustee and paying agents;

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  the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

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  the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

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  whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

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  the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

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  certain United States federal income tax consequences, certain Cyprus tax consequences and certain Russian tax consequences, including any tax effects of any original issue discount as defined in Section 1232 of the Internal Revenue Code;

  •
  the currency of denomination;

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  the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

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  if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

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  if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

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  the provisions, if any, relating to any collateral provided for such debt securities;

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  any events of default, and any provisions that require us to provide periodic evidence of the absence of a default or of compliance with the terms of the indenture;

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  the terms and conditions, if any, for conversion into or exchange for our ordinary shares;

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  the provisions, if any, restricting the declaration of dividends or requiring the creation or maintenance of any reserves or of any ratio of assets or requiring the maintenance of properties;

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  the provisions, if any, permitting or restricting the issuance of additional securities, the withdrawal of cash deposited against the issuance of additional securities, the incurring of additional debt, the release or substitution of assets securing the issue or the modification of the terms of the security;

  •
  the provisions, if any, that allow the modification of the terms of the security or the rights of the security holders;

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  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

  •
  the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our Company.

        One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material Cyprus tax, Russian tax and U.S. federal income tax considerations and other material special considerations that apply to these debt securities in the applicable prospectus supplement.

        We may issue debt securities denominated in or payable in a foreign currency or currencies. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies in the applicable prospectus supplement.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

 PLAN OF DISTRIBUTION

        We or the selling shareholders may sell the securities from time to time in any of the ways described below or in any combination thereof:

  •
  to or through underwriters or dealers;

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  through one or more agents; or

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  directly to purchasers or to a single purchaser.

        We may distribute our securities from time to time in one or more of the following ways:

  •
  at a fixed price, or prices, which may be changed from time to time;

  •
  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of our securities and any applicable restrictions.

        Each prospectus supplement will describe the terms of the offering of our securities, including the following:

  •
  the name or names of any underwriters, dealers or agents and the amounts of our securities underwritten or purchased by each of them; and

  •
  the offering price of our securities, the proceeds from the sale of our securities and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Only the agents or underwriters named in each prospectus supplement will be agents or underwriters in connection with our securities being offered thereby.

        We or the selling shareholders may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase our securities pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of our securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments which the agents, underwriters or third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. We may also use underwriters or such other third parties with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

        Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in our securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of our securities may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority.

        Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

        Our ADSs are listed The Nasdaq Global Select Market. Underwriters may make a market in our securities but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market for our securities.

        Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        There can be no assurance that we or the selling shareholders will sell any of our securities registered pursuant to the registration statement of which this prospectus or any applicable prospectus supplement forms a part.

        We will not receive any proceeds from the sale of the ADSs by the selling shareholders under this prospectus or any prospectus supplement.

        We have agreed to pay all expenses of registration incurred in connection with the offering of ADSs by the selling shareholders under this prospectus, except for any underwriting discounts, if any, selling commissions and stock transfer taxes applicable to the sale of ADSs by a selling shareholder, all of which are to be paid by the selling shareholders.

 EXPENSES OF THE OFFERING

        The following is a statement of expenses in connection with the distribution of the securities registered. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Expenses	Amount
U.S. Securities and Exchange Commission registration fee	$106,557.69
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*

Miscellaneous costs		*
Total	$106,557.69

*
To be provided by a prospectus supplement or a report of foreign private issuer on Form 6-K that is incorporated by reference into this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

        We are organized in Cyprus, and substantially all of our and our subsidiaries' assets are located outside the United States, and all members of our board of directors are resident outside of the United States. As a result, it may not be possible to effect service of process within the United States upon us or any of our subsidiaries or such persons or to enforce U.S. court judgments obtained against us or them in jurisdictions outside the United States, including actions under the civil liability provisions of U.S. securities laws. In addition, it may be difficult to enforce, in original actions brought in courts in jurisdictions outside the United States, liabilities predicated upon U.S. securities laws.

        There is no bilateral convention concerning the recognition and enforcement of U.S. judgments in Cyprus. In the absence of any bilateral treaty between Cyprus and the United States, the common law may be used to recognize a judgment of the United States courts in Cyprus. This may be done by filing a civil action in Cyprus where the cause of action will be the foreign judgment obtained by the U.S. courts.

        There is a mechanism in place for the enforcement of foreign arbitral awards under the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York, 1958) (the "Convention"), which has been ratified in Cyprus. The United States is also party to the Convention.

        Further, most of our and our subsidiaries' assets are located in Russia. Judgments rendered by a court in any jurisdiction outside Russia will generally be recognized by courts in Russia only if (i) an international treaty exists between Russia and the country where the judgment was rendered providing for the recognition of judgments in civil cases and/or (ii) a federal law of Russia providing for the recognition and enforcement of foreign court judgments is adopted. No such federal law has been passed, and no such treaty exists between Russia and the United States. Even if an applicable international treaty is in effect or a foreign judgment might otherwise be recognized and enforced on the basis of reciprocity, the recognition and enforcement of a foreign judgment will be subject to exceptions and limitations provided for in Russian law. For example, a Russian court may refuse to recognize or enforce a foreign judgment if its recognition or enforcement would contradict Russian public policy. In addition, Russian courts have limited experience in the enforcement of foreign court judgments.

        In the absence of an applicable treaty, enforcement of a final judgment rendered by a foreign court may still be recognized by a Russian court on the basis of reciprocity, if courts of the country where the foreign judgment is rendered have previously enforced judgments issued by Russian courts. There are no publicly available judgments in which a judgment made by a court in the United States was upheld and deemed enforceable in Russia. In any event, the existence of reciprocity must be established at the time the recognition and enforcement of a foreign judgment is sought, and it is not possible to predict whether a Russian court will in the future recognize and enforce on the basis of reciprocity a judgment issued by a foreign court, including a U.S. court.

        The Russian Federation is a party to the Convention, but it may be difficult to enforce arbitral awards in the Russian Federation due to a number of factors, including compliance with the procedure for the recognition and enforcement of foreign arbitral awards by Russian courts established by the Arbitrazh Procedural Code of the Russian Federation, limited experience of Russian courts in international commercial transactions, official and unofficial political resistance to enforcement of awards against Russian companies in favor of foreign investors, Russian courts' inability to enforce such orders and corruption. Furthermore, enforcement of any arbitral award pursuant to arbitration proceedings may be limited by the mandatory provisions of Russian laws relating to categories of non-arbitrable disputes and the exclusive jurisdiction of Russian courts, and specific requirements to arbitrability of certain categories of disputes, including in respect of the ADSs (i.e., specific requirements in relation to a type of an arbitral institution, arbitration rules, seat of arbitration and parties to an arbitration agreement for consideration of so-called corporate disputes in relation to

Russian companies) and the application of Russian laws with respect to bankruptcy, winding up or liquidation of Russian companies.

        Therefore, a litigant who obtains a final and conclusive judgment in the United States would most likely have to litigate the issue again in a Russian court of competent jurisdiction. The possible need to re-litigate a judgment obtained in a foreign court on the merits in the Russian Federation may also significantly delay the enforcement of such judgment. Under Russian law, certain amounts may be payable by the claimant upon the initiation of any action or proceeding in any Russian court. These amounts in many instances depend on the amount of the relevant claim.

        Shareholders may originate actions in either Russia or Cyprus based upon either applicable Russian or Cypriot laws, as the case may be.

 MATERIAL TAX CONSIDERATIONS

        The material Cyprus, Russian and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement pertaining to those securities.

 LEGAL MATTERS

        The validity of the offered securities and other and certain legal matters of Cyprus law will be passed upon for us by Antis Triantafyllides & Sons LLC. Certain matters of U.S. federal law will be passed upon for us by Latham & Watkins (London) LLP. Additional legal matters may be passed upon for us, the selling shareholders, any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

 EXPERTS

        The consolidated financial statements of HeadHunter Group PLC as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference herein in reliance upon the report of JSC "KPMG", independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The current address of JSC "KPMG" is 10 Presnenskaya Naberezhnaya, Moscow, Russia 123112.

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

        We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c) 15(d) of the Exchange Act, except for information "furnished" to the SEC which is not deemed filed and not incorporated by reference into this prospectus (unless otherwise indicated below), until the termination of the offering of securities described in the applicable prospectus supplement.

        We hereby incorporate the following documents by reference:

  •
  our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which was filed with the SEC on March 16, 2020;

  •
  our Current Report on Form 6-K, which was furnished to the SEC on March 19, 2020; and

  •
  our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2019, which was filed with the SEC on April 13, 2020.

        We also incorporate by reference any future annual reports on Form 20-F we file with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus, and any future reports on Form 6-K we furnish to the SEC during such period that are identified in such reports as being incorporated by reference in this prospectus.

        We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. Any such request should be directed to: HeadHunter Group PLC, 9/10 Godovikova Street, Moscow, 129085, Russia. These documents are also available on the Investor Relations section of our website, which is located at https://investor.hh.ru/investor-relations or as described under "Where You Can Find More Information" above. The information on our website does not constitute part of this document and is not incorporated by reference herein.

        Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

5,000,000 American Depositary Shares

Representing 5,000,000 Ordinary Shares

PROSPECTUS SUPPLEMENT
                  , 2020

Goldman Sachs & Co. LLC	Morgan Stanley	Credit Suisse	VTB Capital